As filed with the Securities and Exchange Commission on July 31, 1997


                                                      Registration No. 333-26551
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 4


                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            INTEGRAMED AMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                                   ----------

    Delaware                          8011                      06-1150326
(State or other          (Primary standard industrial        (I.R.S. employer
jurisdiction of           classification code number)     identification number)
 incorporation)

                             One Manhattanville Road
                            Purchase, New York 10577
                                 (914) 253-8000
   (Address and telephone number of Registrant's principal executive offices)

                                   ----------

                                  GERARDO CANET
                             Chairman and President
                            IntegraMed America, Inc.
                             One Manhattanville Road
                            Purchase, New York 10577
                                 (914) 253-8000
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:

       ALISON S. NEWMAN, ESQ.                          JAMES R. TANENBAUM, ESQ.
Bachner, Tally, Polevoy & Misher LLP               Stroock & Stroock & Lavan LLP
         380 Madison Avenue                               180 Maiden Lane
      New York, New York  10017                    New York, New York 10038-4982
           (212) 687-7000                                 (212) 806-5400


                                   ----------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

                                   ----------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, please check the following box.   [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            INTEGRAMED AMERICA, INC.
                              Cross-Reference Sheet
                    Pursuant to Item 501(b) of Regulation S-K

            Item and Caption                     Location in Prospectus
            ----------------                     ----------------------

1.  Forepart of Registration
    Statement and Outside Front Cover
    Page of Prospectus ...................    Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus ..................    Front and Outside Back Cover Pages

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges ..............................    Prospectus Summary; Risk Factors;
                                              Consolidated Financial Statements

4.  Use of Proceeds ......................    Prospectus Summary; Use of
                                              Proceeds

5.  Determination of Offering Price ......    Outside Front Cover Page; Risk
                                              Factors; Plan of Distribution

6.  Dilution .............................    Risk Factors; Dilution

7.  Selling Security Holders .............    *

8.  Plan of Distribution .................    Outside Front Cover Page; Plan of
                                              Distribution

9.  Description of Securities to be
    Registered ...........................    Outside Front Cover Page;
                                              Description of Capital Stock

10. Interests of Named Experts
    and Counsel ..........................    *

11. Information With Respect to
    the Registrant .......................    Prospectus Summary; Risk Factors;
                                              Selected Consolidated and Pro
                                              Forma Financial Data; Unaudited
                                              Pro Forma Combined Financial
                                              Information; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations; Business; Management;
                                              Certain Transactions; Principal
                                              Stockholders; Description of
                                              Capital Stock; Shares Eligible for
                                              Future Sale; Consolidated
                                              Financial Statements

12. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities ..........     *

----------
*    Not applicable.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 31, 1997


PROSPECTUS

                                6,400,000 Shares

                                     [LOGO]
                                  INTEGRAMED(R)
                                     AMERICA

                                  Common Stock

                                   ----------


     All of the 6,400,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by IntegraMed America, Inc. (the "Company"). The Common Stock is quoted on the Nasdaq National Market under the symbol "INMD." On July 28, 1997, the last reported sale price of the Common Stock, as quoted on the Nasdaq National Market, was $1.50 per share. See "Price Range of Common Stock."


                                   ----------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                             Price to        Placement Agent       Proceeds to
                              Public            Fees (1)         Company (2)(3)
--------------------------------------------------------------------------------
Per Share.............        $                    $                   $
--------------------------------------------------------------------------------
Total .............        $                    $                   $
================================================================================

(1) The Common Stock is being offered on an all or none basis by the Company to selected institutional investors. Vector Securities International, Inc. (the "Placement Agent") has been retained to act, on a best efforts basis, as agent for the Company in connection with the arrangement of this transaction. The Company has agreed to pay the Placement Agent a fee in connection with the arrangement of this transaction and reimburse the Placement Agent for certain out-of-pocket expenses. The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2)  The  termination  date of the  offering  is             , 1997,  subject to
     extension by mutual agreement of the Company and the Placement Agent. Prior to the closing date of this best efforts, all or nothing, offering all investor funds will promptly be placed in escrow with Citibank, N.A., as escrow agent for funds collected in connection with the offering (the "Escrow Agent"), in an escrow account established for the benefit of the investors. Upon receipt of notice from the Escrow Agent that investors have affirmed purchase of the Common Stock and deposited the requisite funds in the escrow account, the Company will deposit with The Depository Trust Company ("DTC") the shares of Common Stock to be credited to the accounts of the investors and will collect the investor funds from the Escrow Agent. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited with the Escrow Agent will promptly be returned to the investors. See "Plan of Distribution."

(3)  Before deducting expenses payable by the Company estimated at $        .

                                   ----------

                      Vector Securities International, Inc.

                   The date of this Prospectus is         , 1997

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors" and the other risks described in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors."

                                   The Company

     IntegraMed America, Inc. (the "Company") is a physician practice management company specializing in women's health care, with a focus on infertility and assisted reproductive technology ("ART") services as well as health care services to peri- and post-menopausal women. The Company provides management services to a nationwide network of medical providers that currently consists of ten sites (each, a "Network Site"). Each Network Site consists of a location or locations where the Company has a management agreement with a physician group or hospital (each, a "Medical Practice") which employs the physicians or where the Company directly employs the physicians. In February 1997, the Company entered into a management agreement, effective following the completion of this offering, with Fertility Centers of Illinois, S.C. ("FCI"), one of the largest providers of infertility and ART services in the United States (the "Pending Acquisition"). Upon consummation of the Pending Acquisition, the Company's network will consist of 11 Network Sites and 21 locations.

     Until 1996, the Company was focused exclusively on providing management services to Medical Practices in the area of infertility and ART services. During 1996, the Company, with the acquisition of a medical practice in Florida, broadened its focus to include health care services to peri- and post-menopausal women (ages 40-50 and over 50, respectively). As a result, the Company established two divisions: the Reproductive Science Center Division (the "RSC Division"), which provides management services to Medical Practices focused on infertility and ART services, and the Adult Women's Medical Division (the "AWM Division"), which provides management services to Medical Practices focused on health care services for peri- and post-menopausal women. The nine RSC Network Sites are managed by the Company, while the AWM Network Site is owned by the Company.

     The Company provides comprehensive management services to support the Medical Practices in each of its divisions. In particular, the Company provides
(i) administrative services, including accounting and finance, human resource functions and purchasing supplies and equipment, (ii) access to capital, (iii) marketing and practice development, (iv) information systems and assistance in developing clinical strategies and (v) access to technology. These services allow the physicians to devote a greater portion of their efforts and time to meeting the medical needs of their patients, which the Company believes leads to improved clinical outcomes and greater patient satisfaction at lower costs.

     The market for infertility and reproductive health care services is large and fragmented. In the United States, approximately 9% of women between the ages of 15 and 44, or 5.3 million women, have impaired fertility and approximately
2.3 million of these women seek care in any year. Expenditures in 1995 relating to infertility exceeded $1 billion. In the United States, approximately 38,000 obstetricians and gynecologists ("OB/GYNs") provide initial diagnostic and first line treatment services, while approximately 600 reproductive endocrinologists practicing at approximately 300 facilities provide ART services. The Company believes that the large number of potential patients and fragmented nature in which infertility and ART services are provided create a significant opportunity to expand the number of Network Sites in the RSC Division.

     The RSC Division currently provides management services to nine Network Sites. The Medical Practices at these Network Sites provide conventional infertility and ART services to infertile couples seeking to have a baby. Conventional infertility services include diagnostic tests performed on the female, such as endometrial biopsy, laparoscopy/hysteroscopy examinations and hormone tests, and diagnostic tests performed on the male, such as semen analysis and tests for sperm antibodies. The physicians at the RSC Network Sites consult with a couple and advise them as to the treatment that has the greatest probability of success in light of the couple's specific infertility problem. At this point, the couple may undergo conventional infertility treatment

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

or, if appropriate, may directly undergo ART treatment. Conventional infertility treatments include fertility drug therapy, tubal surgery, and intrauterine insemination, while ART services include, among others, in vitro fertilization, frozen embryo transfer and donor egg programs.

     The Company's efforts in the adult women's health care area are focused on peri- and post-menopausal women. In the United States, there are over 30 million peri-menopausal women and over 47 million post-menopausal women. An additional 39 million women in the United States will reach age 50 over the next ten years. When many women reach menopause, they suffer from estrogen deficiency, a condition that has been associated with osteoporosis, cardiovascular disease, and metabolic and endocrine disorders. In addition, women in menopause are at increased risk for various cancers, urinary incontinence, and visual and hearing disorders. Furthermore, women in menopause frequently experience psychological disorders, such as depression. Traditionally, estrogen deficiency has been treated by OB/GYNs with hormone replacement therapy, while the additional conditions associated with menopause have been treated by a disconnected array of other physicians, often leading to increased patient inconvenience and higher costs. As a result, the Company believes there is a significant unmet medical need for a comprehensive diagnostic and treatment approach to the broad range of medical conditions that emerge in peri- and post-menopausal women.

     The AWM Division currently consists of one Network Site that represents the clinical care model for future Network Sites. The AWM Network Site focuses on the identification and treatment needs of peri- and post-menopausal women and incorporates both preventative and curative health care. The AWM Network Site combines specialty physicians and other health professionals to offer a multi-disciplinary approach to the diagnosis and treatment of health care problems common to peri- and post-menopausal women. The AWM Division also contracts with major pharmaceutical companies to conduct clinical testing of new drugs to treat adult women's health care problems and promotes educational programs for women relating to menopausal issues.

     In establishing a Network Site, the Company typically acquires certain assets of a Medical Practice and enters into a long-term management agreement with such Medical Practice. Typically, a management agreement obligates the Company to pay a fixed sum for the exclusive right to manage the Medical Practice. A typical management agreement further provides that all patient medical care at a Network Site is provided by the physicians at the Medical Practice and that the Company generally is responsible for the management and operation of all other aspects of the Network Site.

     Concerns over the accelerating costs of health care have resulted in increased pressures from payors, including governmental entities and managed care organizations, on providers of physician services to provide cost-effective health care. In addition, such payors typically desire to share the risk of providing services with the medical provider. This focus on cost-containment and financial risk sharing has placed physician groups and sole practitioners at a significant competitive disadvantage, particularly in the fields of infertility and ART services and adult women's health care. Physicians providing health care in these areas are challenged by the increasingly high level of specialized skills and technology required for comprehensive patient treatment, the capital-intensive nature of acquiring and maintaining state-of-the-art medical equipment and facilities, the need to develop and maintain management information systems, and the need for seven-days-a-week service to optimize the outcomes of patient treatments. As a result, physicians are increasingly seeking to affiliate with larger organizations, including physician practice management companies.

     The Company's strategy is to develop, manage and integrate a nationwide network of Medical Practices providing high quality, cost-effective women's health care services. The primary elements of the Company's strategy include establishing additional Network Sites, further developing the AWM Division, increasing revenues and operating efficiencies at the Network Sites, and developing a nationwide, integrated information system.

      The Company was incorporated in Delaware on June 4, 1985 under the name IVF Australia (USA), Ltd. Its name was changed to IVF America, Inc. in April 1992 and to IntegraMed America, Inc. in June 1996. As used in this Prospectus, unless the context otherwise requires, the "Company" refers to IntegraMed America, Inc., a Delaware corporation, and its six wholly-owned subsidiaries. The Company's executive offices are located at One Manhattanville Road, Purchase, New York 10577, and its telephone number is (914) 253-8000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common Stock offered...................   6,400,000 shares

Common Stock to be outstanding
   after the offering..................   17,317,009 shares (1)

Use of proceeds........................   To consummate  the Pending Acquisition
                                          and for  working  capital  and generaL
                                          corporate purposes, including possible
                                          future   acquisitions.  See   "Use  of
                                          Proceeds."

Nasdaq National Market symbol..........   INMD

                Summary Consolidated and Pro Forma Financial Data
                     (In thousands, except per share data)

                                                                                  Three Months Ended
                                          Years Ended December 31,                     March 31,
                         -----------------------------------------------------    ------------------
                           1992         1993       1994       1995      1996        1996      1997
                         --------     --------   --------   --------   -------    --------  --------
                                                                                      (Unaudited)
Statement of
   Operations Data:
Revenues, net .......... $ 13,806     $ 16,025   $ 17,578   $ 16,711   $ 18,343   $ 4,175   $ 5,088
Medical Practice
   retainage ...........    3,936        4,605      3,824      3,063      2,680       794       396
                         --------     --------   --------   --------   --------   -------   -------
Revenues after
   Medical Practice
   retainage ...........    9,870       11,420     13,754     13,648     15,663     3,381     4,692
Costs of services
   rendered ............    7,257       10,222     10,998      9,986     12,398     2,563     3,615
                         --------     --------   --------   --------   --------   -------   -------
Network Sites'
   contribution ........    2,613        1,198      2,756      3,662      3,265       818     1,077
General and
   administrative
   expenses ............    2,071        3,079      3,447      3,680      4,339       855       918
Equity in loss of
   Partnerships (4) ....      876        1,793       --         --         --        --        --
Total other (income)
   expenses (including
   income taxes) .......    1,622          923        123        (88)       416        37       204
                         --------     --------   --------   --------   --------   -------   -------
Net (loss) income ......   (1,956)      (4,597)      (814)        70     (1,490)      (74)      (45)
Less: Dividends
   accrued and/or
   paid on
   Preferred Stock .....     --            748      1,146        600        132       154        33
                         --------     --------   --------   --------   --------   -------   -------
Net (loss) income
   applicable
   to Common Stock ..... $ (1,956)    $ (5,345)  $ (1,960)  $   (530)  $ (1,622)  $  (228)  $   (78)
                         ========     ========   ========   ========   ========   =======   =======
Net (loss) income
   per share
   of Common Stock
   before
   consideration
   for induced
   conversion of
   Preferred
   Stock (5) ........... $  (0.94)(6) $  (2.01)  $  (0.32)  $  (0.09)  $  (0.21)  $ (0.04)  $ (0.01)
                         ========     ========   ========   ========   ========   =======   =======
Weighted average
   number of shares
   of Common Stock
   outstanding .........    2,042(6)     2,654      6,081      6,087      7,602     6,087     9,544
                         ========     ========   ========   ========   ========   =======   =======

                                              Pro Forma
                          -------------------------------------------------
                                          Combined Company,
                             Combined          Recent          Combined
                              Company       Acquisitions        Company
                            and Recent      and Pending       and Pending
                          Acquisitions(2)  Acquisition(3)    Acquisition(3)
                          ---------------  --------------    --------------
                                   Year Ended              Three Months Ended
                               December 31, 1996             March 31, 1997
                               -----------------             --------------
                                   (Unaudited)                 (Unaudited)
Statement of
   Operations Data:
Revenues, net ..........   $ 21,665           $ 27,685            $ 6,480
Medical Practice
   retainage ...........      2,680              2,680                396
                           --------           --------            -------
Revenues after
   Medical Practice
   retainage ...........     18,985             25,005              6,084
Costs of services
   rendered ............     15,534             20,428              4,661
                           --------           --------            -------
Network Sites'
   contribution ........      3,451              4,577              1,423
General and
   administrative
   expenses ............      4,339              4,339                918
Equity in loss of
   Partnerships (4) ....       --                 --                 --
Total other (income)
   expenses (including
   income taxes) .......        727              1,194                325
                           --------           --------            -------
Net (loss) income ......     (1,615)              (956)               180
Less: Dividends
   accrued and/or
   paid on
   Preferred Stock .....        132                132                 33
                           --------           --------            -------
Net (loss) income
   applicable
   to Common Stock .....   $ (1,747)          $ (1,088)           $   147
                           ========           ========            =======
Net (loss) income
   per share
   of Common Stock
   before
   consideration
   for induced
   conversion of
   Preferred
   Stock (5) ...........   $  (0.21)          $  (0.08)           $  0.01
                           ========           ========            =======
Weighted average
   number of shares
   of Common Stock
   outstanding .........      8,224             13,598(7)         14,918(7)
                           ========           ========            =======


                                     As of
                                  December 31,                      As of
                                     1996                       March 31, 1997
                                 -------------    --------------------------------------------
                                                                   Pro Forma
                                                                   Combined
                                                                    Company
                                                                  and Pending      Pro Forma
                                   Actual           Actual      Acquisition(8)  As Adjusted(9)
                                   ------         ----------    --------------  --------------
                                                  (Unaudited)     (Unaudited)     (Unaudited)
Balance Sheet Data:
Working capital (10) .........    $  7,092         $ 5,791          $ 5,441         $ 7,641
Total assets (10) ............      20,850          20,989           29,939          31,789
Total indebtedness (11) ......       2,553           2,769            2,769           2,769
Accumulated deficit ..........     (21,190)        (21,235)         (21,235)        (21,235)
Shareholders' equity .........      14,478          14,997           23,597          25,797

(See footnotes on following page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Includes an estimated 1,142,857 shares of Common Stock to be issued in connection with the Pending Acquisition. Does not include (i) 490,441 shares of Common Stock issuable upon conversion of the Company's Series A Cumulative Convertible Preferred Stock, $1.00 par value per share (the "Convertible Preferred Stock"), (ii) 750,178 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.31 per share, (iii) 1,052,650 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.84 per share, (iv) 332,454 shares of Common Stock reserved for future option grants under the Company's stock option plans,
     (v) 125,000 shares of Common Stock reserved for issuance pursuant to the Company's 1994 outside director stock purchase plan (the "Outside Director Stock Purchase Plan"), (vi) an estimated 101,587 shares issuable upon exercise of a warrant (the "Advisor Warrant") to be granted to Vector Securities International, Inc. in connection with advisory services provided to the Company relating to the Pending Acquisition and (vii) shares which may be issued, at the physician's option, in partial payment of the contingent purchase price relating to the acquisition of certain assets of and the right to manage a physician group practice in San Diego, California in June 1997 (the "San Diego Acquisition"). See "Management -- Stock Option Plans," "-- Outside Director Stock Purchase Plan," "Description of Capital Stock," "Plan of Distribution," "Shares Eligible For Future Sale" and Note 12 of Notes to the Company's Consolidated Financial Statements.

(2) Gives effect to the acquisitions described under "Business -- The Network Sites -- Recent Acquisitions" (the "Recent Acquisitions") (other than the San Diego Acquisition) as if each had occurred on January 1, 1996. See "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Recent Acquisitions."

(3) Gives effect to the Pending Acquisition as if it had occurred on January 1, 1996, with respect to the year ended December 31, 1996, and January 1, 1997, with respect to the three months ended March 31, 1997. There can be no assurance that the Pending Acquisition will be consummated. See "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Pending Acquisition."

(4) In 1993, the Company dissolved its 50% interests in two partnerships which had been accounted for under the equity method. The management fees therefrom were reported under "Revenues, net" in the Consolidated Statement of Operations.

(5) See Note 11 of Notes to the Company's Consolidated Financial Statements regarding the impact of the Company's conversion offer of the Convertible Preferred Stock in July 1996 on net loss per share in 1996.

(6) Includes a reduction of $29,000 to net loss related to interest on promissory notes and an adjustment of 35,000 shares to the weighted average number of shares of Common Stock outstanding related to outstanding stock options.

(7) Includes 5,373,626 shares of Common Stock assumed to be issued by the Company at the beginning of the applicable period to finance the entire cost of the Pending Acquisition. See "Unaudited Pro Forma Combined Financial Information."

(8) Gives effect to the Pending Acquisition as if it had occurred on March 31, 1997. There can be no assurance that the Pending Acquisition will be consummated. See "Use of Proceeds," "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Pending Acquisition."

(9) Adjusted to give effect to the sale of 6,400,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $1.56 per share) and the application of the net proceeds therefrom of $8.8 million as if this offering occurred on March 31, 1997. Assumes that the net proceeds of this offering are applied as follows: (i) $6.6 million to finance the Pending Acquisition and (ii) payment of $350,000 in costs related to the Pending Acquisition. The remainder of the net proceeds will be used for working capital and general corporate purposes.

(10) Includes controlled assets of certain Medical Practices of $650,000 and $425,000 at December 31, 1996 and March 31, 1997, respectively.

(11) Includes   approximately  $1.4  million  of  exclusive   management  rights
     obligation.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered by potential investors in evaluating an investment in the shares of Common Stock offered hereby. These factors may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made by the Company in this Prospectus.

     History of Losses; Accumulated Deficit; Future Charges to Income. Since its inception in June 1985, the Company has experienced significant losses from operations. At March 31, 1997, the Company had an accumulated deficit of approximately $21.2 million. For the three months ended March 31, 1997 and 1996, the Company incurred net losses of $45,000 and $74,000, respectively. For the fiscal years ended December 31, 1996 and 1994, the Company incurred net losses of approximately $1.5 million and $814,000, respectively, as compared to net income of $70,000 for the fiscal year ended December 31, 1995. Prior to 1996, such losses principally resulted from the establishment and development of the Network Sites, the increase in administrative overhead to support expansion of the Company's operations, and the 1993 dissolution of two partnerships in which the Company had had a fifty percent interest. The losses for the fiscal year ended December 31, 1996 were due in large part to non-recurring charges and operating  losses of  $581,000  associated  with the  closing  of the  Company's
Westchester  Network  Site and  non-recurring  charges and  operating  losses of
$522,000, associated with the establishment of the AWM Division in June 1996. There can be no assurance that the Company will ever achieve and sustain profitability. In addition, at March 31, 1997, the Company's consolidated financial statements reflect goodwill and other intangible assets of approximately $7.9 million which are being amortized over periods ranging from three to 40 years. Amortization expenses related to the Company's acquisitions, including the acquisition in January 1997 of certain assets of and the right to manage a physician group practices in the San Francisco area (the "Bay Area Acquisition"), the San Diego Acquisition and the Pending Acquisition, as well as similar amortization expenses arising out of future acquisitions, may adversely affect operating results of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks Relating to Acquisitions and Managing Growth. A key element of the Company's strategy is to expand through acquisitions and through the expansion of services offered by affiliated Medical Practices. Identifying physician practice candidates to be affiliated with the Company's network of Medical Practices and proposing, negotiating and implementing economically feasible affiliations with such groups can be a lengthy, complex and costly process. There can be no assurance that the Company will successfully establish affiliations with additional Medical Practices. In particular, there can be no assurance that the Company will be able to acquire assets of, enter into management services agreements with, or profitably manage, additional Medical Practices or successfully integrate additional Medical Practices into a network that will provide appropriate incentives for such practices to improve operating efficiencies and reduce costs while delivering high-quality patient care. In addition, there can be no assurance that any anticipated benefits of the Company's acquisitions will be realized, or that there will not be substantial unanticipated costs associated with such acquisitions.

     As the Company expands its operations, the Company will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support related growth. This growth will continue to place significant demands on the Company's management, technical, financial and other resources. Continued growth may impair the Company's ability to efficiently provide management services to the Medical Practices and to adequately manage and supervise its employees. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and operating results.

     Although the Company intends to use a substantial portion of the net proceeds of this offering for the Pending Acquisition, it will require significant additional funds for future acquisitions. The Company has no commitments for any additional financing and there can be no assurance such financing will be available on acceptable terms, or at all. An inability to obtain such financing on favorable terms could limit the Company's growth. Further, unless otherwise required by law, the Company does not intend to seek stockholder approval for future acquisitions. Accordingly, the stockholders of the Company will be dependent on management's judgment with respect to such transactions. These acquisitions may involve the issuance of a significant number of additional shares, the assumption or issuance by the Company of indebtedness and the undertaking by the Company of material obligations, including long-term management agreements. See "-- Need for Additional Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Company Strategy" and "-- The Network Sites."

     Need for Additional Financing. The Company anticipates that its acquisition strategy will continue to require substantial capital investment. Capital is needed not only for additional acquisitions, but also for the effective integration, operation and expansion of the existing Network Sites. Under certain of its management agreements, the Company has committed to provide a clinical laboratory. The Medical Practices may require capital for renovation and expansion and for the addition of medical equipment and technology. The Company believes that its existing cash resources together with the remaining net proceeds from this offering after consummation of the Pending Acquisition and available borrowings under the Company's bank line of credit will be sufficient to meet the Company's anticipated working capital needs in connection with its current operations for at least approximately the next 18 months. However, the Company will be required to obtain additional financing to pursue its acquisition strategy and intends to seek significant additional financing over the next two years to fund such acquisition strategy. The Company may obtain such financing through additional borrowings or the issuance of additional equity or debt securities, either of which could have an adverse effect on the value of the shares of Common Stock offered hereby. There can be no assurance that the Company will be able to secure financing on favorable terms, if at all. If the Company is unable to secure additional financing in the future, its ability to pursue its acquisition strategy and its operating results for future periods may be negatively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Company Strategy."

     Risks Associated with Managed Care Contracts. The Company's ability to expand its operations is dependent, in part, on Medical Practices managed by the Company renewing their contracts with managed care organizations and contracting, on a favorable basis, with additional managed care organizations. Obtaining new contracts, which increasingly involves a competitive bidding process, requires that the Company assist the Medical Practices in accurately anticipating the costs of providing services so that the Medical Practices undertake contracts where they can expect to realize adequate profit margins or otherwise meet their objectives. There can be no assurance that Medical Practices will be successful in contracting with sufficient numbers of managed care organizations or in negotiating contracts with managed care organizations on terms favorable to the Company and the Medical Practices.

     In connection with managed care contracts, the Medical Practices may be required to enter into contracts under which services will be provided on a fee-for-service or risk-sharing/capitated basis. Under certain capitated contracts, the Medical Practice accepts a predetermined amount per patient, per month in exchange for providing all necessary covered services. Such contracts shift much of the risk of providing health care from the payor to the provider. As such, the Medical Practices would be at risk to the extent costs of providing medical services to patients exceed the fixed fee reimbursement amount. Medical costs are affected by a variety of factors that are difficult to predict and not within the Company's control. To the extent medical costs for services performed by physicians at the Medical Practices exceed reimbursement amounts, the revenues and earnings of the respective Medical Practices would decrease. Accordingly, the Company's management fees for managing such Medical Practices which are based on revenues and/or earnings of the respective Medical Practices would decrease. Any such decrease would adversely effect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Effects of Third-Party Payor Contracts."

     Dependence Upon Reimbursement by Third-Party Payors; Potential Reductions in Reimbursement by Third-Party Payors. Approximately 45%, 48% and 54% of the Company's revenues for the three months ended March 31, 1997 and for the fiscal years ended December 31, 1996 and 1995, respectively, were derived from revenues received by the Medical Practices from third-party payors. In addition, the Company receives substantial reimbursed costs which are indirectly derived from third-party payors. Cost containment pressures are increasing in the health care industry as third-party payors institute measures designed to limit payments to health care providers. Such cost containment measures include reducing reimbursement rates, limiting services covered, increasing utilization review of services, negotiating prospective or discounted contract pricing, adopting capitation strategies and seeking competitive bids. There can be no assurance that such measures will not adversely affect the amounts or types of services that may be reimbursable to the Medical Practices in the future. In particular, there can be no assurance that ART services will be reimbursable to the Medical Practices in the future. The Company believes that this trend will continue to result in a reduction from historical levels in per-patient revenue for Medical Practices at the Network Sites. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government restrictions, all of which could materially decrease the range of services covered by such programs or the reimbursement rates paid to the Medical Practices for its services. Such future reductions or changes would have a material adverse effect on the Company's business, financial condition and operating results. Reimbursement rates vary depending on the type of third-party payors. Changes in the composition of third-party payors reimbursing the Medical Practices from higher reimbursement rate payors to lower reimbursement rate payors could have an adverse effect on the Company's operating results. In addition, although a few states, including Massachusetts and Illinois, mandate that insurance companies provide coverage for certain infertility and ART services, efforts have been made to limit or repeal these requirements. It cannot be determined what effect, if any, changes in the levels of state mandated insurance coverage would have on the Company's revenues.

     Uncertainty of Market Acceptance of Adult Women's Health Services. The Company has historically focused on the management of Medical Practices specializing in infertility and ART services. The Company recently established the AWM Division to provide diagnostic and treatment services to peri- and post-menopausal women. However, there can be no assurance that the Company's strategy relating to adult women's health care will ever gain market acceptance. In order for the services offered through the AWM Division to achieve market acceptance, the Company must create awareness of and demand for a comprehensive diagnostic and treatment approach for the broad range of medical conditions that emerge in peri- and post-menopausal women. The Company must also educate women, as well as managed care organizations and other third-party payors, as to the benefits that may potentially be derived from a comprehensive approach to the diagnosis and treatment of peri- and post-menopausal women. In addition, the Company's success in expanding its AWM Division will depend on its ability to acquire the practices of and enter into management contracts with gynecologists and other specialty physicians focused on adult women's health care. Failure by the Company to identify and enter into arrangements with such physicians could prevent the Company from expanding and developing its AWM Division.

     Reliance on Medical Practices, Physicians and Third-Party Vendors. The Company's revenues will depend on the revenues generated by the Medical
Practices with which the Company has entered into management agreements. The management agreements define the responsibilities of both the Medical Practices and the Company and govern the principal terms and conditions of their relationship. Although the management agreements with the Medical Practices are for terms generally ranging from ten to 20 years and generally may be terminable only for cause, there can be no assurance that a Medical Practice will not terminate its agreement with the Company. Further, there can be no assurance that any Medical Practice will maintain a successful medical practice or that any of the key physicians will continue practicing with such Medical Practice. The Company's business depends, to a significant degree, on the Medical Practice's ability to recruit and retain qualified physicians. In addition, Medical Practices enter into non-competition agreements with the physicians or, in connection with the Bay Area Acquisition and the San Diego Acquisition, the Company has entered into Professional Responsibility Agreements with the physicians containing covenants not to compete. However, there can be no assurance that any such agreement would be enforceable if challenged in court or would prevent the physician from moving his or her practice to another region in the United States. Moreover, such a covenant would not prevent the physician from abandoning the practice of medicine. In addition, these agreements restrict competition for a limited period of time (which may vary depending upon particular state law requirements). Therefore, a departing physician may directly compete with his or her former practice group after the expiration of such time period. Any resulting loss of revenue by a Medical Practice could have a material adverse effect on the Company. See "Business -- Network Site Agreements."

     The RSC Network Sites are dependent on third-party vendors that produce fertility medications that are vital to the provision of infertility and ART services. Should any of these vendors experience a supply shortage of medication, it may have an adverse impact on the operations of the Company and the Medical Practices. See "Business -- Reliance on Third-Party Vendors.

     Competition. The business of providing health care services is intensely competitive, as is the physician practice management industry, and each is continuing to evolve in response to pressures to find the most cost-effective method of providing quality health care. The Company experiences competitive pressures for the acquisition of the assets of, and the provision of management services to, additional physician practices. Although the Company focuses on physician practices that provide infertility, ART and adult women's health care services, it competes for management contracts with other physician practice management companies, including those focused on infertility and ART services, as well as hospitals and hospital-sponsored management services organizations. If federal or state governments enact laws that attract other health care providers to the managed care market, the Company may encounter increased competition from other institutions seeking to increase their presence in the managed care market and which have substantially greater resources than the Company. There can be no assurance that the Company will be able to compete effectively with its competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of, and provide management services for, physician practices on terms beneficial to the Company.

     The infertility industry is highly competitive and characterized by technological improvements. New ART services and techniques may be developed that may render obsolete the ART services and techniques currently employed at the RSC Network Sites. Competition in the areas of infertility and ART services is largely based on pregnancy rates and other patient outcomes. Accordingly, the ability of a Medical Practice to compete is largely dependent on its ability to achieve adequate pregnancy rates and patient satisfaction levels.

     A number of physician practice management companies have emerged with a focus on obstetrics and gynecology. In addition, other health care corporations, medical providers and physician practice management companies also may decide to enter into the adult women's health care market, particularly if the Company's concept to establish a multi-disciplinary approach to treat periand post-menopausal women gains market acceptance. Further, private practice physician groups often contract with pharmaceutical companies to perform clinical trials relating to women's health care. These physician group practices compete with the AWM Network Site in obtaining contracts for clinical trials. See "Business -- Competition."

     Government Regulation. As a participant in the health care industry, the Company's operations and its relationships with the Medical Practices are subject to extensive and increasing regulation by various governmental entities at the federal, state and local levels. The Company believes its operations and those of the Medical Practices are in material compliance with applicable health care laws. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation and many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation. Accordingly, there is no assurance that the Company's operations have been in compliance at all times with all such laws and regulations. In addition, there is no assurance that a court or regulatory authority will not determine that the Company's past, current or future operations violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, there could be a material adverse effect on the Company's business, financial condition and operating results. There can be no assurance that such laws will be interpreted in a manner consistent with the Company's practices. There can be no assurance that a review of the Company or the Medical Practices by courts or regulatory authorities will not result in a determination that would require the Company or the Medical Practices to change their practices. There also can be no assurance that the health care regulatory environment will not change so as to restrict the Company's or the Medical Practices' existing operations or their expansions. Any significant restructuring or restriction could have a material adverse effect on the Company's business, financial condition and operating results.

     Corporate Practice of Medicine Laws. The Company's operations in Massachusetts, New York, New Jersey, Pennsylvania, District of Columbia, Texas, California, and potentially Illinois, are subject to prohibitions relating to the corporate practice of medicine. The laws of these states prohibit corporations other than professional corporations or associations from practicing medicine or exercising control over physicians, prohibit physicians from practicing medicine in partnership with, or as employees of, any person not licensed to practice medicine and prohibit a corporation other than professional corporations or associations from acquiring the goodwill of a medical practice. In the context of management contracts between a corporation not authorized to practice medicine and the physicians or their professional entity, the laws of most of these states focus on the extent to which the corporation exercises control over the physicians and on the ability of the physicians to use their own professional judgment as to diagnosis and treatment. The Company believes its operations are in material compliance with applicable state laws relating to the corporate practice of medicine. The Company performs only non-medical administrative services, and in certain circumstances, clinical laboratory services. It does not represent to the public that it offers medical services, and the Company does not exercise influence or control over the practice of medicine by physicians with whom it contracts in these states. In each of these states, the Medical Practice is the sole employer of the physicians, and the Medical Practice retains the full authority to direct the medical, professional and ethical aspects of its medical practice. However, although the Company believes its operations are in material compliance with applicable state corporate practice of medicine laws, the laws and their interpretations vary from state to state, and they are enforced by regulatory authorities that have broad discretionary authority. There can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition and operating results. If a corporate practice of medicine law is interpreted in a manner that is inconsistent with the Company's practices, the Company could be required to restructure or terminate its relationship with the applicable Medical Practice in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on the Company's business, financial condition and operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with additional state statutes.

     Fee-Splitting Laws. The Company's operations in the states of New York, California and Illinois (in the event the Pending Acquisition is consummated) are subject to express fee-splitting prohibitions. The laws of these states prohibit physicians from splitting professional fees with non-physicians and health care professionals not affiliated with the physician performing the services generating the fees. In New York, this prohibition includes any fee the Company may receive from the Medical Practices which is set in terms of a percentage of, or otherwise dependent on, the income or receipts generated by the physicians. In certain states, such as California and New York, any fees that a non-physician receives in connection with the management of a physician practice must bear a reasonable relationship to the services rendered, based upon the fair market value of such services. Under Illinois law, the courts have broadly interpreted the fee-splitting prohibition in that state to prohibit compensation arrangements that include (i) fees that a management company may receive based on a percentage of net profits generated by physicians, despite the performance of legitimate management services, (ii) fees received by a management company engaged in obtaining referrals for its physician where the fees are based on a percentage of certain billings collected by the physician and (iii) purchase price consideration to a seller of a medical practice based on a percentage of the buyer's revenues following the acquisition. Several of the other states where the Company has operations, such as Texas and New Jersey, do not expressly prohibit fee-splitting but do have corporate practice of medicine prohibitions. In these states, regulatory authorities frequently interpret the corporate practice of medicine prohibition to encompass fee-splitting, particularly in arrangements where the compensation charged by the management company is not reasonably related to the services rendered.

     The Company believes that its current operations are in material compliance with applicable state laws relating to fee-splitting prohibitions. However, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition and operating results. If a fee-splitting law is interpreted in a manner that is inconsistent with the Company's practices, the Company could be required to restructure or terminate its relationship with the applicable Medical Practice in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could have a material adverse effect on the Company's business, financial condition and operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with additional state statutes.

     With respect to the Pending Acquisition in Illinois, the management agreement between the Company and the affiliated Medical Practice provides that the Company will be paid a base fee equal to a fixed percentage of the revenues at the Network Site and, as additional compensation, an additional variable percentage of such revenues that declines to zero to the extent the costs relating to the management of the Medical Practice increase as a percentage of total revenues. The Company and the Medical Practice have agreed that if such compensation arrangement were found to be illegal, unenforceable, against public policy or forbidden by law, the management fee would be an annual fixed fee to be mutually agreed upon, not less than $1,000,000 per year, retroactive to the effective date of the agreement. In such event, there is likely to be a decrease in the management fees derived from this Medical Practice. There is a substantial risk that the compensation arrangement, being based upon a percentage of revenues, would not be upheld if challenged. Moreover, if the management agreement were amended to provide for an annual fixed fee payable to the Company, the contribution from this Network Site could be materially reduced.

     Federal Antikickback Law. The Company is subject to the laws and regulations that govern reimbursement under the Medicare and Medicaid programs. Currently less than 5% of the revenues of the Medical Practices are derived from Medicare and none of such revenues are derived from Medicaid. Federal law (the "Federal Antikickback Law") prohibits, with some exceptions, the solicitation or receipt of remuneration in exchange for, or the offer or payment of remuneration to induce, the referral of federal health care program beneficiaries, including Medicare or Medicaid patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare, Medicaid and other federal and state health programs.

     Although the Company believes that it is in material compliance with the Federal Antikickback Law, there can be no assurance that such law or the safe harbor regulations promulgated thereunder will be interpreted in a manner consistent with the Company's practices. The breadth of the Federal Antikickback Law, the paucity of court decisions interpreting the law and the safe harbor regulations, and the limited nature of regulatory guidance regarding the safe harbor regulations have resulted in ambiguous and varying interpretations of the Federal Antikickback Law. The Office of the Inspector General of the U.S. Department of Health and Human Services ("OIG") or the Department of Justice ("DOJ") could determine that the Company's past or current policies and practices regarding its contracts and relationships with the Medical Practices violate the Federal Antikickback Law. In such event, no assurance can be given that the Company's interpretation of these laws will prevail. The failure of the Company's interpretation of the Federal Antikickback Law to prevail could have a material adverse effect on the Company's business, financial condition and operating results.

     Federal Referral Laws. Federal law also prohibits, with some exceptions, physicians from referring Medicare or Medicaid patients to entities for certain enumerated "designated health services" with which the physician (or members of his or her immediate family) has an ownership or investment relationship, and an entity from filing a claim for reimbursement under the Medicare or Medicaid programs for certain enumerated designated health services if the entity has a financial relationship with the referring physician. Significant prohibitions against physician referrals were enacted by the United States Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. The designated health services enumerated under Stark II include: clinical laboratory services, radiology services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services.
Significantly, certain "in-office ancillary services" furnished by group practices are excepted from the physician referral prohibitions of Stark II. The Company believes that its practices either fit within this and other exceptions contained in such statutes, or has been structured so as to not implicate the statute in the first instance, and therefore, the Company believes it is in compliance with such legislation. Nevertheless, future regulations or interpretations of current regulations could require the Company to modify the form of its relationships with the Medical Practices. Moreover, the violation of Stark I or Stark II by the Medical Practices could result in significant fines, loss of reimbursement and exclusion from the Medicare and Medicaid programs which could have a material adverse effect on the Company.

     False Claims. Under separate federal statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment and exclusion from participation in the Medicare, Medicaid and other federally-funded health care programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from participation in the Medicare and Medicaid programs as a result of an investigation arising out of such an action. The Company is currently not subject to any such claim.

     State Antikickback and Self-Referral Laws. The Company is also subject to state statutes and regulations that prohibit kickbacks in return for the referral of patients in each state in which the Company has operations. Several of these laws apply to services reimbursed by all payors, not simply Medicare of Medicaid. Violations of these laws may result in prohibition of payment for services rendered, loss of licenses as well as fines and criminal penalties.

     In addition, New York, New Jersey, California, Florida, Pennsylvania and Illinois have enacted laws on self-referrals that apply generally to the health care profession, and the Company believes it is likely that more states will follow. The Company's operations in New York, New Jersey, California and Illinois have laboratories which are or will be subject to such prohibitions on referrals for services in which the referring physician has a beneficial interest. However, New York, New Jersey and California have an exception for "in-office ancillary services" similar to the federal exception and in Illinois, the self-referral laws do not apply to services within the health care worker's office or group practice or to outside services as long as the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. The Company believes that the laboratories in its operations fit within the exceptions contained in such statutes or are not subject to the statute at all. Each of the laboratories in the states in which these self-referral laws apply are owned by the Medical Practice in that state and are located in the office of such Medical Practice. However, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition or operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with new or revised state statutes.

     Antitrust Laws. In connection with corporate practice of medicine laws referred to above, the Medical Practices with whom the Company is affiliated necessarily are organized as separate legal entities. As such, the Medical Practices may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anti-competitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of health care networks. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not have a material adverse effect on the operation of the Company and the Medical Practices.

     Government Regulation of ART Services. With the increased utilization of ART services, government oversight of the ART industry has increased and legislation has been adopted or is being considered in a number of states regulating the storage, testing and distribution of sperm, eggs and embryos. The Company believes it is currently in compliance with such legislation where failure to comply would subject the Company to sanctions by regulatory authorities, which could have a material adverse effect on the Company's business, financial condition and operating results.

     Regulation of Clinical Laboratories. The Company's and the Medical Practices' endocrine and embryology clinical laboratories are subject to governmental regulations at the federal, state and local levels. The Company and/or the Medical Practices at each Network Site have obtained, and from time to time renew, federal and/or state licenses for the laboratories operated at the Network Sites.

     The Clinical Laboratory Improvement Amendments of 1988 ("CLIA 88") extended federal oversight to all clinical laboratories, including those that handle biological matter, such as eggs, sperm and embryos, by requiring that all laboratories be certified by the government, meet governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. The sanctions for failure to comply with CLIA and these regulations include suspension, revocation or limitation of a laboratory's CLIA certificate necessary to conduct business, significant fines or criminal penalties. The Company believes it is in material compliance with the foregoing standards. Nevertheless, the loss of license, imposition of a fine or future changes in such federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company.

     Health Care Reform. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Changes in the law, new interpretations of existing laws, or changes in payment methodology or amounts, may have a dramatic effect on the relative costs associated with doing business and the amount of reimbursement provided by government and other third party payors. In addition to specific health care legislation, both the President and the Congress have expressed an interest in controlling the escalation of health care expenditures and using health care reimbursement policies to help control the federal deficit. In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. In addition, some states in which the Company operates or may operate in the future are also considering various health care reform proposals. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company; however, the exclusion of ART services as a reimbursable health care benefit would have a material adverse effect on the Company's business, financial condition and operating results. In addition, the announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could adversely effect the market price of the Common Stock.

     Potential Liability and Insurance; Legal Proceedings. The provision of health care services entails the substantial risk of potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or assume responsibility for compliance with regulatory requirements directly applicable to physicians and requires associated Medical Practices to maintain medical malpractice insurance. In general, the Company has established a program that provides the Medical Practices with such required insurance. However, in the event that services provided at the Network Sites or any affiliated Medical Practice are alleged to have resulted in injury or other adverse effects, the Company is likely to be named as a party in a legal proceeding.

     Although the Company currently maintains liability insurance that it believes is adequate as to both risk and amount, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms in the future or that any such insurance will provide adequate coverage against potential claims. In addition, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. Further, in connection with the acquisition of the assets of certain Medical Practices, the Company may assume certain of the stated liabilities of such practice. Therefore, claims may be asserted against the Company for events related to such practice prior to the acquisition by the Company. The Company maintains insurance coverage related to those risks that it believes is adequate as to both risk and amount, although there can be no assurance that any successful claims will not exceed applicable policy limits.

     There are inherent risks specific to the provision of infertility and ART services. For example, the long-term effects on women of the administration of fertility medication, integral to most infertility and ART services, are of concern to certain physicians and others who fear the medication may prove to be carcinogenic or cause other medical problems. Currently, fertility medication is critical to most infertility and ART services and a ban by the United States Food and Drug Administration or any limitation on its use would have a material adverse effect on the Company. Further, ART services increase the likelihood of multiple births, which are often premature and may result in increased costs and complications.

     Dependence on Key Personnel. The Company is substantially dependent on the efforts and skills of its current executive management for the management of the Company and the implementation of its business strategy. Because of the difficulty in finding adequate replacements for the executive management, the loss, incapacity or unavailability of any of these individuals could adversely affect the Company's operations. In addition, the Company's success is also dependent upon its ability to attract and retain additional qualified personnel to support the Company's anticipated growth. With the exception of Gerardo Canet, the Company's Chairman and President, the Company does not have employment agreements with its executive officers. See "Management --Employment Agreements."

     Possible Volatility of Stock Price. The market price of the Common Stock following the offering could be subject to significant fluctuations in response to a number of factors, including variations in the Company's quarterly operating results, changes in estimates of the Company's earnings, perceptions about market conditions in the health care industry, adverse publicity relating to infertility or ART services, the impact of various health care reform proposals and general economic conditions, some of which are unrelated to the Company's operating performance. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have an adverse effect on the market price or liquidity of the Common Stock.

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market after the offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. After this offering, the Company will have 17,317,009 shares of Common Stock outstanding (including an estimated 1,142,857 shares of Common Stock to be issued in the Pending Acquisition). Of these shares, the 6,400,000 shares of Common Stock offered hereby and an additional 8,587,641 shares of Common Stock outstanding will be freely tradable in the public market without restriction unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,329,368 shares of Common Stock outstanding on completion of this offering are restricted securities under the Securities Act and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rule 144 under the Securities Act.

     Pursuant to "lock-up" agreements, all of the Company's executive officers, directors and certain holders of shares of the outstanding Common Stock, who collectively hold 1,312,681 shares of Common Stock, have agreed not to offer, sell, contract to sell, or grant any option, right or warrant to purchase or otherwise dispose of any of their shares for a period of 90 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company has agreed that it will not offer, sell, contract to sell, or grant any option, right or warrant to purchase or otherwise dispose of Common Stock for a period of 90 days from the date of this Prospectus, other than pursuant to outstanding warrants and options, existing stock option plans, and in connection with corporate collaborations and acquisitions, without the prior written consent of Vector Securities International, Inc. Upon termination of such lock-up agreements, 979,348 of the "locked-up" shares will be eligible for immediate sale in the public market subject to certain volume, manner of sale and other limitations under Rule 144. Vector Securities International, Inc. may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements.

     As of the date of this Prospectus, the Company had outstanding options and warrants to purchase a total of 1,802,828 shares of Common Stock (giving effect to this offering and the Pending Acquisition), of which options and warrants to purchase 1,204,917 shares are currently exercisable. Of such shares subject to options and warrants, approximately 582,660 shares are subject to lock-up agreements for a period of 90 days from the date of this Prospectus. As of the date of this Prospectus, an additional 332,454 shares were available for future option grants under the Company's stock option plans. All of the shares issued, issuable or reserved for issuance under the Company's stock option plans or upon the exercise of options issued or issuable under such plans are covered or will be covered by an effective registration statement. Shares issued upon exercise of such options generally will be freely tradeable in the public market after the effective date of a registration statement covering such shares without restriction or further registration under the Securities Act, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company. In addition, 490,441 shares of Common Stock are issuable upon conversion of the Convertible Preferred Stock (giving effect to this offering and the Pending Acquisition). Upon conversion, such shares of Common Stock will be freely tradable in the public market.

     After the offering, holders of an aggregate of 2,329,368 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares for resale under the Securities Act (including the shares to be issued in the Pending Acquisition). In addition, the 851,765 shares issuable upon exercise of outstanding warrants (including the Advisor Warrant) have similar registration rights. If such registrations cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. See "Management -- Stock Option Plans," "--Outside Director Stock Purchase Plan," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Plan of Distribution."

     Potential Anti-Takeover Provisions. The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company is also subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. See "Management," "Principal Stockholders" and "Description of Capital Stock."

     Failure to Pay Dividends on Convertible Preferred Stock. In May 1995, as a result of the Company's Board of Directors suspending four quarterly dividend payments, holders of the Convertible Preferred Stock became entitled to one vote per share of Convertible Preferred Stock, voting, together with the Common Stock, on all matters submitted to a vote of stockholders, including election of directors; once in effect, such voting rights are not terminated by the payment of all accrued dividends. The Company does not anticipate the payment of any dividends on the Convertible Preferred Stock in the foreseeable future. As of July 16, 1997, 12 quarterly dividend payments had been suspended resulting in approximately $397,000 of dividend payments being in arrears. The Company will continue to accrue cumulative dividends at the rate of approximately $33,000 per quarter based on the 165,644 shares of Convertible Preferred Stock currently outstanding. No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full. In addition, the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days of a dividend payment date results in a reduction of the conversion price by $0.18 per share, and the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price, below $8.00 per share (the "Adjustment Price"), will also result in an adjustment of the conversion price of the Convertible Preferred Stock. The Company's failure to pay dividends on the Convertible Preferred Stock and the issuance of shares of Common Stock below the Adjustment Price has resulted in an aggregate reduction in the conversion price of the Convertible Preferred Stock of $2.16 and $0.96, respectively. As a result of these reductions, the current conversion price of the Convertible Preferred Stock is $5.97 per share. In addition, it is anticipated that the conversion price will be reduced by an additional $2.46 per share as a result of this offering and the closing of the Pending Acquisition.

     Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of Common Stock in the amount of $1.02 per share, after giving effect to the issuance of 186,512 shares of Common Stock subsequent to March 31, 1997, including the 145,454 shares issued in the San Diego Acquisition, the sale of the 6,400,000 shares of Common Stock and the consummation of the Pending Acquisition. In the event that options and warrants to purchase Common Stock are exercised or the Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in this offering may experience further dilution in the pro forma net tangible book value per share of Common Stock. See "Dilution."

     Possible  Delisting  of  Securities  from  The  Nasdaq  Stock  Market.  The
Company's Common Stock is currently quoted on the Nasdaq National Market. The Company will have to maintain certain minimum financial requirements for continued inclusion on the Nasdaq National Market which require that (i) the Company maintain at least $4.0 million in "net tangible assets" (total tangible assets less total liabilities), (ii) the minimum bid price of the Common Stock be $1.00 or more per share, (iii) the Common Stock have at least two active market makers and (iv) the Common Stock be held by at least 400 holders.

     On November 6, 1996, the Nasdaq National Market proposed changes to the listing and maintenance requirements which were submitted to the Commission for final approval on February 28, 1997. If the current proposal is approved without modification, the Company's qualification for continued listing on the Nasdaq National Market would require that (i) the Company maintain at least $4.0 million in net tangible assets, (ii) the minimum bid price of the Common Stock be $1.00 or more per share, (iii) there be at least 750,000 shares in the public float, valued at a minimum $5.0 million or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders.

     If the Company is unable to satisfy the Nasdaq National Market's maintenance requirements, the Company's securities may be delisted from the Nasdaq National Market. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions and a reduction in the number and quality of security analysts' and the news media's coverage of the Company. In addition, if the Company's securities were to be delisted from the Nasdaq National Market, the Company's securities could become subject to Rule 15g-9 under the Exchange Act relating to penny stocks, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). Commission regulations define a "penny stock" to be any equity security that is not listed on The Nasdaq Stock Market or a national securities exchange and that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be adversely affected.

                            -----------------------

     The statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain certain forward-looking information within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the attainment of which involve various risks and uncertainties. The Company's actual results may differ materially from those described in these forward-looking statements due to certain factors including, but not limited to, the following: the success of the Company in acquiring additional management agreements, including the Company's ability to finance future growth, increases in overhead due to expansion, the possibility of loss of significant management contract(s), the profitability or lack thereof at Network Sites, the exclusion of infertility, ART and adult women's health care services from third-party reimbursement, government laws and regulation regarding health care, changes in managed care contracting, and the timely development of and acceptance of new infertility, ART and adult women's health care technologies and techniques. Investors are directed to the other risks discussed under the heading "Risk Factors" and elsewhere herein.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 6,400,000 shares of Common Stock offered hereby are estimated to be approximately $8.8 million, assuming a public offering price of $1.56 per share, and after deducting the Placement Agent's fee and other estimated offering expenses payable by the Company.

     The Company intends to use approximately $6.6 million of the net proceeds to finance the Pending Acquisition. The aggregate purchase price for the Pending Acquisition is approximately $8.6 million and approximately $2.0 million of the purchase price will be paid in shares of the Company's Common Stock. The closing of the Pending Acquisition is conditioned upon the Company raising at least $6.0 million in capital by August 28, 1997 and other customary closing conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Pending Acquisition" and "Business--Pending Acquisition."

     The balance of the proceeds of this offering will be used for working capital and general corporate purposes, including possible future acquisitions of the assets of, and the right to manage, additional physician practices. The Company believes that its existing cash resources, together with the remaining net proceeds from this offering and available borrowings under the Company's bank line of credit, will be sufficient to meet the Company's anticipated working capital needs in connection with its current operations for at least approximately the next 18 months. However, the Company will be required to obtain additional financing to pursue its acquisition strategy and intends to seek significant additional financing over the next two years to fund such acquisition strategy. Although the Company is evaluating and is engaged in discussions with regard to several potential acquisitions, except with respect to the Pending Acquisition, the Company has no agreements relating to any acquisitions and there can be no assurance that any definitive agreements will ever be entered into by the Company or that any such acquisitions will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Pending such uses, the Company will invest the net proceeds in short term, interest bearing, investment grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

                                 DIVIDEND POLICY

     The Company currently anticipates that it will retain all available funds for use in the operation of its business and for potential acquisitions, and therefore does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, no dividends may be paid on the Common Stock until full dividends have been paid on the Convertible Preferred Stock.

     Dividends on the Convertible Preferred Stock are payable at the rate of $0.80 per share per annum, quarterly on the fifteenth day of August, November, February and May of each year commencing August 15, 1993. In May 1995, as a result of the Company's Board of Directors suspending four quarterly dividend payments, holders of the Convertible Preferred Stock became entitled to one vote per share of Convertible Preferred Stock on all matters submitted to a vote of stockholders, including election of directors; once in effect, such voting rights are not terminated by the payment of all accrued dividends. The Company does not anticipate the payment of any cash dividends on the Convertible Preferred Stock in the foreseeable future. As of July 16, 1997, 12 quarterly dividend payments had been suspended resulting in approximately $397,000 of dividend payments being in arrears. See "Description of Capital Stock -- Preferred Stock."

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "INMD" since the Company's formal name change in June 1996 and prior to the name change under the symbol "IVFA" since May 21, 1993. Prior thereto, the Common Stock had been trading on The Nasdaq SmallCap Market since October 8, 1992. The following table sets forth, for the periods indicated, the high and low closing sales price per share of the Common Stock, as reported on the Nasdaq National Market.

      1995                                                 High           Low
      ----                                                 -----         -----
      First Quarter .................................      $1.88         $0.94
      Second Quarter ................................       2.44          1.31
      Third Quarter .................................       3.25          1.81
      Fourth Quarter ................................       3.81          1.94

      1996
      ----
      First Quarter .................................      $3.75         $2.31
      Second Quarter ................................       4.18          2.00
      Third Quarter .................................       3.50          2.25
      Fourth Quarter ................................       2.62          1.25

      1997
      ----
      First Quarter .................................      $2.50         $1.50
      Second Quarter ................................       1.88          1.34
      Third Quarter (through July 16, 1997) .........       1.63          1.41

     On July 16, 1997, there were approximately 269 holders of record of the Common Stock, excluding beneficial owners of shares registered in nominee or street name.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization giving effect to the Pending Acquisition and (iii) the pro forma capitalization as adjusted to give effect to the sale of the 6,400,000 shares of Common Stock offered hereby at an assumed public offering price of $1.56 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


                                                                                   As of March 31, 1997
                                                                    ---------------------------------------------
                                                                                   (In thousands)
                                                                                      Pro Forma
                                                                                      Combined
                                                                                      Company
                                                                                     and Pending       Pro Forma
                                                                      Actual         Acquisition      As Adjusted
                                                                   ------------  ------------------   -----------
Exclusive management
  rights obligation - long term ...............................       $ 1,213         $ 1,213          $ 1,213
Long-term debt ................................................           681             681              681
Shareholders' equity:
  Preferred Stock, $1.00 par value;
    3,165,644 shares authorized; 665,644
    shares designated as Series A Cumulative
    Convertible of which 165,644 shares are
    issued and outstanding ....................................           166             166              166
  Common Stock, $.01 par value;
    25,000,000 shares authorized;
    9,587,640 shares issued and
    outstanding - actual;
    14,961,266 shares issued and
    outstanding - pro forma combined
    Company and Pending Acquisition;
    and 17,130,497 shares issued
    and outstanding - pro forma as
    adjusted (1) ...............................................           96             150              171
Capital in excess of par .......................................       35,970          44,516           46,695
Accumulated deficit ............................................      (21,235)        (21,235)         (21,235)
                                                                      -------         -------          -------
  Total shareholders' equity ...................................       14,997          23,597           25,797
                                                                      -------         -------          -------
    Total capitalization .......................................      $16,891         $25,491          $27,691
                                                                      =======         =======          =======

------------
(1) Does not include (i) 490,441 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (giving effect to this offering and the Pending Acquisition), (ii) 750,178 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.31 per share (giving effect to this offering and the Pending Acquisition), (iii) 1,052,650 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.84 per share, (iv) 332,454 shares of Common Stock reserved for future option grants under the Company's stock option plans, (v) 125,000 shares of Common Stock reserved for issuance pursuant to the Outside Director Stock Purchase Plan, (vi) an estimated 101,587 shares issuable upon exercise of the Advisor Warrant, (vii) 186,512 shares issued subsequent to March 31, 1997, including the 145,454 shares issued in the San Diego Acquisition and
     (viii) shares which may be issued, at the physician's option, in partial payment of the contingent purchase price relating to the San Diego Acquisition. See "Management -- Stock Option Plans," "-- Outside Director Stock Purchase Plan," "Description of Capital Stock" and "Plan of Distribution."

                                    DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1997, after giving effect to the issuance of 186,512 shares of Common Stock subsequent to March 31, 1997, including the 145,454 shares issued in connection with the San Diego Acquisition, was approximately $6.9 million, or approximately $0.71 per share. Net tangible book value per share is equal to the Company's net tangible assets (tangible assets less total liabilities), divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 6,400,000 shares of Common Stock offered hereby at an assumed public offering price of $1.56 per share, the application of the estimated net proceeds therefrom, the consummation of the Pending Acquisition and the related issuance of an estimated 1,142,857 shares of Common Stock, the adjusted pro forma net tangible book value at March 31, 1997 would have been approximately $9.4 million, or approximately $0.54 per share. This represents an immediate decrease in such net tangible book value of approximately $0.17 per share to existing stockholders and an immediate dilution in net tangible book value of approximately $1.02 per share to new investors. The following table sets forth the per share dilution to new investors in the offering:

   Assumed public offering
     price per share ..................................               $ 1.56
     Pro Forma net tangible
       book value per share as of
       March 31, 1997 .................................  $ 0.71
     Decrease per share
       attributable to new investors ..................  $ 0.17
                                                         ------
   Pro forma net tangible book value
     per share upon consummation
     of the Pending Acquisition and
     after this offering ..............................                $ 0.54
                                                                       ------
   Dilution per share to new investors ................                $ 1.02
                                                                       ======

     The following table summarizes, on a pro forma basis as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders, and by new investors in the offering (assuming a public offering price of $1.56 per share and before deducting the Placement Agent's fee and estimated offering expense payable by the Company):


                                                                                Total
                                                 Shares Purchased           Consideration         Average
                                               --------------------     ---------------------    Price Per
                                                 Number      Percent       Amount     Percent      Share
                                                 -------     -------       -------    -------      -----
Existing Shareholders(1) ................      10,917,009     63.0%      $38,322,000    79.3%      $3.51
New Investors ...........................       6,400,000     37.0        10,000,000    20.7        1.56
                                               ----------    -----       -----------   -----
   Total ................................      17,317,009    100.0%      $48,322,000   100.0%
                                               ==========    =====       ===========   =====

--------------
(1) Includes (i) 186,512 shares of Common Stock issued subsequent to March 31, 1997, including the 145,454 shares issued in connection with the San Diego Acquisition, (ii) an estimated 1,142,857 shares of Common Stock issuable in connection with the Pending Acquisition and (iii) 3,408,366 and 2,432,936 shares of Common Stock issued in connection with the Company's preferred stock conversion offers in November 1994 and July 1996, respectively.

     The foregoing table does not include the issuance of (i) 490,441 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (giving effect to this offering and the Pending Acquisition), (ii) 750,178 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.31 per share(giving effect to this offering and the Pending Acquisition), (iii) 1,052,650 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.84 per share, (iv) 332,454 shares of Common Stock reserved for future option grants under the Company's stock option plans, (v) 125,000 shares of Common Stock reserved for issuance pursuant to the Outside Director Stock Purchase Plan, (vi) an estimated 101,587 shares issuable upon exercise of the Advisor Warrant and
(vii) shares which may be issued, at the physician's option, in partial payment of the contingent purchase price relating to the San Diego Acquisition. See "Management -- Stock Option Plans," "-- Outside Director Stock Purchase Plan," "Description of Capital Stock" and "Plan of Distribution."

           SELECTED CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA
                      (In thousands, except per share data)

     The following selected financial data have been derived from the Company's consolidated financial statements and should be read in conjunction with the financial statements, related notes, and other financial information included elsewhere in this Prospectus. The selected historical consolidated financial data set forth below as of December 31, 1996 and for each of the years ended December 31, 1994, 1995 and 1996 have been derived from the consolidated financial statements of the Company for such periods which have been audited by Price Waterhouse LLP, independent accountants, whose report thereon is included elsewhere in this Prospectus. The selected historical financial data for each of the years ended December 31, 1992 and 1993 have been derived from audited financial statements of the Company which are not included in this Prospectus. The selected historical financial data set forth below as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have been derived from the Company's unaudited consolidated financial statements, which were prepared on the same basis as the audited financial statements and which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information for such interim periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending December 31, 1997. The selected pro forma combined financial data set forth below at March 31, 1997 and for the year ended December 31, 1996 and for the three months ended March 31, 1997 have been derived from the unaudited pro forma combined financial statements of the Company. The pro forma selected financial data are not necessarily indicative of the actual results of operations or financial position that would have been achieved had the Recent Acquisitions (other than the San Diego Acquisition), the Pending Acquisition and this offering been completed at the beginning of the applicable period, nor are the statements indicative of the Company's future results of operations or financial position. See "Unaudited Pro Forma Combined Financial Information."

                                                                                  Three Months Ended
                                          Years Ended December 31,                    March 31,
                         -----------------------------------------------------    ------------------
                           1992         1993       1994       1995      1996        1996      1997
                         --------     --------   --------   --------   -------    --------  --------
                                                                                      (Unaudited)
Statement of
   Operations Data:
Revenues, net .......... $ 13,806     $ 16,025   $ 17,578   $ 16,711   $ 18,343   $ 4,175   $ 5,088
Medical Practice
   retainage ...........    3,936        4,605      3,824      3,063      2,680       794       396
                         --------     --------   --------   --------   --------   -------   -------
Revenues after
   Medical Practice
   retainage ...........    9,870       11,420     13,754     13,648     15,663     3,381     4,692
Costs of services
   rendered ............    7,257       10,222     10,998      9,986     12,398     2,563     3,615
                         --------     --------   --------   --------   --------   -------   -------
Network Sites'
   contribution ........    2,613        1,198      2,756      3,662      3,265       818     1,077
General and
   administrative
   expenses ............    2,071        3,079      3,447      3,680      4,339       855       918
Equity in loss of

   Partnerships (3) ....      876        1,793       --         --         --        --        --

Total other (income)
   expenses (including
   income taxes) .......    1,622          923        123        (88)       416        37       204
                         --------     --------   --------   --------   --------   -------   -------
Net (loss) income ......   (1,956)      (4,597)      (814)        70     (1,490)      (74)      (45)
Less: Dividends
   accrued and/or
   paid on
   Preferred Stock .....     --            748      1,146        600        132       154        33
                         --------     --------   --------   --------   --------   -------   -------
Net (loss) income
   applicable
   to Common Stock ..... $ (1,956)    $ (5,345)  $ (1,960)  $   (530)  $ (1,622)  $  (228)  $   (78)
                         ========     ========   ========   ========   ========   =======   =======
Net (loss) income
   per share
   of Common Stock
   before
   consideration
   for induced
   conversion of
   Preferred

   Stock (4) ........... $  (0.94)(5) $  (2.01)  $  (0.32)  $  (0.09)  $  (0.21)  $ (0.04)  $ (0.01)
                         ========     ========   ========   ========   ========   =======   =======

Weighted average
   number of shares
   of Common Stock
   outstanding .........    2,042(5)     2,654      6,081      6,087      7,602     6,087     9,544
                         ========     ========   ========   ========   ========   =======   =======

                                              Pro Forma
                          -------------------------------------------------
                                          Combined Company,
                             Combined          Recent          Combined
                              Company       Acquisitions        Company
                            and Recent      and Pending       and Pending
                          Acquisitions(1)  Acquisition(2)    Acquisition(2)
                          ---------------  --------------    --------------
                                   Year Ended              Three Months Ended
                               December 31, 1996             March 31, 1997
                               -----------------             --------------
                                   (Unaudited)                 (Unaudited)
Statement of
   Operations Data:
Revenues, net ..........   $ 21,665           $ 27,685            $ 6,480
Medical Practice
   retainage ...........      2,680              2,680                396
                           --------           --------            -------
Revenues after
   Medical Practice
   retainage ...........     18,985             25,005              6,084
Costs of services
   rendered ............     15,534             20,428              4,661
                           --------           --------            -------
Network Sites'
   contribution ........      3,451              4,577              1,423
General and
   administrative
   expenses ............      4,339              4,339                918
Equity in loss of

   Partnerships (3) ....       --                 --                 --

Total other (income)
   expenses (including
   income taxes) .......        727              1,194                325
                           --------           --------            -------
Net (loss) income ......     (1,615)              (956)               180
Less: Dividends
   accrued and/or
   paid on
   Preferred Stock .....        132                132                 33
                           --------           --------            -------
Net (loss) income
   applicable
   to Common Stock .....   $ (1,747)          $ (1,088)           $   147
                           ========           ========            =======
Net (loss) income
   per share
   of Common Stock
   before
   consideration
   for induced
   conversion of
   Preferred

   Stock (4) ...........   $  (0.21)          $  (0.08)           $  0.01
                           ========           ========            =======

Weighted average
   number of shares
   of Common Stock
   outstanding .........      8,224             13,598(6)         14,918(6)
                           ========           ========            =======


                                     As of
                                  December 31,                     As of
                                      1996                     March 31, 1997
                                   ----------   ---------------------------------------------
                                                                  Pro Forma
                                                                  Combined
                                                                   Company
                                                                 and Pending      Pro Forma
                                     Actual        Actual      Acquisition(7)  As Adjusted(8)
                                    --------    -------------  --------------   -------------
                                                 (Unaudited)     (Unaudited)     (Unaudited)
Balance Sheet Data:
Working capital (9) .............   $  7,092     $  5,791         $  5,441        $  7,641
Total assets (9) ................     20,850       20,989           29,939          31,789
Total indebtedness (10) .........      2,553        2,769            2,769           2,769
Accumulated deficit .............    (21,190)     (21,235)         (21,235)        (21,235)
Shareholders' equity ............     14,478       14,997           23,597          25,797

(1) Gives effect to the Recent Acquisitions (other than the San Diego Acquisition) as if each had occurred on January 1, 1996. See "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Recent Acquisitions."

(2) Gives effect to the Pending Acquisition as if it had occurred on January 1, 1996, with respect to the year ended December 31, 1996, and January 1, 1997, with respect to the three months ended March 31, 1997. There can be no assurance that the Pending Acquisition will be consummated. See "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Pending Acquisition."

(3) In 1993, the Company dissolved its 50% interests in two partnerships which had been accounted for under the equity method. The management fees therefrom were reported under "Revenues, net" in the Consolidated Statement of Operations.

(4) See Note 11 of Notes to the Company's Consolidated Financial Statements regarding the impact of the Company's conversion offer of the Convertible Preferred Stock in July 1996 on net loss per share in 1996.

(5) Includes a reduction of $29,000 to net loss related to interest on promissory notes and an adjustment of 35,000 shares to the weighted average number of shares of Common Stock outstanding related to outstanding stock options.

(6) Includes 5,373,626 shares of Common Stock assumed to be issued by the Company at the beginning of the applicable period to finance the entire cost of the Pending Acquisition. See "Unaudited Pro Forma Combined Financial Information."

(7) Gives effect to the Pending Acquisition as if it had occurred on March 31, 1997. There can be no assurance that the Pending Acquisition will be consummated. See "Use of Proceeds," "Unaudited Pro Forma Combined Financial Information" and "Business -- The Network Sites -- Pending Acquisition."

(8) Adjusted to give effect to the sale of 6,400,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $1.56 per share) and the application of the net proceeds therefrom of $8.8 million as if this offering occurred on March 31, 1997. Assumes that the net proceeds of this offering are applied as follows: (i) $6.6 million to finance the Pending Acquisition and (ii) payment of $350,000 in costs related to the Pending Acquisition. The remainder of the net proceeds will be used for working capital and general corporate purposes.

(9) Includes controlled assets of certain Medical Practices of $650,000 and $425,000 at December 31, 1996 and March 31, 1997, respectively.

(10) Includes   approximately  $1.4  million  of  exclusive   management  rights
     obligation.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Balance Sheet at March 31, 1997 and the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 and the three months ended March 31, 1997 have been prepared to reflect adjustments to the Company's historical results of operations and financial position to give effect to the Recent Acquisitions (other than the San Diego Acquisition which was consummated in June 1997) and the Pending Acquisition. The Unaudited Pro Forma Combined Balance Sheet reflects the Pending Acquisition as if it had occurred on March 31, 1997 and the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 reflects the Recent Acquisitions (other than the San Diego Acquisition) and the Pending Acquisition as if they had occurred on January 1, 1996. The Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 1997 reflects the Pending Acquisition as if it had occurred on January 1, 1997.

     The unaudited pro forma combined financial information gives effect to the Recent Acquisitions (other than the San Diego Acquisition) and the Pending Acquisition using the purchase method of accounting, and is based upon an allocation (or, in the case of the Pending Acquisition, a preliminary allocation) of the acquisition costs to the tangible and intangible assets acquired and the liabilities assumed based upon the estimated fair values at the respective date of acquisition and includes the adjustments described in the notes to the unaudited pro forma combined financial information. Such allocation of the acquisition costs may change upon final appraisal of the fair value of the net assets acquired. Any resulting changes are not expected to be material to the pro forma combined financial information.

     The unaudited pro forma combined financial information has been prepared by the Company based on the financial statements of the Company, Bay Area Fertility and Gynecology Medical Group, a California partnership ("Bay Area Fertility"), acquired in the Bay Area Acquisition, and FCI to be acquired in the Pending Acquisition, which statements are included elsewhere in this Prospectus, and the financial statements of other Medical Practices acquired in the Recent Acquisitions (other than the San Diego Acquisition), which statements are not included in this Prospectus. For purposes of preparing the unaudited pro forma combined financial information, the results of operations of the Company have been adjusted to combine the actual results of operations of the Company with the estimated results of the Company's operations derived from the historical results of the Medical Practices adjusted in accordance with the terms of the related management agreement, if applicable. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results that would have been obtained if the acquisitions occurred on the dates indicated or that may be realized in the future. The pro forma adjustments are based upon certain assumptions and estimates that management of the Company believes are reasonable. The Company believes that all adjustments considered necessary for a fair presentation have been included in the unaudited pro forma combined financial information. The unaudited pro forma combined financial information should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto and the historical financial statements of Bay Area Fertility and FCI and the notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 (In thousands)


                                                                                  As of
                                                                             March 31, 1997
                                                   -------------------------------------------------------------
                                                                           Pro Forma Pending Acquisition
                                                                    --------------------------------------------
                                                                     Assets
                                                   Historical(1)    Acquired      Adjustments       Combined
                                                   -------------    --------      -----------       --------
ASSETS
Current assets:
   Cash, cash equivalents and short term
      investments.............................     $ 3,401           $  --          $    --           $ 3,401
   Accounts receivable, net...................       3,728              --               --             3,728
   Management fees receivable, net............       1,757              --               --             1,757
   Other current assets.......................       1,003              --               --             1,003
                                                   -------           -----          -------           -------
     Total current assets.....................       9,889              --               --             9,889
                                                   -------           -----          -------           -------
Fixed assets, net.............................       2,947             600(2)            --             3,547
Intangible assets, net........................       7,937              --            8,350(3)         16,287
Other assets..................................         216              --               --               216
                                                   -------           -----          -------           -------
     Total assets.............................     $20,989           $ 600          $ 8,350           $29,939
                                                   =======           =====          =======           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable...........................     $   575           $  --          $    --           $   575
   Accrued liabilities and due to
      Medical Practices.......................       1,703              --              350(4)          2,053
   Dividends accrued on preferred stock.......         364              --               --               364
   Current portion of exclusive management
      rights obligation.......................         222              --               --               222
   Note payable and current portion
      of long-term debt.......................         653              --               --               653
   Patient deposits...........................         581                               --               581
                                                   -------           -----          -------           -------
     Total current liabilities................       4,098              --              350             4,448
Exclusive management rights obligation........       1,213              --               --             1,213
Long-term debt................................         681              --               --               681
Shareholders' equity:
   Preferred Stock............................         166              --               --               166
   Common Stock...............................          96              --               54(5)            150
   Capital in excess of par...................      35,970              --            8,546(5)         44,516
   Accumulated deficit........................     (21,235)            600             (600)          (21,235)
                                                   -------           -----          -------           -------
     Total shareholders' equity...............      14,997             600            8,000            23,597
                                                   -------           -----          -------           -------
     Total liabilities and
       shareholders' equity...................    $ 20,989           $ 600          $ 8,350           $29,939
                                                  ========           =====          =======           =======

Notes to Unaudited Pro Forma Combined Balance Sheet

(1) Reflects the Company's actual consolidated balance sheet as of March 31, 1997.

(2) Represents the estimated historical book value of assets to be acquired pursuant to the Pending Acquisition.

(3) Represents the purchase price to be paid by the Company in excess of the estimated fair value of assets to be acquired in the Pending Acquisition.

(4) Represents estimated accrued costs and expenses associated with the closing of the Pending Acquisition.

(5) Represents the issuance of 5,373,626 shares of Common Stock that would have been issued on March 31, 1997 to finance the entire cost of the Pending Acquisition.

                               UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

                      (In thousands, except per share data)

                                                                   Year Ended December 31, 1996
                                         ------------------------------------------------------------------------------

                                                                     Pro Forma Recent Acquisitions (1)(2)
                                                         --------------------------------------------------------------
                                                            RSC Division
                                                               Recent
                                                            Acquisitions
                                                         --------------------        AWM
                                                         RSC of         Bay        Division
                                                         Dallas        Area         Recent
                                                         Acqui-       Acqui-        Acqui-       Adjust-
                                         Historical(5)   sition       sition        sitions       ments        Combined
                                         -------------   ------      --------      --------     ---------      --------
Revenues, net .......................      $ 18,343       $650(6)    $ 1,441(6)    $ 1,231(7)    $   --        $ 21,665
Medical Practice retainage ..........         2,680         --          --            --             --           2,680
                                           --------       ----       -------       -------       --------      --------
Revenues after Medical Practice
   retainage ........................        15,663        650         1,441         1,231           --          18,985
Costs of services rendered ..........        12,398        615         1,151(9)      1,370(10)       --          15,534
                                           --------       ----       -------       -------       --------      --------
Network Sites' contribution .........         3,265         35           290          (139)          --           3,451
                                           --------       ----       -------       -------       --------      --------
General and administrative
   expenses .........................         4,339         --          --            --             --           4,339
Clinical service development
   expenses .........................           323         --          --            --             --             323
Amortization of intangible assets ...           331         --          --            --              197(12)       528
Interest (income) expense, net ......          (379)        --          --            --               93(14)      (286)
                                           --------       ----       -------       -------       --------      --------
Total other expenses ................         4,614         --          --            --              290         4,904
                                           --------       ----       -------       -------       --------      --------
(Loss) income before income taxes ...        (1,349)        35           290          (139)          (290)       (1,453)
Provision for taxes .................           141         --          --            --               21(15)       162
                                           --------       ----       -------       -------       --------      --------
Net (loss) income ...................        (1,490)        35           290          (139)          (311)       (1,615)
Less: Dividends accrued on
   Preferred Stock ..................           132         --          --            --             --             132
                                           --------       ----       -------       -------       --------      --------
Net (loss) income applicable to
   Common Stock before
   consideration for induced
   conversion of  Preferred Stock ...       $(1,622)      $ 35       $   290       $  (139)      $   (311)     $ (1,747)
                                           ========       ====       =======       =======       ========      ========
Net (loss) income per share of Common
   Stock before consideration
   for induced conversion of
   Preferred Stock ..................      $  (0.21)                                                           $  (0.21)
                                           ========                                                            ========
Weighted average number
   of shares of Common Stock
   outstanding ......................         7,602                      333(16)       289(17)                    8,224
                                           ========                  =======       =======                     ========



                                             Year Ended December 31, 1996
                                         -------------------------------------
                                                      Pro Forma
                                               Pending Acquisition(3)(4)
                                         -------------------------------------
                                         Pending
                                         Acqui-        Adjust-
                                         sition         ments        Combined
                                         -------       -------       ---------
Revenues, net .......................    $ 6,020(8)    $   --         $ 27,685
Medical Practice retainage ..........       --             --            2,680
                                         -------       --------       --------
Revenues after Medical Practice
   retainage ........................      6,020           --           25,005
Costs of services rendered ..........      4,894(11)       --           20,428
                                         -------       --------       --------
Network Sites' contribution .........      1,126           --            4,577
                                         -------       --------       --------
General and administrative
   expenses .........................       --             --            4,339
Clinical service development
   expenses .........................       --             --              323
Amortization of intangible assets ...       --              418(13)        946
Interest (income) expense, net ......       --             --             (286)
                                         -------       --------       --------
Total other expenses ................       --              418          5,322
                                         -------       --------       --------
(Loss) income before income taxes ...      1,126           (418)          (745)
Provision for taxes .................       --               49(15)        211
                                         -------       --------       --------
Net (loss) income ...................      1,126           (467)          (956)
Less: Dividends accrued on
   Preferred Stock ..................       --             --              132
                                         -------       --------       --------
Net (loss) income applicable to
   Common Stock before
   consideration for induced
   conversion of  Preferred Stock ...    $ 1,126       $   (467)      $ (1,088)
                                         =======       ========       ========
Net (loss) income per share of Common
   Stock before consideration
   for induced conversion of
   Preferred Stock ..................                                 $  (0.08)
                                                                      ========
Weighted average number
   of shares of Common Stock
   outstanding ......................                     5,374(18)     13,598
                                                       ========       ========




                                               Three Months Ended March 31, 1997
                                        --------------------------------------------------
                                                           Pro Forma
                                                   Pending Acquisition(3)(4)
                                        --------------------------------------------------
                                                         Pending
                                                          Acqui-     Adjust-
                                        Historical(5)    sition      ments        Combined
                                        ------------     -------     -----        --------
Revenues, net .......................      $ 5,088       $1,392(8)   $  --         $ 6,480
Medical Practice retainage ..........          396         --           --             396
                                           -------       ------      -------       -------
Revenues after Medical Practice
   retainage ........................        4,692        1,392         --           6,084
Costs of services rendered ..........        3,615        1,046(11)     --           4,661
                                           -------       ------      -------       -------
Network Sites' contribution .........        1,077          346         --           1,423
                                           -------       ------      -------       -------
General and administrative
   expenses .........................          918         --           --             918
Clinical service development
   expenses .........................           59         --           --              59
Amortization of intangible assets ...          137                       104(13)       241
Interest (income) expense, net ......          (24)        --           --             (24)
                                           -------       ------      -------       -------
Total other expenses ................        1,090         --            104         1,194
                                           -------       ------      -------       -------
(Loss) income before income taxes ...          (13)         346         (104)          229
Provision for taxes .................           32         --             17(15)        49
                                           -------       ------      -------       -------
Net (loss) income ...................          (45)         346         (121)          180
Less: Dividends accrued on
   Preferred Stock ..................           33         --           --              33
                                           -------       ------      -------       -------
Net (loss) income applicable to
   Common Stock before
   consideration for induced
   conversion of  Preferred Stock ...      $   (78)      $  346      $  (121)      $   147
                                           =======       ======      =======       =======
Net (loss) income per share of Common
   Stock before consideration
   for induced conversion of
   Preferred Stock ..................      $ (0.01)                                $  0.01
                                           =======                                 =======
Weighted average number
   of shares of Common Stock
   outstanding ......................        9,544                     5,374(18)    14,918
                                           =======                   =======       =======

See accompanying notes to unaudited pro forma combined statement of operations.

Notes to Unaudited Pro Forma Combined Statement of Operations

(1) In May 1996, the Company acquired certain assets of and the right to manage the Reproductive Science Center of Dallas (the "RSC of Dallas"). The aggregate purchase price was approximately $701,500, consisting of $244,000 in cash and a $457,500 promissory note. The aggregate purchase price for the RSC of Dallas was allocated as follows: $144,000 to fixed assets and the balance of $557,500 to exclusive management rights, which will be amortized over the ten year term of the management agreement.

     In June 1996, the Company acquired all of the outstanding stock of the three related Florida corporations (collectively, the "Merger Companies") and 51% of the outstanding stock of the National Menopause Foundation, Inc. ("NMF"), a related Florida corporation. In exchange for the shares of the Merger Companies, the Company paid an aggregate of approximately $2.9 million, consisting of $350,000 in cash and 666,666 shares of Common Stock. In exchange for 51% of the outstanding stock of NMF, the Company paid cash in an aggregate amount of $50,000 and issued a $600,000 promissory note.

     The aggregate purchase price for the Merger Companies was allocated to assets acquired and liabilities assumed as follows: $338,000 to current assets, $99,000 to fixed assets, $214,000 to research contracts which will be amortized over a three-year period, $235,000 to accrued liabilities, $97,000 to debt and the balance of approximately $2.5 million to goodwill, which will be amortized over a forty-year period. The aggregate purchase price of NMF was allocated as follows: $2,000 to current assets, $30,000 to fixed assets, $10,000 to current liabilities and the balance of $628,000 to goodwill, which will be amortized over a 40-year period.

     In December 1996, the Company acquired W. Banks Hinshaw, Jr., M.D., P.A., a Florida professional association ("Hinshaw"), and merged Hinshaw's operations into the AWM Division. The aggregate purchase price for Hinshaw was $465,200, of which $235,200 was paid in cash and the balance is payable in four equal installments of $55,000 commencing December 31, 1997. The aggregate purchase price for Hinshaw was allocated as follows: $145,000 to fixed assets and the balance of $320,000 to goodwill, which will be amortized over a 40-year period.

     In January 1997, the Company acquired certain assets of the Bay Area Fertility, and acquired the right to manage the Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation which is the successor to Bay Area Fertility medical practice (the "Bay Area Acquisition"). The aggregate purchase price was approximately $2.1 million, consisting of $1.5 million in cash and 333,333 shares of Common Stock. The aggregate purchase price for the Bay Area Acquisition was allocated as follows: $29,000 to fixed assets, $500,000 to the trade name of "Bay Area Fertility" and the balance of approximately $1.6 million to exclusive management rights, which will be amortized over the 20 year term of the management agreement.

(2) Reflects the pro forma operating results of the Company derived from the historical statements of operations of the Recent Acquisitions (other than the San Diego Acquisition) from January 1, 1996 through the respective date of consummation of each of the Recent Acquisitions (other than the Bay Area Acquisition) and, in the case of the Bay Area Acquisition, from January 1, 1996 through December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions" and "Business -- The Network Sites -- Recent Acquisitions" for a summary of the Recent Acquisitions. The audited financial statements of Bay Area Fertility for the year ended December 31, 1996 are included elsewhere in this Prospectus.

(3) In February 1997, the Company entered into agreements to acquire certain assets of and the right to manage FCI. The aggregate purchase price for the Pending Acquisition is approximately $8.6 million, approximately $6.6 million of which is payable in cash and approximately $2.0 million of which is payable in shares of the Company's Common Stock, the exact number of which to be determined based on the average market price of the Common Stock for the ten trading day period prior to the third business day prior to closing of the Pending Acquisition. The closing of the Pending Acquisition is conditioned upon the Company's raising at least $6.0 million in capital by August 28, 1997 and other customary closing conditions. If consummated, the Pending Acquisition will be the largest acquisition by the Company to date as part of its series of acquisitions over the last eighteen months.

(4) Reflects the pro forma operating results of the Company derived from the historical statements of operations of FCI for the year ended December 31, 1996 and for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pending Acquisition" and "Business -- The Network Sites -- Pending Acquisition" for a summary of the Pending Acquisition. The audited financial statements of FCI for the year ended December 31, 1996 and the unaudited financial statements of FCI for the three months ended March 31, 1997 are included elsewhere in this Prospectus.


(5) Reflects the Company's actual consolidated statement of operations for the year ended December 31, 1996, including the results of the Recent Acquisitions other than the Bay Area Acquisition and the San Diego Acquisition from each of their respective acquisition dates and the Company's actual consolidated statement of operations for the three months ended March 31, 1997, including the results of Bay Area Fertility from the date of acquisition.

(6) Reflects the Company's fees that would have been earned under its management agreements with (i) Bay Area Fertility for the year ended December 31, 1996 and (ii) the RSC of Dallas for the period from January 1, 1996 through the date of its acquisition. The Company's management fee of approximately $1.4 million related to the Bay Area Acquisition would have been comprised of the following: (i) 6% of Bay Area Fertility's actual revenues of approximately $2.1 million for the year ended December 31, 1996, (ii) reimbursed cost of services which would have been paid by the Company on behalf of Bay Area Fertility equal to approximately $1.2 million, consisting of $923,000 and $228,000 in cost of services rendered and general and administrative expenses, respectively, of Bay Area Fertility for the year ended December 31, 1996, and (iii) 20% of Bay Area Fertility's actual net income after deducting the Company's 6% base management fee for the year ended December 31, 1996, or 20% of $821,080. The Company's management fee of $650,000 related to the RSC of Dallas Acquisition was calculated in the same manner as the management fee related to the Bay Area Acquisition.

(7) Reflects 100% of the revenues earned by Hinshaw, the Merger Companies and NMF for the period from January 1, 1996 through the respective dates of acquisition.

(8) Reflects the Company's fee that would have been earned for the year ended December 31, 1996 and for the three months ended March 31, 1997 under its management agreement with FCI. The Company's management fee of approximately $6.0 million and $1.4 million related to the Pending Acquisition for the year ended December 31, 1996 and three months ended March 31, 1997, respectively, would have been comprised of the following:
     (i) 6% of FCI's actual revenues of approximately $8.3 million and $2.2 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, (ii) reimbursed expenses which would have been paid by the Company on behalf of FCI equal to approximately $4.9 million and $1.0 million for the year ended December 31 1996 and the three months ended March 31, 1997, respectively, (which includes all expenses of FCI before income taxes, excluding physician compensation and certain physician benefits of approximately $3.0 million and $590,000, respectively), and (iii) an additional fee of 7.5% and 9.5%, respectively, of FCI's actual revenues of approximately $8.3 million and $2.2 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively; the percentage used in determining such additional fee varies based upon the ratio of FCI's cost of services (after the calculation of the Company's management fee) to revenues.

(9) Represents all direct costs that would have been incurred by the Company in the operation of (i) the RSC of Dallas for the period from January 1, 1996 through the date of its acquisition and (ii) Bay Area Fertility for the year ended December 31, 1996. Pursuant to the Company's management agreements with the RSC of Dallas and Bay Area Fertility, the respective costs of services rendered are reimbursed to the Company and are included in the Company's revenues. See notes (2) and (6) above and "Business -- Network Site Agreements --Management Agreements."

(10) Represents all direct costs that would have been incurred by the Company in the operation of Hinshaw, the Merger Companies and NMF for the period from January 1, 1996 through the respective dates of acquisition. See note (2) above and "Business -- Network Site Agreements -- Management Agreements."

(11) Represents all direct costs that would have been incurred by the Company in the operation of FCI for the year ended December 31, 1996 and for the three months ended March 31, 1997. Pursuant to the Company's management agreement with FCI, such costs of services rendered will be reimbursed to the Company and will be included in the Company's revenues. See notes (4) and (8) above and "Business -- Network Site Agreements -- Management Agreements."

(12) Reflects additional amortization of exclusive management rights, goodwill and other intangible assets that are being amortized over periods ranging from three to 40 years, as detailed in the following table:


                                                              Amorti-      Annual                        Pro Rata
                                                  Asset       zation    Amortization      Pro Rata     Amortization
                            Type of               Value      Period in     Expense      Amortization      Expense
                             Asset           (000's omitted)   Years   (000's omitted)     Period     (000's omitted)
                            -------           ------------    ------   ---------------  ------------  ---------------
Bay Area Fertility   Exclusive Management        $1,556          20        $ 78        1/1/96-12/31/96     $ 78
                           Right
Bay Area Fertility      Trade Name                  500          20          25        1/1/96-12/31/96       25
RSC of Dallas        Exclusive Management           557          10          56         1/1/96-5/15/96       20
                           Right
Merger Companies         Goodwill                 2,531          40          63          1/1/96-6/6/96       28
Merger Companies     Research Contracts             214           3          71          1/1/96-6/6/96       31
NMF                      Goodwill                   628          40          16          1/1/96-6/6/96        7
Hinshaw                  Goodwill                   320          40           8         1/1/96-12/31/96       8
                                                                           ----                            ----
                                                                           $317                            $197
                                                                           ====                            ====

(13) Reflects amortization of the exclusive management right that will be amortized over the twenty year term of the management agreement.

(14) Reflects the decrease in interest income assuming $1.5 million in cash was paid on January 1, 1996 for the right to manage Bay Area Fertility assuming a 5.0% annual interest rate, which represents the approximate average interest rate earned by the Company on commercial paper investments during the year ended December 31, 1996. Also reflects the pro rata increased interest expense related to a note payable of $600,000 at an interest rate of 4.16% and assumed debt in connection with the establishment of the AWM Division in June 1996.

(15) Represents state income and capital taxes that would have been payable by the Company on the income derived from the Recent Acquisitions (other than the San Diego Acquisition) and the Pending Acquisition. No adjustment has been made for federal income taxes because the Company would have utilized its net operating loss carryforwards.

(16) Represents the weighted average shares outstanding related to the issuance of 333,333 shares of Common Stock issued in connection with the Bay Area Acquisition.

(17) Represents the weighted average shares outstanding related to the issuance of 666,666 shares of Common Stock for the acquisition of the Merger Companies.

(18) Assumes that 5,373,626 shares of Common Stock were issued by the Company at the beginning of the applicable period to finance the entire cost of the Pending Acquisition.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the three months ended March 31, 1996 and 1997 and for the three years ended December 31, 1996. It should be read in conjunction with the Company's Consolidated Financial Statements, the related notes thereto and other financial and operating information included elsewhere in this Prospectus.

     The following discussion contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the attainment of which involve various risks and uncertainties. The Company's actual results may differ materially from those described in these forward-looking statements due to certain factors including, but not limited to, the following: the success of the Company in acquiring additional management agreements, including the Company's ability to finance future growth, increases in overhead due to expansion, the possibility of loss of significant management contract(s), the profitability or lack thereof at
Network Sites,  the exclusion of infertility,  ART and adult women's health care services from third-party reimbursement, government laws and regulation regarding health care, changes in managed care contracting, and the timely development of and acceptance of new infertility, ART and adult women's health care technologies and techniques. Investors are directed to the other risks discussed under the heading "Risk Factors" and elsewhere herein.

Overview

     The Company has historically focused its efforts on providing management support services to Medical Practices in the area of infertility and ART services. During 1996, the Company broadened its focus from infertility and ART services to include adult women's health care services. In connection therewith, the Company established two divisions: the RSC Division, which concentrates on infertility and ART services, and the AWM Division, which concentrates on comprehensive diagnostic and treatment alternatives for peri- and post-menopausal women. To more accurately reflect its broadened focus, in 1996, the Company changed its name from "IVF America, Inc." to "IntegraMed America, Inc."

     For the three months ended March 31, 1997, the Company had a net loss of $45,000. In 1996, the Company had a net loss of approximately $1.5 million, largely due to non-recurring charges and operating losses of $581,000 associated with the closing of the Westchester Network Site and to non-recurring charges and operating losses of $522,000 associated with the establishment of the AWM Division. The Westchester Network Site had a hospital-based agreement with the Company that required the Company to rely on the hospital for the provision of medical and support services, space and utilities. The Company determined to terminate this arrangement at the Westchester Network Site because the Network Site contribution at the Westchester Network Site did not compare favorably to the Network Site contribution at other Medical Practices managed by the Company, due, in part, to the lack of a formal management agreement with the physicians and the Company's inability to provide both infertility and ART services at this Network Site. Costs incurred for the AWM Division primarily related to physician severance and to the development of two new medical office locations.

     During the three months ended March 31, 1997, the Company derived substantially all of its revenue pursuant to eight management agreements and from the AWM Division. For the three months ended March 31, 1997, the management agreement with MPD Medical Associates (MA), P.C. relating to the Boston Network Site provided 32.5% of revenues and the management agreement with Saint Barnabas Medical Center relating to the New Jersey Network Site and the AWM Division each comprised over 10% of the Company's revenues. During 1996, the Company derived substantially all of its revenue pursuant to eight management agreements, the Westchester Network Site agreement and from the AWM Division. For the year ended December 31, 1996, the management agreement relating to the Boston Network Site provided 38.5% of revenues and the management agreement relating to the New Jersey Network Site and the Westchester Network Site agreement, which was terminated in November 1996, each comprised over 10% of the Company's revenues.


     The Medical Practices managed by the Company are parties to managed care contracts. Approximately 45%, 48% and 54% of the Company's revenues, net for the three months ended March 31, 1997 and for the fiscal years ended December 31, 1996 and 1995, respectively, were derived from revenues received by the

Medical Practices from third-party payors. The foregoing percentages include patient service revenues and management fees and do not include the portion of the management fees which consist of reimbursed costs which are indirectly derived from third-party payors. The Company is not able to estimate the percentage of such reimbursed costs derived from third party payors. To date, the Company has not been negatively impacted by existing trends related to managed care contracts. As the Company's management fees for managing such Medical Practices are based on revenues and/or earnings of the respective
Medical Practices, changes in managed care practices, including changes in covered procedures or reimbursement rates could adversely affect the Company's management fees in the future.


     Recent Acquisitions

     During 1996 and the first half of 1997, the Company completed several significant acquisition transactions. In May 1996, the Company acquired certain assets of and the right to manage the Reproductive Science Center of Dallas in Carrollton, Texas, a provider of conventional infertility and ART services. The aggregate purchase price was approximately $701,500, consisting of $244,000 in cash and a $457,000 promissory note. In June 1996, the Company acquired all of the outstanding stock of three related Florida corporations (collectively, the "Merger Companies") and 51% of the outstanding stock of the National Menopause Foundation, Inc. ("NMF"), a related Florida corporation, to establish the AWM Division. In exchange for the shares of the Merger Companies, the Company paid an aggregate of approximately $2.9 million, consisting of $350,000 in cash and 666,666 shares of Common Stock. In exchange for 51% of the outstanding stock of NMF, the Company paid cash in an aggregate amount of $50,000 and issued a $600,000 promissory note. In December 1996, the Company acquired W. Banks Hinshaw, Jr., M.D., P.A., a Florida professional association ("Hinshaw"), and merged Hinshaw's operations into the AWM Division. The aggregate purchase price for Hinshaw was $465,200, of which $235,200 was paid in cash and the balance is payable in four equal installments of $55,000 commencing December 31, 1997. In January 1997, the Company acquired certain assets of the Bay Area Fertility and acquired the right to manage the Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation which is the successor to Bay Area Fertility's medical practice (the "Bay Area Acquisition"). The aggregate purchase price for the Bay Area Acquisition was approximately $2.1 million, consisting of $1.5 million in cash and 333,333 shares of Common Stock.

     In June 1997, the Company acquired certain assets of and the right to manage the Reproductive Science Medical Center ("RSMC"), a California professional corporation located near San Diego (the "San Diego Acquisition"). The aggregate purchase price for the San Diego Acquisition was approximately $900,000, consisting of $50,000 in cash and 145,454 shares of Common Stock payable at closing and $650,000 payable upon the achievement of certain specified milestones, at RSMC's option, in cash or in shares of the Company's Common Stock, based on the closing market price of the Common Stock on the third business day prior to issuance.

     Pending Acquisition


     In February 1997, the Company entered into agreements to acquire certain assets of and the right to manage the Fertility Centers of Illinois, S.C. ("FCI"), a five physician group practice with six locations in the Chicago area (the "Pending Acquisition"). The aggregate purchase price for the Pending Acquisition is approximately $8.6 million, consisting of approximately $6.6 million in cash and approximately $2.0 million in shares of Common Stock (an estimated 1,142,857 shares based on a per share price of $1.75), the exact number of which will be determined based on the average market price of the Common Stock for the ten trading day period prior to the third business day prior to closing of the Pending Acquisition; but not more than $3.25 per share or less than $1.75 per share. The Company intends to use a substantial portion of the net proceeds of this offering to finance the Pending Acquisition. The Pending Acquisition will be the largest acquisition by the Company to date. The form of management agreement relating to the Pending Acquisition is substantially the same as the form of management agreement currently in use at five Network Sites as described below under "--RSC Division". The Company believes that the Pending Acquisition will represent a significant revenue source for the Company. See "Use of Proceeds" and "Business -- The Network Sites."

     RSC Division

     The operations of the RSC Division are currently conducted pursuant to nine management agreements.

     Under  five of the  Company's  management  agreements  (and the  management agreement relating to the Pending Acquisition), the Company receives a three-part management fee as compensation for its management services comprised of: (i) a fixed percentage of net revenues generally equal to 6%, (ii) reimbursed costs of services (costs incurred in managing a Network Site and any costs paid on behalf of the Network Site) and (iii) a fixed or variable percentage of earnings after the Company's management fees and any guaranteed physician compensation, or an additional fixed or variable percentage of net revenues which generally results in the Company receiving up to an additional 15% of net revenues. Direct costs incurred by the Company in performing its management services and costs incurred on behalf of the Network Site are recorded as cost of services rendered. The physicians receive as compensation all earnings remaining after payment of the Company's management fee. The Company's compensation pursuant to the management agreement relating to the Pending Acquisition will also be determined and recorded in this manner.


     Under the Company's management agreements for the Boston and Long Island Network Sites, the Company displays the patient service revenues of the Medical Practices which are reflected in revenues, net on its consolidated statement of operations. Under these agreements, the Company records all patient service revenues and, out of such revenues, the Company pays the Medical Practices' expenses, physicians' and other medical compensation, direct materials and certain hospital contract fees (the "Medical Practice retainage"). Specifically, under the management agreement for the Boston Network Site, the Company guarantees a minimum physician compensation based on an annual budget primarily determined by the Company. Remaining revenues, if any, which represent the
Company's management fees, are used by the Company for other direct administrative expenses which are recorded as costs of services. Under the management agreement for the Long Island Network Site, the Company's management fee is payable only out of remaining revenues, if any, after the payment of all expenses of the Medical Practice. Under these arrangements, the Company is liable for payment of all liabilities incurred by the Medical Practices and is at risk for any losses incurred in the operation thereof. The Company has recently entered into an agreement with respect to the Long Island Network Site pursuant to which the Company will receive a fixed fee (initially equal to $240,000 per annum) and reimbursed costs of services. The Company anticipates that this agreement will become effective during the second half of 1997, subject to applicable regulatory approvals and certain other conditions. If such approvals are not obtained and conditions not met, the current agreement relating to the Long Island Network Site will remain in effect.

     Under the Company's management agreement for the New Jersey Network Site, the Company primarily provides endocrine testing and administrative and finance services for a fixed percentage of revenues, equal to 15% of net revenues, and reimbursed costs of services. Under the management agreement for the Walter Reed Network Site, the Company's revenues are derived from certain ART laboratory services performed, and the Company bills patients directly for these services. The Company's direct costs are reimbursed out of these revenues with the balance representing the Company's Network Site contribution. All direct costs incurred by the Company are recorded as costs of services.

     The management agreements are typically for terms of ten to 20 years and are generally subject to termination due to insolvency, bankruptcy or material breach of contract by the other party. See "Business -Network Site Agreements."

     AWM Division

     The AWM Division's operations are currently conducted through and owned by the Women's Medical & Diagnostic Center, Inc., a Florida corporation and a wholly-owned subsidiary of the Company. The Company bills and records all clinical revenues of the AWM Division and records all direct costs incurred as costs of services rendered. The Company retains as Network Site contribution an amount determined using the three-part management fee calculation described above. The remaining balance is paid as compensation to the employed physicians and is recorded by the Company as costs of services rendered. The employed physicians receive a fixed monthly draw which may be adjusted quarterly by the Company based on the Network Site's actual operating results.

     Revenues in the AWM Division also include amounts earned under contracts relating to clinical trials performed by the AWM Division. The AWM Division has contracted with major pharmaceutical companies to participate in clinical trials to determine the safety and efficacy of drugs under development. Research revenues are recognized pursuant to each respective contract in the period in which the medical services (as stipulated by the clinical trial protocol) are performed and collection of such fees is considered probable. Net realization is dependent upon final approval by the sponsor that procedures were performed according to trial protocol. Payments collected from sponsors in advance for services are included in accrued liabilities, and costs incurred in performing the clinical trials are included as costs of services rendered.

     The Company's 51% interest in NMF is included in the Company's consolidated financial statements. The Company records 100% of the revenues and costs of NMF and reports 49% of any profits of NMF as minority interest on the Company's consolidated balance sheet.


     Recent Financial Results

     The Company will report revenues for the three and six months ended June 30, 1997 of approximately $5.5 million and $10.6 million, respectively, as compared to approximately $4.8 million and $9.0 million, respectively, for the three and six months ended June 30, 1996. The Company will report revenues after Medical Practice retainage of approximately $5.0 million and $9.7 million, respectively, for the three and six months ended June 30, 1997 as compared to approximately $4.1 million and $7.5 million, respectively, for the three and six months ended June 30, 1996. The Company will report Network Sites' contribution for the three and six months ended June 30, 1997 of approximately $1.3 million and $2.4 million, respectively, as compared to Network Sites' contribution for the three and six months ended June 30, 1996 of approximately $1.1 million and $1.9 million, respectively, and net income for the three and six months ended June 30, 1997 of $94,000 and $49,000, respectively, as compared to net income for the three and six months ended June 30, 1996 of approximately $85,000 and $11,000, respectively. The financial information which will be reported by the Company for the three and six months ended June 30, 1997 will be unaudited and prepared on the same basis as the audited financial statements and which, in the opinion of management, will include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information for such interim periods.


Results of Operations

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

     Revenues for the three months ended March 31, 1997 (the "first quarter of 1997") were approximately $5.1 million as compared to approximately $4.2 million for the three months ended March 31, 1996 (the "first quarter of 1996"), an increase of 21.9%. In the first quarter of 1997, the Company's RSC Division and AWM Division contributed 86.9% and 13.1%, respectively, of the Company's total revenues.


     RSC Division revenues for the first quarter of 1997 were approximately $4.4 million as compared to $4.2 million for the first quarter of 1996, an increase of 5.9%. Revenues under the RSC Division were comprised of (i) patient service revenues, (ii) three-part management fees and (iii) at the New Jersey Network Site, management fees based on a percentage of revenues and reimbursed costs of services. Patient service revenues were approximately $2.4 million in the first quarter of 1997 compared to approximately $2.7 million for the first quarter of 1996, a decrease of 13.5%. Patient service revenues decreased due to the absence of the Westchester Network Site agreement which the Company terminated in November 1996 and due to an 8.8% decrease in patient service revenues related to the Boston Network Site attributable to lower volume at such Network Site. The decrease in patient service revenues was partially offset by patient service revenues provided by the management agreement relating to the Walter Reed Network Site which was entered into in December 1995. Three-part management fee revenues were approximately $1.2 million in the first quarter of 1997 compared to approximately $703,000 in the first quarter of 1996, an increase of 67.6%. The increase in three-part management fee revenues was attributable to a new management agreement entered into in the second quarter of 1996 and the first quarter of 1997. Management fees based on a percentage of revenues and reimbursed costs of services of the New Jersey Network Site were approximately $879,000 in the first quarter of 1997 compared to approximately $739,000 in the first quarter of 1996, an increase of 18.9%, due to an increase in volume at such Network Site. AWM Division revenues for the first quarter of 1997 were approximately $668,000.

     Medical Practice retainage, which represents physicians' and other medical fees, direct materials, and certain hospital contract fees related to the Boston and Long Island Network Sites in the first quarter of 1997 and to the Boston, Long Island and Westchester Network Site in the first quarter of 1996, was approximately $396,000 in the first quarter of 1997 as compared to approximately $794,000 in the first quarter of 1996, a decrease of 50.1%, primarily due to the absence of the Westchester Network Site agreement.


     Revenues after Medical Practice retainage were approximately $4.7 million in the first quarter of 1997 as compared to $3.4 million in the first quarter of 1996, an increase of 38.8%. The increase was due to the new management agreements entered into in the second quarter of 1996 and the first quarter of 1997. The increase in revenues was partially offset by the net decrease in management fees related to the Boston, Westchester and Long Island Network Sites. Management fees (i.e., patient service revenues less Medical Practice retainage) related to the Boston and Long Island Network Sites (in which the Company displayed the patient service revenues on its consolidated statement of operations during the first quarter of 1997) were $1.7 million in the first quarter of 1997 compared to management fees related to the Boston, Long Island and Westchester Network Sites (in which the Company displayed the patient service revenues on its consolidated statement of operations during the first quarter of 1996) which were $1.9 million in the first quarter of 1996, a decrease of 8.8%. The decrease in management fees at these Network Sites was primarily due to the absence of the Westchester Network Site agreement during the first quarter of 1997 and the decrease in patient service revenues at the Boston Network Site, which was partially offset by the increase in patient service revenues at the Long Island Network Site.


     Costs of services rendered were approximately $3.6 million in the first quarter of 1997 as compared to approximately $2.6 million in the first quarter of 1996, an increase of 41.0%. This increase was directly attributable to new management agreements entered into in the second quarter of 1996 and the first quarter of 1997 under the RSC Division and to the establishment of the AWM Division. This increase was partially offset by the absence of costs from the Westchester Network Site agreement. As a percentage of revenues, net costs of services rendered increased to 71.0% in the first quarter of 1997 compared to 61.4% in the first quarter of 1996 primarily due to the costs incurred in establishing the AWM Division.

     Network Sites' contribution was approximately $1.1 million in the first quarter of 1997 compared to $818,000 in the first quarter of 1996, an increase of 31.7%, as a result of the revenue and cost variances discussed above. As a percentage of revenues, Network Sites' contribution increased to 21.2% in the first quarter of 1997 as compared to 19.6% in the first quarter of 1996.

     General and administrative expenses for the first quarter of 1997 were $918,000 compared to $855,000 in the first quarter of 1996, an increase of 7.4%. Such increase was primarily attributable to costs associated with the new AWM Division, partially offset by the absence of costs associated with the closing of a regional office in late 1996.

     Clinical service development expenses were $59,000 in the first quarter of 1997 compared to $67,000 in the first quarter of 1996, a decrease of 11.9%. Such decrease was primarily due to a decrease in development costs related to genetic and immature oocyte testing.

     Amortization of intangible assets was $137,000 in the first quarter of 1997 as compared to $42,000 in the first quarter of 1996. This increase was attributable to the Company's acquisitions in the second and fourth quarter of 1996 and the first quarter of 1997.

     Interest income for the first quarter of 1997 was $34,000 compared to $120,000 in the first quarter of 1996. This decrease was due to a lower cash balance and to lower short-term interest rates.

     The provision for income taxes primarily reflected Massachusetts income taxes and New York capital taxes in the first quarter of 1997 and in the first quarter of 1996, respectively.

     Net loss was $45,000 in the first quarter of 1997 compared to a net loss of $74,000 in the first quarter of 1996. This decrease in net loss was primarily due to a $259,000 increase in contribution, partially offset by an increase of $95,000 in amortization of intangible assets, an $86,000 decrease in interest income, and a $63,000 increase in general and administrative expenses.

Calendar Year 1996 Compared to Calendar Year 1995

     Revenues for 1996 were approximately $18.3 million as compared to approximately $16.7 million for 1995, an increase of 9.8%. For the year ended December 31, 1996, the Company's RSC Division and AWM Division contributed 95.9% and 4.1%, respectively, of the Company's total revenues.

     RSC Division revenues for the year ended December 31, 1996 were approximately $17.6 million as compared to $16.7 million for the year ended December 31, 1995, an increase of 5.2%. Revenues under the RSC Division were comprised of (i) patient service revenues, (ii) three-part management fees and
(iii) at the New Jersey Network Site, management fees based on a percentage of revenues and reimbursed costs of services. Patient service revenues for the year ended December 31, 1996 were $11.4 million compared to $13.8 million for the year ended December 31, 1995 , a decrease of 17.1%. Patient service revenues decreased due to a 52.9% decrease in patient service revenues related to the Westchester Network Site agreement which the Company terminated in November 1996 and to the effects of the Company's new management agreement related to the New Jersey Network Site, pursuant to which the Company's revenues now consist of a fixed percentage of the New Jersey Network Site's revenues and reimbursed costs of services (as described below) and are no longer recorded as patient service revenues. The decrease in patient service revenues was partially offset by a 7.1% increase in revenue at the Boston Network Site and a 11.7% increase in revenue at the Long Island Network Site, both of which were attributable to an increase in volume at such Network Sites. The increase in volume at the Long Island Network Site in 1996 was primarily attributable to increased revenues generated from additional facility agreements entered into with physicians at such Network Site in 1996. The 1996 results also reflect a full year of operations at the Long Island Network Site as compared to 1995, during which period such Network Site was closed for approximately five months to implement operational changes at such Network Site. Three-part management fee revenues were approximately $3.2 million for the year ended December 31, 1996 compared to approximately $981,000 for the year ended December 31, 1995. The increase in three-part management fee revenues was primarily attributable to new management agreements entered into in the second quarter of 1996 and to there being a full year of revenues for those agreements that were entered into during 1995.
Management fees based on a percentage of revenues and reimbursed costs of services of the New Jersey Network Site were approximately $3.0 million in 1996 compared to approximately $1.9 million in 1995, an increase of 55.9%, attributable to there being a full year under the new management agreement. AWM Division revenues for the year ended December 31, 1996 were approximately $757,000.

     Medical Practice retainage for 1996 was approximately $2.7 million as compared to approximately $3.1 million in 1995, a decrease of 12.5%, primarily due to the decrease in volume and a negotiated reduction in hospital contract fees at the Westchester Network Site, management contract changes related to the New Jersey Network Site and to operational changes at the Long Island Network Site. This decrease was partially offset by an increase in physician compensation at the Boston Network Site attributable to the addition of a physician who commenced services at such Network Site in July 1995 and to renegotiated physician compensation at such Network Site.


     Revenues after Medical Practice retainage were approximately $15.7 million in 1996 as compared to $13.6 million in 1995, an increase of 14.8%. The increase was due to the new management agreements entered into in the second quarter of 1996. The increase in revenues was partially offset by the net decrease in management fees related to the Boston, Westchester, Long Island and New Jersey Network Sites. Management fees (i.e., patient service revenues less Medical Practice retainange) related to the Boston, Westchester and Long Island Network Sites (in which the Company displayed the patient service revenues on its consolidated statement of operations for the year ended December 31, 1996) were approximately $8.2 million in 1996 compared to management fees related to the Boston, Westchester, Long Island and New Jersey Network Sites (in which the Company displayed the patient service revenues on its consolidated statement of operations for the year ended December 31, 1995) which were approximately $10.8 million in 1995, a decrease of 23.4%. The decrease was primarily due to the decrease in patient service revenues at the Westchester Network Site and the termination of the Westchester Network Site Agreement in November 1996. In addition, the decrease was also due to the effects of the Company's new management agreement related to the New Jersey Network Site, pursuant to which the Company's revenues now consist of a fixed percentage of the New Jersey Network Site's revenues and reimbursed costs of services and are no longer recorded as patient service revenues. While the change in the New Jersey agreement resulted in a decrease in management fees for the Network Sites in which the Company displayed patient service revenues, the revenues after Medical Practice retainage related to the New Jersey Network Site were approximately the same for both periods. The decrease in such management fees was partially offset by the increase in management fees related to the Long Island Network Site.


     Costs of services rendered were approximately $12.4 million in 1996 as compared to approximately $10.0 million in 1995, an increase of 24.2%. Such increase was primarily due to the Network Sites acquired by the Company in the second and fourth quarters of 1995 and the second quarter of 1996, and to a $365,000 charge recorded in the third quarter of 1996 associated with closing the Westchester Network Site. These increases were partially offset by the effects of the new management contract related to the New Jersey Network Site, which included the reversal of $120,000 in deferred rent, and lower occupancy and direct material costs related to the Long Island Network Site due to the relocation and operational changes effected at this Network Site in the second quarter of 1995.

     General and administrative expenses were approximately $4.3 million in 1996 as compared to approximately $3.7 million in 1995, an increase of 17.9%. Such increase was primarily attributable to $522,000 of costs incurred primarily in establishing the AWM Division and administrative costs attributable to the opening of regional offices in the third quarter of 1995 and in 1996.

     Clinical service development expenses, consisting of costs incurred under the Company's development contracts, were approximately $323,000 in 1996 as compared to approximately $290,000 in 1995, an increase of 11.4%. Such increase was due to funding requirements pursuant to the Company's new collaborative agreement with Monash University, which expenses were partially offset by a decrease in development costs related to genetic and immature oocyte testing.

     Amortization of intangible assets was approximately $331,000 in 1996 as compared to approximately $73,000 in 1995 and principally represented the amortization of the purchase price paid by the Company for the exclusive right to manage Network Sites that were acquired in the second and fourth quarters in 1995 and the second quarter of 1996. The 1996 expense amount also included goodwill and other intangible asset amortization related to the establishment of the AWM Division in June 1996. At December 31, 1996, the Company's consolidated financial statements reflect goodwill and other intangible assets of approximately $5.9 million, which is being amortized over periods ranging from three to 40 years. The Company anticipates that the Bay Area Acquisition and the Pending Acquisition, as well as any future acquisitions, will involve the recording of a significant amount of goodwill and intangible assets on its balance sheet.

     Interest   income  for  1996  was   approximately   $415,000   compared  to
approximately $626,000 in 1995. This decrease was due to a lower cash balance and lower short-term interest rates. See "-- Liquidity and Capital Resources."

     The provision for income taxes primarily reflected Massachusetts income taxes and New York capital taxes in 1996 and 1995.

     Net loss was approximately $1.5 million in 1996 as compared to net income of approximately $70,000 in 1995. This net loss was primarily due to a $397,000 decrease in Network Site contribution attributable to a $1.4 million decrease in contribution related to the Westchester Network Site, inclusive of a $365,000 non-recurring charge to account for the closing of this Network Site, and a decrease in contribution from the Boston Network Site, partially offset by significant increases in contribution from the New Jersey and Long Island Network Sites. In addition, general and administrative expenses increased by $659,000 largely due to non-recurring charges associated with the establishment of the AWM Division, a $258,000 increase in amortization of intangible assets, and a $211,000 decrease in interest income.

Calendar Year 1995 Compared to Calendar Year 1994

     Revenues  for  1995  were  approximately   $16.7  million  as  compared  to
approximately $17.6 million for 1994, a decrease of 4.9%. The decrease in revenues was attributable to two significant events. The first event was the temporary closing in late February 1995 of the Long Island Network Site for implementation of certain changes in its operational structure, including relocating the facility and modifying certain agreements it has with Medical Practices. The Long Island Network Site reopened in July 1995 at a new location in Mineola. The second event was the new management contract with Saint Barnabas Medical Center, effective in May 1995, involving the New Jersey Network Site, pursuant to which the Company's revenues now consist of a fixed percentage of the New Jersey Network Site's revenues and reimbursed costs of services, as opposed to 100% of this Network Site's revenues. Unfavorable revenue variances were partially offset by higher revenues associated with the Boston and Westchester Network Sites, primarily attributable to increased volume and patient service mix, respectively, and by revenues recorded pursuant to the Company's management agreements with the Philadelphia, Kansas City and Longmeadow Network Sites, all of which were acquired in 1995.

     Medical Practice retainage for 1995 was approximately $3.1 million as compared to approximately $3.8 million in 1994, a decrease of 19.9%, primarily due to the two significant events described above.

     The majority of the decrease in revenues was offset by the decrease in Medical Practice retainage which resulted in less than a 1.0% decrease in revenues after Medical Practice retainage earned in 1995 compared to 1994.

     Costs of services rendered were approximately $10.0 million in 1995 as compared to approximately $11.0 million in 1994, a decrease of 9.2%. Such decrease was primarily due to the temporary closing of both the Long Island and New Jersey Network Sites and to the new management contract with the New Jersey Network Site, partially offset by additional costs recorded by the Company pursuant to its management contracts with the Network Sites acquired in 1995. As a percentage of revenues, costs of services decreased to 59.8% in 1995 compared to 62.6% in 1994 due to the favorable variance in cost of services partially offset by the unfavorable variance in revenues.

     General and administrative expenses for 1995 were approximately $3.7 million as compared to approximately $3.4 million in 1994, an increase of 6.8%. Such increase was primarily attributable to new regional offices and higher marketing costs, partially offset by a decrease in consulting fees.

     Clinical service development expenses were approximately $290,000 in 1995 as compared to approximately $452,000 in 1994, a decrease of 35.8%. Such decrease was primarily due to lower expenses pursuant to the Company's collaborative agreements with Monash University under which the Company made its final funding in July 1994 under its original agreement and made its initial funding under a new agreement entered into in July 1995, and a decrease in development costs related to genetic and immature oocyte testing.

     Amortization of intangible assets of $73,000 in 1995 represented the amortization of the purchase price paid by the Company for the exclusive right to manage certain of the Network Sites acquired in 1995 over the ten-year term of each management agreement.

     Interest income for 1995 was approximately $626,000 as compared to approximately $519,000 in 1994 due to higher short-term interest rates. The provision for income taxes in 1995 reflected Massachusetts income taxes and New York capital taxes, and, in 1994, reflected Massachusetts income taxes and Connecticut capital taxes.

     Net income was approximately $70,000 in 1995 compared to a net loss of approximately $814,000 in 1994. Such increase was primarily due to a $906,000 increase in Network Site contribution, a $162,000 decrease in clinical service development expenses, and a $107,000 increase in interest income, partially offset by a $233,000 increase in general and administrative costs and a $73,000 increase in amortization of intangible assets.

Liquidity and Capital Resources

     Historically, the Company has financed its operations primarily through sales of equity securities. At March 31, 1997, the Company had working capital of approximately $5.8 million (including $425,000 of controlled assets of Medical Practices), approximately $3.4 million of which consisted of cash and cash equivalents (including $65,000 of controlled cash) compared to working capital of $7.1 million at December 31, 1996 (including $650,000 of controlled assets of Medical Practices), approximately $6.0 million of which consisted of cash and cash equivalents (including $191,000 of controlled cash) and short term investments. The net decrease in working capital at March 31, 1997 was principally due to payments of $1.5 million in cash as part of the purchase price of the Bay Area Acquisition in addition to cash required to fund operations, partially offset by an aggregate increase in receivables and other current assets. See Note 2 of Notes to Consolidated Financial Statements.

     In January 1997, the Company acquired certain assets of Bay Area Fertility and the right to manage Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation which is the successor to Bay Area Fertility's medical practice for an aggregate purchase price of approximately $2.0 million, consisting of $1.5 million in cash and 333,333 shares of Common Stock. In February 1997, the Company entered into agreements with respect to the purchase of certain assets of and the right to manage FCI. The aggregate purchase price for the Pending Acquisition is approximately $8.6 million, of which approximately $6.6 million is payable in cash and approximately $2.0 million is payable in shares of Common Stock based on the average market price of the Common Stock for the ten trading day period prior to the third business day prior to closing, subject to a minimum and maximum price per share. The Company intends to use a substantial portion of the net proceeds of this offering to finance the Pending Acquisition. In June 1997, the Company acquired certain assets of and the right to manage RSMC for an aggregate purchase price of $900,000, consisting of $50,000 in cash and 145,454 shares of Common Stock. An additional $650,000 is payable upon the achievement of certain specified milestones, at RSMC's option, in cash or in shares of the Company's Common Stock based on the closing market price of the Common Stock on the third business day prior to issuance.

     The Company  anticipates  that its  acquisition  strategy  will continue to require substantial capital investment. Capital is needed not only for additional acquisitions, but also for the effective integration, operation and expansion of the existing Network Sites. Under certain of its management agreements, the Company has committed to provide a clinical laboratory. The Medical Practices may require capital for renovation and expansion and for the addition of medical equipment and technology. The Company expects that it will need to obtain additional financing to pursue its acquisition strategy and intends to obtain significant additional financing over the next two years to fund such strategy.

     Under certain of its management agreements, the Company is obligated to advance funds to the Medical Practices to provide a minimum physician draw (up to an aggregate of approximately $1.3 million per annum) and to provide new services, utilize new technologies, fund projects, purchase the net accounts receivable of the Medical Practices and for other purposes. Any advances are to be repaid monthly and will bear interest at the prime rate used by the Company's primary bank in effect at the time of the advance.

     In November 1996, the Company obtained a $1.5 million revolving credit facility (the "Credit Facility") issued by First Union National Bank (the "Bank"). Borrowings under the Credit Facility bear interest at the Bank's prime rate plus 0.75% per annum, which at July 16, 1997, was 9.25%. The Credit Facility terminates on April 1, 1998 and is secured by the Company's assets. At July 16, 1997, $250,000 was outstanding under the Credit Facility. In June 1997, the Company obtained a commitment from the Bank for a new $4.0 million non-restoring credit facility (the "New Credit Facility"). Borrowings under the New Credit Facility will bear interest at the Bank's prime rate plus 1.0% per annum. Borrowings outstanding under the New Credit Facility at September 30, 1998 will convert into a four year term loan. Any amounts borrowed under the New Credit Facility will reduce amounts available for future borrowings under the New Credit Facility. The New Credit Facility will be cross-collateralized and cross-defaulted with the Credit Facility. The Bank's commitment under the New Credit Facility is subject to, among other things, the consummation of this offering and the Pending Acquisition. On a short-term basis, the Company will continue to finance its operations from its current working capital and may, from time to time, make additional borrowings under the Credit Facility and the New Credit Facility.

     The Company has commitments to fund clinical services development pursuant to various collaboration agreements. Effective July 1, 1995, the Company entered into a new three-year agreement with Monash University that provides for Monash to conduct research in ART services and techniques to be funded by a minimum annual payment of 220,000 Australian dollars, the results of such research to be jointly owned by the Company and Monash. If certain milestones are met as specified in this agreement, the Company's annual payment may be a maximum of 300,000 Australian dollars in year two and 380,000 Australian dollars in year three. Minimum payments of 55,000 Australian dollars and payments for the attainment of certain research milestones will be made quarterly throughout the term of this agreement. The Company expensed approximately $36,000, $48,000, $189,000 and $88,000 under this agreement in the three months ended March 31, 1997 and 1996 and in the fiscal years ended December 31, 1996 and 1995, respectively.

     In July 1996, the Company made a conversion offer to holders of the Convertible Preferred Stock in order to strengthen the Company's capital structure by reducing the number of shares of Convertible Preferred Stock outstanding, with the concomitant elimination on all shares of Convertible Preferred Stock converted of (i) the need to pay or accrue the $0.80 per share cumulative annual dividend thereon and (ii) the $10.00 per share liquidation preference thereon plus accumulated and unpaid dividends. As a result of the conversion offer of the Convertible Preferred Stock, pursuant to which approximately 78.6% of the Convertible Preferred Stock then outstanding was converted into Common Stock, the Company reversed approximately $973,000 in accrued dividends from its balance sheet and reversed the required accrual of $486,000 in annual dividends and the requirement to include these dividends in earnings per share calculations. As of July 16, 1997, dividend payments of $397,000 were in arrears as a result of the suspension by the Board of Directors of 12 consecutive quarterly dividend payments on the Convertible Preferred Stock. The Company does not anticipate the payment of any dividends on the Convertible Preferred Stock in the foreseeable future. See "Description of Capital Stock -- Preferred Stock."

New Accounting Standards

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. The Company periodically reviews the fair value of long-lived assets, the results of which have had no material effect on the Company's financial position or results of operations.

     The Company also adopted SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), on January 1, 1996. Under SFAS 123, companies can, but are not required to, elect to recognize compensation expense for all stock based awards using a fair value method. The Company has adopted the disclosure only provisions, as permitted by SFAS 123.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" ("SFAS 128"). The Company will adopt SFAS 128 for its fiscal year ending December 31, 1997. The Company does not anticipate the effect on earnings to be material.

Fluctuations in Quarterly Results

     The Company's revenues are typically lower during the first quarter of the Company's fiscal year. This lower level of revenues is primarily attributable to the commencement of fertility treatment by the patients of the Medical Practices at the beginning of the calendar year. Quarterly results also may be materially affected by the timing of acquisitions and the timing and magnitude of costs related to acquisitions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

                                    BUSINESS

Company Overview

     IntegraMed America, Inc. (the "Company") is a physician practice management company specializing in women's health care, with a focus on infertility and assisted reproductive technology ("ART") services as well as health care services to peri- and post-menopausal women. The Company provides management services to a nationwide network of medical providers that currently consists of ten sites (each, a "Network Site"). Each Network Site consists of a location or locations where the Company has a management agreement with a physician group or hospital (each, a "Medical Practice") which employs the physicians or where the Company directly employs the physicians. In February 1997, the Company entered into a management agreement, effective following the completion of this offering, with Fertility Centers of Illinois, S.C. ("FCI"), one of the largest providers of infertility and ART services in the United States (the "Pending Acquisition"). Upon consummation of the Pending Acquisition, the Company's network will consist of 11 Network Sites and 21 locations.

     Until 1996, the Company was focused exclusively on providing management services to Medical Practices in the area of infertility and ART services. During 1996, the Company, with the acquisition of a medical practice in Florida, broadened its focus to include health care services to peri- and post-menopausal women (ages 40-50 and over 50, respectively). As a result, the Company established two divisions: the Reproductive Science Center Division (the "RSC Division"), which provides management services to Medical Practices focused on infertility and ART services, and the Adult Women's Medical Division (the "AWM Division"), which provides management services to Medical Practices focused on health care services for peri- and post-menopausal women.

Industry

     Physician Practice Management

     The health care industry in the United States is undergoing significant changes in an effort to manage costs more efficiently while continuing to provide high quality health care services. The United States Health Care Financing Administration has estimated that national health care expenditures in 1995 were over $1 trillion, with approximately $200 billion directly attributable to physician services. Historically, health care in the United States has been delivered through a fragmented system of health care providers.

     Concerns over the accelerating costs of health care have resulted in increased pressures from payors, including governmental entities and managed care organizations, on providers of medical services to provide cost-effective health care. Many payors are increasingly expecting providers of medical services to develop and maintain quality outcomes through utilization review and quality management programs. In addition, such payors typically desire that physician practices share the risk of providing services through capitation and other arrangements that provide for a fixed payment per member for patient care over a specified period of time. This focus on cost-containment and financial risk sharing has placed physician groups and sole practitioners at a significant competitive disadvantage because they typically have high operating costs, limited purchasing power with suppliers and limited abilities to purchase expensive state-of-the-art equipment and invest cost-effectively in sophisticated information systems.

     In response to reductions in the levels of reimbursement by third-party payors and the cost-containment pressures on health care providers, physicians are increasingly seeking to affiliate with larger organizations, including physician practice management companies, which manage the nonmedical aspects of physician practices, such as billing, purchasing and contracting with payor entities. In addition, affiliation with physician practice management companies provides physician groups and sole practitioners with improved access to (i) state-of-the-art laboratory facilities, equipment and supplies, (ii) the latest technology and diagnostic and clinical procedures, (iii) capital and informational, managerial and administrative resources and (iv) access to managed care relationships.

     The trends that are leading physicians to affiliate with physician practice management companies are magnified in the fields of reproductive medicine and adult women's health care due to several factors, including (i) the increasingly high level of specialized skills and technology required for comprehensive patient treatment, (ii) the capital intensive nature of acquiring and maintaining state of-the-art medical equipment and laboratory and clinical facilities, (iii) the need to develop and maintain specialized management information systems to meet the increasing demands of technological advances, patient monitoring and third-party payors, and (iv) the need for seven-days-a-week service to respond to patient needs and to optimize the outcomes of patient treatments.

     Reproductive Medicine

     Reproductive medicine encompasses several medical disciplines that focus on male and female reproductive systems and processes. Within the field of reproductive medicine, there are several subspecialties, such as obstetrics and gynecology, infertility and reproductive endocrinology. While there are many reasons why couples have difficulty conceiving, the single most prominent course of infertility therapy involves management of the women's endocrine system to optimize an opportunity for pregnancy. Most obstetricians perform ovulation induction, and many gynecologists perform conventional infertility treatments. Infertility specialists are gynecologists who perform more sophisticated medical and surgical infertility treatments. Reproductive endocrinology refers to the diagnosis and treatment of all hormonal problems that lead to abnormal reproductive function or have an effect on the reproductive organs. Reproductive endocrinologists are physicians who have completed four years of residency training in obstetrics and gynecology and have at least two years of additional training in an approved subspecialty fellowship program.

     Conventional infertility services include diagnostic tests performed on the female, such as endometrial biopsy, laparoscopy/hysteroscopy examinations and hormone screens, and diagnostic tests performed on the male, such as semen analysis and tests for sperm antibodies. Depending on the results of the diagnostic tests performed, conventional treatment options may include, among others, fertility drug therapy, artificial insemination and infertility surgeries. These conventional infertility services are not classified as ART services. Current types of ART services include in vitro fertilization, gamete intrafallopian transfer, zygote intrafallopian transfer, tubal embryo transfer, frozen embryo transfer and donor egg programs. Current ART techniques used in connection with ART services include intra-cytoplasmic sperm injection, assisted hatching and cryopreservation of embryos.

     According to The American Society for Reproductive Medicine, it is estimated that approximately 9% of women between the ages of 15 and 44, or 5.3 million women, have impaired fertility and approximately 2.3 million of these women seek care in any year. According to industry sources, expenditures related to infertility services in 1995 exceeded $1 billion. The Company believes that multiple factors over the past several decades have affected fertility levels. A demographic shift in the United States toward the deferral of marriage and first birth has increased the age at which women are first having children. This, in turn, makes conception more difficult and increases the risks associated with pregnancy, thereby increasing the demand for ART services. In addition, the technological advances in the diagnosis and treatment of infertility have enhanced treatment outcomes and the prognoses for many couples.

     Traditionally, conventional infertility services generally have been covered by managed care payors and indemnity insurance, while ART services have been paid for directly by patients. Currently, there are several states that mandate offering benefits of varying degrees for infertility services, including ART services. In some states, the mandate is limited to an obligation on the part of the payor to offer the benefit to employers. In Massachusetts, Rhode Island, Maryland, Arkansas, Illinois and Hawaii, the mandate requires coverage of conventional infertility services as well as ART services.

     In the United States, there are approximately 38,000 OB/GYNs and approximately 600 reproductive endocrinologists. There are approximately 300 facilities providing ART services in the United States, of which approximately half are hospital-affiliated and half are free-standing physician practices. Increasingly, hospital affiliated programs are moving out of the hospital and into lower cost physician practice settings.

     Adult Women's Health Care

     The wide range of medical conditions that frequently emerge in women in menopause comprise a critical element of adult women's health care. When many women reach menopause, they begin to experience a number of associated physical and psychological conditions. For example, women entering menopause frequently have a condition known as estrogen deficiency. Low levels of estrogen have been associated with osteoporosis, cardiovascular disease, and metabolic and endocrine disorders. Furthermore, women in menopause are at increased risk for a number of other conditions, including various cancers, arthritis, urinary incontinence and visual and hearing disorders. In addition to the range of physical symptoms, women in menopause frequently experience psychological disorders, including depression and other emotional problems.

     In the United States, there are over 30 million peri-menopausal women (ages 40-50) and over 47 million post-menopausal women (over age 50). An additional 39 million women in the United States will reach age 50 over the next 10 years. Most women in the peri-menopausal range are asymptomatic, but have underlying health issues that begin to emerge with the onset of menopause. Traditionally, women in menopause have been treated by their OB/GYN with hormone replacement therapy and are referred to a specialist if there is suspicion of more complicated health problems. The additional conditions and symptoms associated with menopause are typically treated by a disconnected array of other physicians, including those specializing in primary care, endocrinology, internal medicine, orthopedic medicine, psychiatry and others, often leading to increased patient inconvenience and higher costs.

     The Company believes there is a significant unmet medical need for a comprehensive diagnostic and treatment approach to the broad range of medical conditions that emerge in peri- and post-menopausal women. While a number of physician practice management companies have developed a focus on obstetrics and gynecology, the Company believes that there are currently no well organized medical delivery systems that fully address the preventative and therapeutic needs of peri- and post-menopausal woman. The Company believes that peri- and post-menopausal women's health and well being can be vastly improved through a comprehensive program of preventative and curative treatment and guidance.

Company Strategy

     The Company's objective is to develop, manage and integrate a nationwide network of Medical Practices specializing in the provision of high quality, cost-effective women's health care services. The primary elements of the Company's strategy include (i) establishing additional Network Sites, (ii) further developing the AWM Division, (iii) increasing revenues at the Network Sites, (iv) increasing operating efficiencies at the Network Sites and (v) developing a nationwide, integrated information system.

     Establishing Additional Network Sites

     The Company intends to further develop its nationwide network of Medical Practices by acquiring certain assets of and the right to manage leading physician practices in the Company's two areas of focus. The Company will primarily focus its acquisition activities on larger group practices operating in major cities. The Company believes that a number of beneficial factors will contribute to the successful expansion of its network. These factors include (i) the high quality reputation of the Company in providing management services in the areas of infertility and ART services and adult women's health care, (ii) the Company's experience and expertise in increasing revenues and lowering costs at its Medical Practices, (iii) the Company's success in improving patient outcomes by providing management services to its Medical Practices and (iv) the Company's affiliations and relationships with leading academic institutions, health care companies and managed care organizations and other third-party payors.

     Further Developing the AWM Division

     With the establishment of its current AWM Network Site, the Company has developed a clinical care model whereby it can effectively provide the broad range of medical services necessary for the treatment of peri- and post-menopausal women. The Company's AWM Network Site offers a multidisciplinary approach, integrating "under one roof" the physicians and other medical specialists necessary for the prevention, diagnosis and treatment of peri-and post-menopausal conditions. The Company intends to acquire and manage the practices of leading gynecologists and integrate these practices with other specialty physicians and professionals focused on adult women's health care. In addition, the Company intends to continue to expand the participation of the AWM Division in the clinical testing of new drugs to treat women's health care conditions and the promotion of educational programs relating to menopause.

     Increasing Revenues at the Network Sites

     The Company intends to increase revenues derived under its management agreements by assisting the Medical Practices in (i) adding additional physicians to achieve multi-physician group practices with sizable market presence, (ii) adding services offered at the Medical Practices which have previously been outsourced, such as laboratory and ART services, (iii) increasing marketing and practice development efforts and (iv) increasing the participation of the Medical Practices in clinical trials of new drugs under development.

     Increasing Operating Efficiencies at the Network Sites

     The Company intends to increase the operating efficiencies of its current Network Sites as well as future Network Sites to be acquired. By consolidating the overhead of the Network Sites, including staffing, purchasing and financial reporting and controls, the Company believes that it can significantly reduce the time and costs associated with managing the operating and financial aspects of individual Medical Practices. For example, Medical Practices will be able to reduce the costs of supplies, drugs, equipment, services and insurance by contracting through the Company on a consolidated group basis. In addition, by eliminating the administrative and management burdens of running a Medical Practice, the Company enables physicians to devote a greater portion of their efforts and time to meeting the medical needs of their patients, which the Company believes leads to improved clinical outcomes and greater patient satisfaction at lower costs.

     Developing a Nationwide, Integrated Information System

     The Company plans to utilize its established base of Network Sites to develop a nationwide, integrated information system to collect and analyze clinical, patient, administrative and financial data. The Company believes it will be able to use this data to control expenses, measure patient outcomes, improve patient care, develop and manage utilization rates and maximize reimbursements. The Company also believes an integrated information system will allow the Medical Practices to more effectively compete for and price managed care contracts, in large part because an information network can provide these managed care organizations with access to patient outcomes and cost data.

Management Services

     The Company provides comprehensive management services to support the Medical Practices in each of its divisions. In particular, the Company provides
(i) administrative services, including accounting and finance, human resource functions and purchasing supplies and equipment, (ii) access to capital, (iii) marketing and practice development, (iv) information systems and assistance in developing clinical strategies and (v) access to technology. These services allow the physicians to devote a greater portion of their efforts and time to meeting the medical needs of their patients, which the Company believes leads to improved outcomes and greater patient satisfaction at lower costs.

     Administrative Services

     The Company provides all of the administrative services necessary for the non-medical aspects of the Medical Practices, including (i) accounting and finance services, such as billing and collections, accounts payable, payroll, and financial reporting and planning, (ii) recruiting, hiring, training and supervising all non-medical personnel, and (iii) purchasing of supplies, pharmaceuticals, equipment, services and insurance. By providing the Medical Practices relief from increasingly complex administrative burdens, the Company enables physicians at the Medical Practices to devote their efforts on a concentrated and continuous basis to the rendering of medical services.
Furthermore, the economies of scale inherent in a network system enable the Company to reduce the operating costs of its affiliated Medical Practices by centralizing certain management functions and by contracting for group purchases.

     Access to Capital

     The Company provides the Network Sites increased access to capital. Increased access to capital allows for expansion and growth of the Medical Practices, as well as the acquisition of state-of-the-art laboratory, diagnostic and clinical facilities needed to conduct advanced procedures and to achieve successful clinical outcomes. For example, many ART procedures, which are being performed in hospital settings, result in higher costs and less revenues to the physicians. By providing ART facilities, the Company enables Medical Practices to reduce costs and increase revenues by removing these procedures from hospital settings.

     Marketing and Practice Development

     In today's highly competitive health care environment, marketing and practice development are essential for the growth and success of physician practices. However, these marketing and development efforts are often too expensive for many physician practice groups. Affiliation with the Company's network provides physicians access to significantly greater marketing and practice development capabilities than would otherwise be available. The Company's marketing services focus on revenue and referral enhancement, relationships with local physicians, media and public relations and managed care contracting.

     The Company believes that participation in its network will assist Medical Practices in establishing contracts with managed care organizations. With respect to the RSC Division, the Company believes that integrating infertility physicians with ART facilities produces a full service Medical Practice that can compete more effectively for managed care contracts. With respect to the AWM Division, the Company believes that the clinical care model developed at the AWM Network Site and the preventative nature of the services offered will be well received by managed care organizations.

     Information Systems and Clinical Strategies

     The Company provides the Medical Practices with information systems and assists Medical Practices in developing clinical strategies and implementing quality assurance and risk management programs in order to improve patient care and clinical outcomes. For example, the RSC Division has instituted a pregnancy rate improvement program that focuses the physicians and laboratory technicians on the principal elements necessary to achieve successful outcomes and incorporates periodic quality review programs. The Company believes that this program has contributed to improved pregnancy rates at the RSC Network Sites. Physicians at the Medical Practices also can access a number of customized practice and research based systems designed by the Company for analyzing clinical data.

     Access to Technology

     By affiliating with the Company's network, Medical Practices gain access to advanced technologies, as well as diagnostic and clinical procedures. For example, through participation in clinical trials of new drugs under development for major pharmaceutical companies, Medical Practices have the opportunity to apply technologies developed in a research environment to the clinical setting. Additionally, participation in clinical trials gives Medical Practices preferential involvement in cutting edge therapies and provide these practices with an additional source of revenue. Furthermore, the Company sponsors research conducted at leading ART programs, including Monash University, Australia.

The Network Sites

     Each of the Company's Network Sites consists of a location or locations where the Company has a management agreement with a Medical Practice, which in turn employs the physicians or where, in the case of the AWM Network Site, the Company owns the Medical Practice and directly employs the physicians. All of the Network Sites are managed by the Company except for the AWM Network Site which is owned by the Company. At certain Network Sites, Medical Practices have agreements with physicians who are not employed by the particular Medical Practices or the Company for such physicians to use the Network Sites' facilities.

     Current Network Sites

     The Company currently has a nationwide network consisting of ten Network Sites with 15 locations in eight states and the District of Columbia and 45 physicians. Upon consummation of the Pending Acquisition, the Company's network will consist of 11 Network Sites with 21 locations in nine states and the District of Columbia and 50 physicians. The following table describes in detail each Network Site:


--------------------------------------------------------------------------------------------
                                                                                 Initial
                                                      Number of   Number of     Management
             Network Site                City         Locations  Physicians(1) Contract Date
             ------------                ----         ---------  ------------- -------------
RSC DIVISION
Reproductive Science
  Center of Boston                    Waltham, MA         2           6          July 1988
Reproductive Science
  Associates                          Mineola, NY         1          10          June 1990
                                      (Long Island)
Institute of Reproductive
   Medicine and Science of
   Saint Barnabas Medical Center      Livingston, NJ      1           5          December 1991
Reproductive Science Center of
   Greater Philadelphia               Wayne, PA           2           7          May 1995
Reproductive Science Associates       Kansas City, MO     1           2          November 1995
Reproductive Science Center
   of Walter Reed Army
   Medical Center                     Washington, DC      1           5          December 1995
Reproductive Science
   Center of Dallas                   Carrollton, TX      1           1          May 1996
Reproductive Science
   Center of the Bay Area
   Fertility and Gynecology
   Medical Group                      San Ramon, CA       1           3          January 1997
Fertility Centers of Illinois, S.C.   Chicago, IL         6           5          Pending(2)
Reproductive Sciences Medical
   Center of San Diego                La Jolla, CA        2           2          June 1997

AWM DIVISION
Women's Medical & Diagnostic
   Center                             Gainesville, FL     3           4          June 1996 (3)
----------------------------------------------------------------------------------------------

----------
(1)  Includes  physicians  employed by the Medical Practices or the Company,  as
     well  as  physicians  who  have   arrangements  to  utilize  the  Company's
     facilities.

(2)  On February  28,  1997,  the Company  entered  into  agreements  to acquire
     certain   assets  of  and  the  right  to  manage  FCI.   See  "--  Pending
     Acquisition."

(3)  Represents the date of acquisition of the AWM Network Site.

     Recent Acquisitions

     Since May 1996, the Company has acquired certain assets of three Medical Practices to establish three new RSC Network Sites and directly acquired two Medical Practices to establish the AWM Network Site.

     In May 1996, the Company acquired certain assets of and the right to manage the Reproductive Science Center of Dallas in Carrollton, Texas, a provider of conventional infertility and ART services. The aggregate purchase price was approximately $701,500, consisting of $244,000 in cash and a $457,500 promissory note.

     In June 1996, the Company, through its wholly-owned subsidiary INMD Acquisition Corp., acquired the Merger Companies and 51% of the outstanding stock of NMF to establish the AWM Division. In exchange for the shares of the Merger Companies, the Company paid cash in an aggregate amount of $350,000 and issued 666,666 shares of Common Stock. In addition, Gerardo Canet was granted an irrevocable proxy to vote the shares of Common Stock issued in the transaction through September 30, 1997. In exchange for 51% of the outstanding stock of NMF, the Company paid $50,000 and issued a $600,000 promissory note. In December 1996, the Company acquired Hinshaw and merged Hinshaw's operations into the AWM Division. The aggregate purchase price for Hinshaw was $465,200, of which $235,200 was paid in cash and the balance is payable in four equal installments of $55,000 commencing December 31, 1997.
Effective March 31, 1997, Morris Notelovitz, M.D., Ph.D., the principal stockholder of the Merger Companies, terminated his employment arrangement with the Company. See "Management -- Executive Officers and Directors."

     In January 1997, the Company acquired certain assets of the Bay Area Fertility and acquired the right to manage the Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation which is the successor to Bay Area Fertility's medical practice. The aggregate purchase price was approximately $2.1 million, consisting of $1.5 million in cash and 333,333 shares of Common Stock.

     In June 1997, the Company acquired certain assets of and the right to manage RSMC. The aggregate purchase price for the San Diego Acquisition was approximately $900,000, consisting of $50,000 in cash and 145,454 shares of Common Stock payable at closing and $650,000 payable upon the achievement of certain specified milestones, at RSMC's option, in cash or in shares of the Company's Common Stock, based on the closing market price of the Common Stock on the third business day prior to issuance. In addition, RSMC granted Gerardo Canet an irrevocable proxy to vote the shares of Common Stock issued to it in the San Diego Acquisition with respect to the election of directors and certain other matters for a two year period from the date of issuance of such shares.

     Pending Acquisition

     In February 1997, the Company entered into agreements to acquire certain assets of and the right to manage FCI, a physician group practice comprised of five physicians and six locations in the Chicago, Illinois area. The aggregate purchase price for the Pending Acquisition is approximately $8.6 million, approximately $6.6 million of which is payable in cash and approximately $2.0 million of which is payable in shares of Common Stock, the exact number of which will be determined based on the average market price of the Common Stock for the ten trading day period on the third business day prior to closing of the Pending Acquisition, subject to a minimum and maximum price per share. The Company has agreed to cause a nominee of FCI to be appointed as a director of the Company upon consummation of the Pending Acquisition and nominated as a director of the Company at the first annual meeting of stockholders after consummation of the Pending Acquisition. In addition, FCI will grant Gerardo Canet an irrevocable proxy to vote the Common Stock issued to it in the Pending Acquisition with respect to the election of directors and certain other matters for a two-year period following the closing of the Pending Acquisition. The closing of the Pending Acquisition is conditioned upon the Company's raising at least $6.0 million in capital by August 28, 1997 and other customary closing conditions. The Company intends to use a substantial portion of the proceeds of this offering to finance the Pending Acquisition. The Pending Acquisition will be the largest acquisition by the Company to date. The Company's net revenues for the three months ended March 31, 1997 and for the fiscal year ended December 31, 1996, giving pro forma effect to the acquisitions completed in 1996 and 1997 (other than the San Diego Acquisition) and the Pending Acquisition as if such acquisitions were consummated as of January 1, 1996 and 1997, respectively, would have been approximately $6.4 million and $27.5 million, respectively, an increase of 28.0% and 49.4% as compared to the Company's actual revenues for the three months ended March 31, 1997 and for the fiscal year ended December 31, 1996 of approximately $5.0 million and $18.3 million, respectively. See "Selected Consolidated and Pro Forma Combined Financial Data."

     The Company is evaluating and is engaged in discussions with regard to several potential acquisitions. However, except with respect to the Pending Acquisition, the Company has no agreements relating to any acquisitions and there can be no assurance that any definitive agreements will be entered into by the Company or that any additional acquisitions will be consummated. See "-- Company Strategy."

Clinical and Medical Services

     RSC Network Sites

     The RSC Network Sites offer conventional infertility and ART services and the majority of the RSC Network Sites have a state-of-the-art laboratory providing the necessary diagnostic and therapeutic services. Multi-disciplinary teams help infertile couples identify and address distinct physical, emotional, psychological and financial issues related to infertility. Following a consultation session, a patient couple is advised as to the treatment that has the greatest probability of success in light of the couple's specific infertility problem. At this point, a couple may undergo conventional infertility treatment or, if appropriate, may directly undergo ART treatment.

     Infertility and ART Services

     Conventional infertility procedures include diagnostic tests performed on the female, such as endometrial biopsy, post-coital test, laparoscopy examinations as well as hormone screens, and diagnostic tests performed on the male, such as semen analysis and tests for sperm antibodies. Depending on the results of the diagnostic tests performed, conventional services may include fertility drug therapy, tubal surgery and intrauterine insemination ("IUI"). IUI is a procedure utilized generally to address male factor or unexplained infertility. Depending on the severity of the condition, the man's sperm is processed to identify the most active sperm for insemination into the woman, who must have a normal reproductive system for this procedure. Such conventional infertility services are not classified as ART services and are traditionally performed by infertility specialists.

     Current  types of ART  services  include  in vitro  fertilization  ("IVF"), gamete intrafallopian transfer ("GIFT"), zygote intrafallopian transfer ("ZIFT"), tubal embryo transfer ("TET"), frozen embryo transfer ("FET") and donor egg programs. IVF is performed by combining an egg and sperm in a laboratory and, if fertilization is successful, transferring the resulting embryo into the woman's uterus. GIFT is performed by inserting an egg and sperm directly into a woman's fallopian tube with a resulting embryo floating into the uterus. ZIFT and TET are procedures in which an egg is fertilized in the laboratory and the resulting embryo is then transferred to the woman's fallopian tube. ZIFT and TET are identical except for the timing of the transfer of the embryo. FET is a procedure whereby previously harvested embryos are transferred to the woman's uterus. Women who are unable to produce eggs but who otherwise have normal reproductive systems can use the donor egg program in which a donor is recruited to provide eggs for fertilization that are transferred to the recipient woman. Current techniques used in connection with ART services include intra-cytoplasmic sperm injection, assisted hatching and cryopreservation of embryos.

     Development of New Clinical Services

     Since 1989, the Company has sponsored research by Monash University in Melbourne, Australia ("Monash") relating to the development of new ART services and techniques. In July 1995, the Company entered into a three-year agreement with Monash University which provides for Monash to conduct research in ART and human fertility to be funded by a minimum annual payment of 220,000 Australian dollars by the Company, the results to be jointly owned by the Company and Monash. If certain milestones are met as specified in the agreement, the Company's annual payment may be a maximum of 300,000 Australian dollars in year two and 380,000 Australian dollars in year three. Minimum payments of 55,000 Australian dollars and payments for the attainment of certain research milestones will be made quarterly throughout the term of the agreement from July 1, 1995 until June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This research led to the world's first birth of a healthy infant from immature oocyte (egg) technology in 1994. Immature oocyte services involve using transvaginal ultrasound-guided aspiration to obtain immature oocytes from a woman's ovaries, maturing and fertilizing of the oocytes in vitro and transferring one or more of the resulting embryos into the woman's uterus for development of a possible pregnancy. The Company anticipates that this technology may, in certain circumstances, facilitate treatment of infertility by stimulating follicular development without the use of drugs.

     The Company also has sponsored research by Genzyme Genetics, a division of Genzyme Corp., relating to preimplantation embryo genetic testing (the fusion of advances in genetic testing and embryology). Pursuant to the terms of the agreement, each party was required to fund certain costs relating to the research projects as well as to contribute up to an aggregate of $300,000 to fund the joint development program. This agreement terminated in December 1996. The Company retains the right to technology developed prior to the termination. The Company believes that preimplantation embryo genetic testing could potentially offer infertile couples utilizing ART services a higher probability of the birth of a healthy baby after fertilization, as well as offer fertile couples at high risk of transmitting a genetic disorder the option to utilize ART services to achieve pregnancy with a higher degree of certainty that the fetus will be free of the genetic disorder for which it was tested.

     Laboratory Services

     At a majority of the RSC Network Sites, facilities are available for Medical Practices to perform diagnostic endocrine and andrology laboratory tests on patients receiving infertility and ART services. Endocrine tests assess female hormone levels in blood samples, while andrology tests analyze semen samples. These tests are often used by the physician to determine an appropriate treatment plan. In addition, the majority of the RSC Network Sites generate additional revenue by providing such endocrine and andrology laboratory tests for non-affiliated physicians in the geographic area.

     AWM Network Site

     The Company's AWM Network Site represents the clinical care model for future AWM Network Sites. The AWM Network Site focuses on the identification and treatment needs of peri- and post-menopausal women and incorporates both preventative and curative health care. The AWM Network Site combines specialty physicians and other health professionals to offer a multidisciplinary approach to the diagnosis and treatment of health care problems common to peri- and post-menopausal women. Such problems include cardiovascular disease, incontinence, osteoporosis, metabolic and endocrine conditions, and emotional and psychological disorders. The Company currently employs two OB/GYNs, one family practice physician and one radiologist at the AWM Network Site and has entered into arrangements with a nutritionist, a physical therapist and a psychologist. The AWM Division concentrates its efforts in the following three areas: clinical care, clinical research and educational programs.

     Clinical Care

     The AWM Division has adopted a clinical care model based on the fact that the health risk factors of peri-and post-menopausal women can be objectively measured and once identified, treated. Clinical services include complete cardiovascular assessment, urodynamic analysis, bone densitometry, hormone replacement therapy, physical therapy, exercise stress testing, nutrition assessment/dietary recommendation, psychological/sexual counseling, as well as mammography and laboratory tests designed to provide early detection of cancers of the breast, colon and reproductive organs.

     Recent studies have indicated that with proper preventive medical care, lifestyle changes, diet and exercise, the health risk factors of women aged 40 to 65 can be significantly reduced. Early intervention can reduce the risk factors for osteoporosis and heart disease, and early detection of problems such as breast and other cancers can increase survival rates.

     Clinical services are provided at the AWM Network Site by physicians and health professionals who specifically focus on peri- and post-menopausal women. The Company believes that the provision of medical services by physicians familiar with the diagnosis and treatment of the symptoms and conditions that develop at menopause will result in improved quality of patient care. Additionally, the Company believes that having physicians with a number of specializations available at the same location should lead to improved patient convenience and satisfaction. The Company also believes that the focus on preventive treatment and cost-containment at the AWM Network Site will be well received by managed care organizations and other third-party payors.

     Clinical Research

     The AWM Division contracts with major pharmaceutical companies to perform clinical trials on new drugs under development to determine the safety and efficacy of such drugs. Since June 1996, the AWM Division has been involved in 24 clinical trials with 14 pharmaceutical companies. The Company believes that participation in these clinical trials provides access to advanced therapies for patients not otherwise readily available and generates additional revenue for the Company and the Medical Practices. The Company believes that pharmaceutical companies retain the physicians at the Medical Practices to conduct clinical trials due to the quality of such physicians, the Company's ability to recruit subjects for the clinical trials, and the Company's experience with the clinical protocols and record keeping necessary for such clinical trials.

     Educational Programs

     The AWM  Division  offers  multifaceted  educational  programs  designed to increase patient compliance, attract new patients and educate peri- and post-menopausal women on related health care and quality of life issues. For example, the AWM Division offers support groups, lectures, resource materials and products designed specifically for the needs of adult women. The AWM Division also publishes the Women's Health Digest, a quarterly publication which is distributed nationally and includes articles on traditional and non-traditional medical therapies as well as important breakthroughs in women's health care and topics that enhance the quality of life. In addition, the AWM Division has a 1-900 number available to answer common questions women have regarding their own health.

Network Site Agreements

     In establishing a Network Site in states in which there are prohibitions restricting commercial enterprises from owning medical service companies, the Company typically (i) acquires certain assets of a physician practice, (ii) enters into a long-term management agreement with the physician practice under which the Company provides comprehensive management services to the physician practice, (iii) requires that the physician practice enter into long-term employment agreements containing non-compete provisions with the affiliated physicians and (iv) assumes the principal administrative, financial and general management functions of the physician practice. Typically, the physician practice contracting with the Company is a professional corporation of which the physicians are the sole shareholders.

     Management Agreements

     Typically, the management agreements obligate the Company to pay a fixed sum for the exclusive right to manage the Medical Practice, a portion or all of which is paid at the contract signing with any balance to be paid in future annual installments. The agreements are typically for terms of ten to 20 years and are generally subject to termination due to insolvency, bankruptcy or material breach of contract by the other party. Generally, no shareholder of the Medical Practice may assign his interest in the Medical Practice without the Company's prior written consent.

     The management agreements provide that all patient medical care at a Network Site is provided by the physicians at the Medical Practice and that the Company generally is responsible for the management and operation of all other aspects of the Network Site. The Company provides the equipment, facilities and support necessary to operate the Medical Practice and employs substantially all such other non-physician personnel as are necessary to provide technical, consultative and administrative support for the patient services at the Network Site. Under certain management agreements, the Company is committed to provide a clinical laboratory. Under the management agreements, the Company may also advance funds to the Medical Practice to provide new services, utilize new technologies, fund projects, purchase the net accounts receivable, provide working capital or fund mergers with other physicians or physician groups.


     Under the Company's current form of management agreement, which is in use at five Network Sites, the Company receives as compensation for its management services a three-part management fee comprised of: (i) a fixed percentage of net revenues generally equal to 6%, (ii) reimbursed costs of services (costs incurred in managing a Network Site and any costs paid on behalf of the Network
Site) and (iii) a fixed or variable percentage of earnings after the Company's management fees and any guaranteed physician compensation, or an additional fixed or variable percentage of net revenues which generally results in the Company receiving up to an additional 15% of net revenues. The form of management agreement relating to the Pending Acquisition is substantially the same as the form of management agreement in use at these five Network Sites.


     Under another form of management agreement, which is in use at two Network Sites, the Company records all patient service revenues and, out of such revenues, the Company pays the Medical Practices' expenses, physicians' and other medical compensation, direct materials and certain hospital contract fees. Specifically, under the management agreement for the Boston Network Site, the Company guarantees a minimum physician compensation based on an annual budget primarily determined by the Company. Remaining revenues, if any, which represent the Company's management fees, are used by the Company for other direct administrative expenses which are recorded as costs of services. Under the management agreement for the Long Island Network Site, the Company's management fee is payable only out of remaining revenues, if any, after the payment of all expenses of the Medical Practice. Under these arrangements, the Company is liable for payment


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

of all liabilities incurred by the Medical Practices and is at risk for any losses incurred in the operation thereof. The Company has recently entered into an agreement with respect to the Long Island Network Site pursuant to which the Company will receive a fixed fee (initially equal to $240,000 per annum) and reimbursed costs of services. The Company anticipates that this agreement will become effective during the second half of 1997, subject to applicable regulatory approvals and certain other conditions. If such approvals are not obtained and conditions not met, the current agreement relating to the Long Island Network Site will remain in effect.

     In addition, two of the Company's Network Sites are affiliated with medical centers. Under one of these management agreements, the Company primarily provides endocrine testing and administrative and finance services for a fixed percentage of revenues, equal to 15% of net revenues, and reimbursed costs of services. Under the second of these management agreements, the Company's revenues are derived from certain ART laboratory services performed; the Company directly bills patients for these services, and out of these revenues, the Company pays its direct costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Overview -- RSC Division."

     Physician Employment Agreements

     Physician employment agreements between the Medical Practices and the physicians generally provide for an initial term ranging from three to five years, which may be automatically renewed for successive intervals unless the physician or the Medical Practice elects not to renew or such agreement is otherwise terminated for cause or the death or disability of a physician. The physicians are paid based upon either the number of procedures performed or other negotiated formulas agreed upon between the physicians and the Medical Practices, and the Medical Practices provide the physicians with health, death and disability insurance and other benefits. The Medical Practices are obligated to obtain and maintain professional liability insurance coverage which is procured on behalf of the physicians. Pursuant to the employment agreements, the physicians agree not to compete with the Medical Practices with whom they have contracted during the term of the agreement and for a certain period following the termination of such employment agreement. In addition, the agreements contain customary confidentiality provisions.

     In Florida, where the Company's current AWM Network Site is located, there are currently no prohibitions restricting commercial enterprises from owning medical service companies. As a result, the Company was able to acquire a direct ownership interest in the Medical Practice at the AWM Network Site. The Company entered into employment agreements (containing customary non-compete provisions) directly with the physicians at the AWM Network Site. In the event a physician's employment agreement is terminated for any reason other than death or permanent disability of the physician during the first five years, the Company is entitled to receive from the physician any unamortized purchase price paid by the Company to acquire the exclusive right to manage the Medical Practice.

     Personal Responsibility Agreements

     In order to protect its investment and commitment of resources, the Company has entered into a Personal Responsibility Agreement (a "PR Agreement") with each of the physicians in connection with the Bay Area Acquisition and with the physician shareholder in connection with the San Diego Acquisition. If the physician should cease to practice medicine through the respective contracted Medical Practice during the first five years of the related management agreement, except as a result of death or permanent disability, the PR Agreement obligates the physician to repay a ratable portion of the fee paid by the Company to the Medical Practice for the exclusive right to manage such Medical Practice. The PR Agreement also contains covenants for the physician not to compete with the Company during the term of his or her employment agreement with the Medical Practice and for a certain period thereafter. Upon consummation of the Pending Acquisition, the Company will have PR Agreements with each of the physicians at FCI. In appropriate circumstances, the Company may enter into such agreements with physicians in connection with future acquisitions.

     Affiliate Care/Satellite Service Agreements

     Medical Practices at the Network Sites may also have affiliate care agreements and satellite service agreements with physicians who are not employed by the Medical Practices or the Company located in the geographic area of the Network Sites. Under an affiliate care agreement, the Medical Practice contracts with


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

a physician for the Medical Practice to provide certain ART services for the physician's patients. Under a satellite service agreement, the Medical Practice contracts with a physician for such physician to provide specific services for the Medical Practice's patients, such as ultrasound monitoring, blood drawing and endocrine testing.

Reliance on Third-Party Vendors

     The RSC Network Sites are dependent on three third-party vendors that produce fertility medications (Lupron, Metrodin and Fertinex) that are vital to the provision of infertility and ART services. Should any of these vendors experience a supply shortage, it may have an adverse impact on the operations of the RSC Network Sites. To date, the RSC Network Sites have not experienced any such adverse impacts.

Competition

     The business of providing health care services is intensely competitive, as is the physician practice management industry, and each is continuing to evolve in response to pressures to find the most cost-effective method of providing quality health care. The Company experiences competitive pressures for the acquisition of the assets of, and the provision of management services to, additional physician practices. Although the Company focuses on physician practices that provide infertility, ART and adult women's health care services, it competes for management contracts with other physician practice management companies, including those focused on infertility and ART services, as well as hospitals and hospital-sponsored management services organizations. If federal or state governments enact laws that attract other health care providers to the managed care market, the Company may encounter increased competition from other institutions seeking to increase their presence in the managed care market and which have substantially greater resources than the Company. There can be no assurance that the Company will be able to compete effectively with its competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of, and provide management services for, physician practices on terms beneficial to the Company.

     The infertility industry is highly competitive and characterized by technological improvements. New ART services and techniques may be developed that may render obsolete the ART services and techniques currently employed at the RSC Network Sites. Competition in the areas of infertility and ART services is largely based on pregnancy rates and other patient outcomes. Accordingly, the ability of a Medical Practice to compete is largely dependent on its ability to achieve adequate pregnancy rates and patient satisfaction levels.

     A number of physician practice management companies have emerged with a focus on routine obstetrics and gynecology. In addition, other health care corporations, medical providers and physician practice management companies may decide to enter into the adult women's health care market, particularly if the Company's concept to establish a multi-disciplinary approach to treat peri- and post-menopausal women gains market acceptance. In addition, private practice physician groups often contract with pharmaceutical companies to perform clinical trials relating to women's health care. These physician group practices compete with the AWM Network Site in obtaining contracts for clinical trials.

Effects of Third-Party Payor Contracts

     Traditionally, ART services have been paid for directly by patients and conventional infertility services have been largely covered by indemnity insurance or managed care payors. Currently, there are several states that mandate offering certain benefits of varying degrees for infertility and ART services. In some cases, the mandate is limited to an obligation on the part of the payor to offer the benefit to employers. In Massachusetts, Rhode Island, Maryland, Arkansas, Illinois and Hawaii, the mandate requires coverage of conventional infertility services as well as certain ART services.

     Over the past few years much attention has been focused on clinical outcomes in managed care. Infertility is a disorder which naturally lends itself to developing a managed care plan. First, infertility has a clearly defined endpoint: an infertile couple either conceives or does not conceive. Second, the treatment regimens and protocols used for treating infertile couples have predictable outcomes that make it possible to develop statistical tables for the probability of success. Third, it is possible to develop rational treatment plans over a limited period of time for infertile couples. However, there can be no assurance that third-party payors will increase reimbursement coverage for ART services. See "-- Government Regulation."

     The RSC Division has invested in information technology that takes into consideration the cost structure of a full service practice, the probability of achieving clinical success, and defined treatment plans which result in improved outcomes and reduced costs. The Company estimates that the majority of the couples participating in infertility and ART services at an RSC Network Site, other than in Massachusetts, have greater than 50% of their costs reimbursed by their health care insurance carrier. In Massachusetts, where comprehensive infertility and ART services insurance reimbursement is mandated, virtually all patient costs are reimbursed.

     The majority of diagnostic and therapeutic services offered through the Company's AWM Division are currently covered by third-party payors. As these services emphasize prevention and screening, the Company believes that they will continue to be covered by third-party payors.

Government Regulation

     As a participant in the health care industry, the Company's operations and its relationships with the Medical Practices are subject to extensive and increasing regulation by various governmental entities at the federal, state and local levels. The Company believes its operations and those of the Medical Practices are in material compliance with applicable health care laws. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation and many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation. Accordingly, there is no assurance that the Company's operations have been in compliance at all times with all such laws and regulations. In addition, there is no assurance that a court or regulatory authority will not determine that the Company's past, current or future operations violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, there could be a material adverse effect on the Company's business, financial condition and operating results. There can be no assurance that such laws will be interpreted in a manner consistent with the Company's practices. There can be no assurance that a review of the Company or the Medical Practices by courts or regulatory authorities will not result in a determination that would require the Company or the Medical Practices to change their practices. There also can be no assurance that the health care regulatory environment will not change so as to restrict the Company's or the Medical Practices' existing operations or their expansions. Any significant restructuring or restriction could have a material adverse effect on the Company's business, financial condition and operating results.

     Corporate Practice of Medicine Laws. The Company's operations in Massachusetts, New York, New Jersey, Pennsylvania, District of Columbia, Texas, California and Illinois (in the event the Pending Acquisition is consummated), are subject to prohibitions relating to the corporate practice of medicine. The laws of these states prohibit corporations other than professional corporations or associations from practicing medicine or exercising control over physicians, and prohibit physicians from practicing medicine in partnership with, or as employees of, any person not licensed to practice medicine and prohibit a corporation other than professional corporations or associations from acquiring the goodwill of a medical practice. In the context of management contracts between a corporation not authorized to practice medicine and the physicians or their professional entity, the laws of most of these states focus on the extent to which the corporation exercises control over the physicians and on the ability of the physicians to use their own professional judgment as to diagnosis and treatment. The Company believes its operations are in material compliance with applicable state laws relating to the corporate practice of medicine. The Company performs only non-medical administrative services, and in certain circumstances, clinical laboratory services. The Company does not represent to the public that it offers medical services, and the Company does not exercise influence or control over the practice of medicine by physicians with whom it contracts in these states. In each of these states, the Medical Practice is the sole employer of the physicians, and the Medical Practice retains the full authority to direct the medical, professional and ethical aspects of its medical practice. However, although the Company believes its operations are in material compliance with applicable state corporate practice of medicine laws, the laws and their interpretations vary from state to state, and they are enforced by regulatory authorities that have broad discretionary authority. There can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition and operating results. If a corporate practice of medicine law is interpreted in a manner that is inconsistent with the Company's practices, the Company would be required to restructure or terminate its relationship with the applicable Medical Practice in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on the Company's business, financial condition and operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with additional state statutes.

     Fee-Splitting Laws. The Company's operations in the states of New York, California and, potentially, Illinois are subject to express fee-splitting prohibitions. The laws of these states prohibit physicians from splitting professional fees with non-physicians and health care professionals not affiliated with the physician performing the services generating the fees. In New York, this prohibition includes any fee the Company may receive from the Medical Practices which is set in terms of a percentage of, or otherwise dependent on, the income or receipts generated by the physicians. In certain states, such as California and New York, any fees that a non-physician receives in connection with the management of a physician practice must bear a reasonable relationship to the services rendered, based upon the fair market value of such services. Under Illinois law, the courts have broadly interpreted the fee-splitting prohibition in that state to prohibit compensation arrangements that include (i) fees that a management company may receive based on a percentage of net profits generated by physicians, despite the performance of legitimate management services, (ii) fees received by a management company engaged in obtaining referrals for its physician where the fees are based on a percentage of certain billings collected by the physician and (iii) purchase price consideration to a seller of a medical practice based on a percentage of the buyer's revenues following the acquisition. Several of the other states where the Company has operations, such as Texas and New Jersey, do not expressly prohibit fee-splitting but do have corporate practice of medicine prohibitions. In these states, regulatory authorities frequently interpret the corporate practice of medicine prohibition to encompass fee-splitting, particularly in arrangements where the compensation charged by the management company is not reasonably related to the services rendered.

     The Company believes that its current operations are in material compliance with applicable state laws relating to fee-splitting prohibitions. However, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition and operating results. If a fee-splitting law is interpreted in a manner that is inconsistent with the Company's practices, the Company could be required to restructure or terminate its relationship with the applicable Medical Practice in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could have a material adverse effect on the Company's business, financial condition and operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with additional state statutes.

     With respect to the Pending Acquisition in Illinois, the management agreement between the Company and the affiliated Medical Practice provides that the Company will be paid a base fee equal to a fixed percentage of the revenues at the Network Site and, as additional compensation, an additional variable percentage of such revenues that declines to zero to the extent the costs relating to the management of the Medical Practice increase as a percentage of total revenues. The Company and the Medical Practice have agreed that if such compensation arrangement were found to be illegal, unenforceable, against public policy or forbidden by law, the management fee would be an annual fixed fee to be mutually agreed upon, not less than $1.0 million per year, retroactive to the effective date of the agreement. In such event, the management fees derived from this Medical Practice may decrease. There is a substantial risk that the compensation arrangement, being based upon a percentage of revenues, would not be upheld if challenged. Moreover, if the management agreement were amended to provide for an annual fixed fee payable to the Company, the contribution from this Network Site could be materially reduced.

     Federal Antikickback Law. The Company is subject to the laws and regulations that govern reimbursement under the Medicare and Medicaid programs. Currently less than 5% of the revenues of the Medical Practices are derived from Medicare and none of such revenues are derived from Medicaid. Federal law (the "Federal Antikickback Law") prohibits, with some exceptions, the solicitation or receipt of remuneration in exchange


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

for, or the offer or payment of remuneration to induce, the referral of federal health care program beneficiaries, including Medicare or Medicaid patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare, Medicaid and other federal and state health programs.

     With respect to the Federal Antikickback Law, the OIG has promulgated regulatory "safe harbors" under the Federal Antikickback Law that describe payment practices between health care providers and referral sources that will not be subject to criminal prosecution and that will not provide the basis for exclusion from the federal health care programs. Relationships and arrangements that do not fall within the safe harbors are not illegal per se, but will subject the activity to greater governmental scrutiny. Many of the parties with whom the Company contracts refer or are in a position to refer patients to the Company. Although the Company believes that it is in material compliance with the Federal Antikickback Law, there can be no assurance that such law or the safe harbor regulations promulgated thereunder will be interpreted in a manner consistent with the Company's practices. The breadth of the Federal Antikickback Law, the paucity of court decisions interpreting the law and the safe harbor regulations, and the limited nature of regulatory guidance regarding the safe harbor regulations have resulted in ambiguous and varying interpretations of the Federal Antikickback Law. The OIG or the Department of Justice ("DOJ") could determine that the Company's past or current policies and practices regarding its contracts and relationships with the Medical Practices violate the Federal Antikickback Law. In such event, no assurance can be given that the Company's interpretation of these laws will prevail. The failure of the Company's interpretation of the Federal Antikickback Law to prevail could have a material adverse effect on the Company's business, financial condition and operating results.

     Federal Referral Laws. Federal law also prohibits, with some exceptions, physicians from referring Medicare or Medicaid patients to entities for certain enumerated "designated health services" with which the physician (or members of his or her immediate family) has an ownership or investment relationship, and an entity from filing a claim for reimbursement under the Medicare or Medicaid programs for certain enumerated designated health services if the entity has a financial relationship with the referring physician. Significant prohibitions against physician referrals were enacted by the United States Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. The designated health services enumerated under Stark II include: clinical laboratory services, radiology services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services.
Significantly, certain "in-office ancillary services" furnished by group practices are excepted from the physician referral prohibitions of Stark II. The Company believes that its practices either fit within this and other exceptions contained in such statutes, or have been structured so as to not implicate the statute in the first instance, and therefore, the Company believes it is in compliance with such legislation. Nevertheless, future regulations or interpretations of current regulations could require the Company to modify the form of its relationships with the Medical Practices. Moreover, the violation of Stark I or Stark II by the Medical Practices could result in significant fines, loss of reimbursement and exclusion from the Medicare and Medicaid programs which could have a material adverse effect on the Company.

     Recently, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of certain fraud and abuse provisions (including the Federal Antikickback Law and Stark II) to other federal health care programs and a separate criminal statute prohibiting "health care fraud." Due to the breadth of the statutory provisions of the fraud and abuse laws and the absence of definitive regulations or court decisions addressing the type of arrangements by which the Company and its Medical Practices conduct and will conduct their business, from time to time certain of their practices may be subject to challenge under these laws.

     False Claims. Under separate federal statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment and/or exclusion from participation in the Medicare, Medicaid and other federally-funded health care programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and


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

have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from participation in the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action.

     State Antikickback and Self-Referral Laws. The Company is also subject to state statutes and regulations that prohibit kickbacks in return for the referral of patients in each state in which the Company has operations. Several of these laws apply to services reimbursed by all payors, not simply Medicare or Medicaid. Violations of these laws may result in prohibition of payment for services rendered, loss of licenses as well as fines and criminal penalties.

     State statutes and regulations that prohibit payments intended to induce the referrals of patients to health care providers range from statutes and regulations that are substantially the same as the federal laws and the safe harbor regulations to regulations regarding unprofessional conduct. These laws and regulations vary significantly from state to state, are often vague, and, in many cases, have not been interpreted by courts or regulatory agencies. Adverse judicial or administrative interpretations of such laws could require the Company to modify the form of its relationships with the Medical Practices or could otherwise have a material adverse effect on the Company's business, financial condition and operating results.

     In addition, New York, New Jersey, California, Florida, Pennsylvania and Illinois have enacted laws on self-referrals that apply generally to the health care profession, and the Company believes it is likely that more states will follow. These state self-referral laws include outright prohibitions on self-referrals similar to Stark or a simple requirement that physicians or other health care professionals disclose to patients any financial relationship the physicians or health care professionals have with a health care provider that is being recommended to the patients. The Company's operations in New York, New Jersey, California and Illinois have laboratories which are or will be subject to prohibitions on referrals for services in which the referring physician has a beneficial interest. However, New York, New Jersey and California have an exception for "in-office ancillary services" similar to the federal exception and in Illinois, the self-referral laws do not apply to services within the health care worker's office or group practice or to outside services as long as the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. The Company believes that the laboratories in its operations fit within exceptions contained in such statutes or are not subject to the statute at all. Each of the laboratories in the states in which these self-referral laws apply are owned by the Medical Practice in that state and are located in the office of such Medical Practice. However, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business, financial condition or operating results. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with the Medical Practices in order to comply with new or revised state statutes.

     Antitrust Laws. In connection with corporate practice of medicine laws referred to above, the Medical Practices with whom the Company is affiliated necessarily are organized as separate legal entities. As such, the Medical Practices may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anti-competitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of health care networks. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not have a material adverse effect on the operation of the Company and the Medical Practices.

     Government Regulation of ART Services. With the increased utilization of ART services, government oversight of the ART industry has increased and legislation has been adopted or is being considered in a number of states regulating the storage, testing and distribution of sperm, eggs and embryos. The Company believes it is currently in compliance with such legislation where failure to comply would subject the Company to sanctions by regulatory authorities, which could have a material adverse effect on the Company's business, financial condition and operating results.

     Regulation of Clinical Laboratories. The Company's and the Medical Practices' endocrine and embryology clinical laboratories are subject to governmental regulations at the federal, state and local levels. The Company and/or the Medical Practices at each Network Site have obtained, and from time to time renew, federal and/or state licenses for the laboratories operated at the Network Sites.

     The Clinical Laboratory Improvement Amendments of 1988 ("CLIA 88") extended federal oversight to all clinical laboratories, including those that handle biological matter, such as eggs, sperm and embryos, by requiring that all laboratories be certified by the government, meet governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. For the first time, the federal government is regulating all laboratories, including those operated by physicians in their offices. Rather than focusing on location, size or type of laboratory, this extended oversight is based on the complexity of the test the laboratories perform. CLIA 88 and the 1992 implementing regulations established a more stringent proficiency testing program for laboratories and increased the range and severity of sanctions for violating the federal licensing requirements. A laboratory that performs highly complex tests must meet more stringent requirements, while those that perform only routine "waived" tests may apply for a waiver from most requirements of CLIA 88.

     The sanctions for failure to comply with CLIA and these regulations include suspension, revocation or limitation of a laboratory's CLIA certificate necessary to conduct business, significant fines or criminal penalties. The loss of license, imposition of a fine or future changes in such federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company.

     In addition, the Company's clinical laboratory activities are subject to state regulation. CLIA 88 permits a state to require more stringent regulations than the federal law. For example, state law may require that laboratory personnel meet certain more stringent qualifications, specify certain quality control standards, maintain certain records, and undergo additional proficiency testing.

     The Company believes it is in material compliance with the foregoing standards.

     Other Licensing Requirements. Every state imposes licensing requirements on individual physicians, and some regulate facilities and services operated by physicians. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services, or making certain capital expenditures in excess of statutory thresholds for health care equipment, facilities or services. To date, the Company has not been required to obtain certificates of need or similar approvals for its activities. In connection with the expansion of its operations into new markets and contracting with managed care organizations, the Company and the Medical Practices may become subject to compliance with additional regulations. Finally, the Company and the Medical Practices are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulation, civil rights and discrimination, medical waste and other environmental issues. Increasingly, federal, state and local governments are expanding the regulatory requirements for businesses, including medical practices. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.

     Future Legislation and Regulation. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

Liability and Insurance

     The provision of health care services entails the substantial risk of potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or assume responsibility for compliance with regulatory requirements directly applicable to physicians and requires associated Medical Practices to maintain medical malpractice insurance. In general, the Company has established a program that provides the Medical Practices with such required insurance. However, in the event that services provided at the Network Sites or any affiliated Medical Practice are alleged to have resulted in injury or other adverse effects, the Company is likely to be named as a party in a legal proceeding.

     Although the Company currently maintains liability insurance that it believes is adequate as to both risk and amount, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms in the future or that any such insurance will provide adequate coverage against potential claims. In addition, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In addition, in connection with the acquisition of the assets of certain Medical Practices, the Company may assume certain of the stated liabilities of such practice. Therefore, claims may be asserted against the Company for events related to such practice prior to the acquisition by the Company. The Company maintains insurance coverage related to those risks that it believes is adequate as to the risks and amounts, although there can be no assurance that any successful claims will not exceed applicable policy limits.

     There are inherent risks specific to the provision of ART services. For example, the long-term effects of the administration of fertility medication, integral to most infertility and ART services, on women and their children are of concern to certain physicians and others who fear the medication may prove to be carcinogenic or cause other medical problems. Currently, fertility medication is critical to most ART services and a ban by the United States Food and Drug Administration or any limitation on its use would have a material adverse effect on the Company. Further, ART services increase the likelihood of multiple births, which are often premature and may result in increased costs and complications.

Employees

     As of July 16, 1997, the Company had 212 employees, six of whom are executive management, 189 are employed at the Network Sites and 23 are employed at the Company's headquarters. Of the Company's employees, 28 persons at the Network Sites and five at the Company's headquarters are employed on a part-time basis. The Company is not party to any collective bargaining agreement and believes its employee relationships are good.

Properties

     In January 1995, the Company relocated its headquarters and executive offices to an office building in Purchase, New York where it occupies approximately 8,000 square feet under a lease expiring April 14, 2000 at a monthly rental of $12,671, increasing annually to $15,339 per month in January 1999. The Company leases, subleases, and/or occupies, pursuant to its management agreements, each Network Site space from either third-party landlords or from the Medical Practices. The Company believes its executive offices and the space occupied by the Network Sites are adequate.

Legal Proceedings

     In November 1994, the Company was served with a complaint in a matter captioned Karlin v. IVF America, et. al., filed in the Supreme Court of the State of New York, County of Westchester. The suit also named, as co-defendants, Vicki L. Baldwin, a Director of the Company, United Hospital and Dr. John Stangel. The action purported to be a class action, initiated by plaintiffs on behalf of themselves and a class of persons similarly situated. The complaint alleged that the defendants, individually and collectively, had, in the communication of clinical outcome statistics, inaccurately stated success rates or failed to communicate medical risks attendant to ART procedures. These allegations gave rise to the central issue of the case, that of informed consent. The plaintiffs' application for class certification was denied by the court. The court ruled that the potential class of patients treated at the Westchester Network Site did not meet the criteria for class action status as required by New York law. The plaintiffs appealed this decision. In June 1997, the Appellate Division of the Supreme Court of the State of New York, Second Department affirmed the lower court decision.

     There are several other legal proceedings to which the Company is a party. In the Company's view, the claims asserted and the outcome of these proceedings will not have a material adverse effect on the financial position or the operating results of the Company.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

              Name                      Age  Position
----------------------------------      ---  ----------------------------------
Gerardo Canet ....................      52   Chairman  of the Board,  President,
                                             Chief    Executive    Officer   and
                                             Director
Peter O. Callan ..................      39   Vice President, Central Region
Jay Higham .......................      38   Vice   President,   Marketing   and
                                             Development
Dwight P. Ryan ...................      39   Vice  President,   Chief  Financial
                                             Officer, Treasurer and Secretary
Glenn G. Watkins .................      45   Vice  President,  President  of the
                                             AWM Division
Donald S. Wood, Ph.D. ............      52   Vice  President,   Chief  Operating
                                             Officer of the RSC Division
Vicki L. Baldwin .................      51   Director
Elliott D. Hillback, Jr. (1) .....      52   Director
Sarason D. Liebler (1) (3) .......      60   Director
Patricia M. McShane, M.D. ........      48   Director
Lawrence J. Stuesser (1) (2) .....      54   Director

----------
(1)  Member of Audit Committee and Compensation Committee.

(2)  Chairman of Compensation Committee.

(3)  Chairman of Audit Committee.

     Mr. Canet became President, Chief Executive Officer and a director of the Company effective February 14, 1994 and the Chairman of the Board effective April 19, 1994. For approximately five years prior to joining the Company, Mr. Canet held various executive management positions with Curative Health Services, Inc., most recently as Executive Vice President and President of its Wound Care Business Unit. From 1979 to 1989, Mr. Canet held various management positions with Kimberly Quality Care, Inc. ("Kimberly") (and a predecessor company), a provider of home health care services, most recently from 1987 to 1989 as Executive Vice President, Chief Operating Officer and director. Mr. Canet earned an M.B.A. from Suffolk University and a B.A. in Economics from Tufts University. Mr. Canet has been a director of Curative Health Services, Inc. since July 1991.

     Mr. Callan became Vice President of Operations for the Central Region in August 1995. For two years prior to joining the Company, Mr. Callan performed volunteer services in Papua, New Guinea teaching health and business management. From 1990 to 1993, Mr. Callan held the position of Regional Vice President with Kimberly. For six years prior thereto, Mr. Callan held various management positions with Kimberly. Mr. Callan earned his R.N. at Davnets School of Nursing, Ireland and a diploma in gerontology from Queens University, Belfast, Ireland.

     Mr. Higham became Vice President of Marketing and Development in October 1994. For four years prior to joining the Company, Mr. Higham held a variety of executive positions, the most recent of which was as Vice President of Health Systems Development for South Shore Hospital and South Shore Health and Education Corporation where he developed and implemented a strategy for integration with physician group practices and managed care payors. Mr. Higham earned an M.H.S.A. from George Washington University.

     Mr. Ryan became Secretary of the Company in March 1994, Vice President in November 1993, Chief Financial Officer in February 1993, and has been Treasurer since December 1990. Mr. Ryan served as Controller from December 1989 through January 1993 and as an executive employee of the Company from December 1987 to December 1989. For more than two years prior to joining the Company, Mr. Ryan was financial manager of CenterCore Incorporated, a manufacturer of office furniture. Mr. Ryan holds a B.A. from Lynchburg College.

     Mr. Watkins joined the Company in February 1997 as a corporate Vice President and as its President of the AWM Division. During 1996, Mr. Watkins headed his own health care consulting firm specializing in physician integration and practice management services. Previously, Mr. Watkins held numerous executive management positions over his 24-year career at Morton Plant Mease Health Care, Inc., a provider of integrated health services in Tampa Bay, Florida, including the position of President for various subsidiaries from 1988 through 1996. Mr. Watkins holds an M.S. in Management from the University of South Florida, a B.A. from the University of South Florida and an A.R.R.T. certification in Radiological Technology.

     Dr. Wood joined the Company in April 1991 as its Vice President of Genetics and in October 1992 was promoted to Vice President, Science and Technology. In 1997, Dr. Wood was promoted to Vice President, Chief Operating Officer of the RSC Division. From 1989 through March 1991, Dr. Wood was the Executive Vice President and Chief Scientific Officer of Odyssey Biomedical Corp., a genetic testing company which he co-founded and which was acquired by IG Labs, Inc. in December 1990. Dr. Wood received a Ph.D. in Physiology from Washington State University and completed a post-doctoral fellowship in neurology at the Columbia/Presbyterian Medical Center in New York, where he subsequently was appointed an Assistant Professor of Neurology.

     Ms. Baldwin is the mother of two children conceived at the Monash IVF Program in Melbourne, Australia, and a founder of the Company. Ms. Baldwin is currently a director of the Company and was an executive officer and a director from its inception through December 1995. Prior to founding the Company, Ms. Baldwin worked as a management consultant for McKinsey and Company, Inc. in Australia. Ms. Baldwin has recently joined Oxford Health Plans, Inc. where she is focusing on an initiative aimed at implementing a new model for developing and financing specialty women's health services. Ms. Baldwin earned a B.A. in Biology and Chemistry with High Honors from the University of Delaware, received an M.Ed. from the University of Houston, and an M.B.A. in International Business and Finance from New York University. Ms. Baldwin is a past president of Women in Management and serves on the Board of Directors of RESOLVE, Inc., a national, nonprofit organization serving the needs of infertile couples.

     Mr. Hillback was elected a director of the Company in June 1992. Mr. Hillback is a Senior Vice President of Genzyme Corp., a position he has held since July 1990, and from July 1991 to September 1996, Mr. Hillback has also served as the President and Chief Executive Officer of Genzyme Genetics, a division of Genzyme Corp. Mr. Hillback is currently a director of Aquila Biopharmaceuticals, Inc. Mr. Hillback has a B.A. from Cornell University and an M.B.A. from Harvard Business School.

     Mr. Liebler was elected a director of the Company in August 1994. Mr. Liebler is President of SDL Consultants, a privately-owned consulting firm engaged in rendering general business advice. From February 1985 to December 1, 1991, Mr. Liebler served as Chief Executive Officer of American Equine Products, Inc. and served as a director of that company from February 1985 to November 1992. American Equine Products, Inc., manufactured and distributed horse health care products and was a franchisor of retail pet stores and a distributor of pet products. American Equine Products, Inc. filed for bankruptcy in September 1991. During the past 20 years, Mr. Liebler has been a director and/or officer of a number of companies in the fields of home health care, clinical diagnostics, high density optical storage and sporting goods.

     Dr. McShane was elected a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane has been, and currently is, the Medical Director of the Boston Network Site where she is engaged in the private practice of medicine, specializing in infertility. For four years prior thereto, Dr. McShane was the Director of the IVF program at Brigham and Women's Hospital in Boston. Dr. McShane has held various positions at Harvard University School of Medicine, including Assistant Professor of Obstetrics and Gynecology. Dr. McShane graduated from Tufts University School of Medicine and is board certified in reproductive endocrinology and infertility.

     Mr. Stuesser was elected a director of the Company in April 1994. Since June 1996, Mr. Stuesser has held the position of President and Chief Executive Officer of Computer People Inc., the U.S. subsidiary of London-based Delphi Group. From July 1993 to May 1996, he was a private investor and business consultant. Mr. Stuesser was elected Chairman of the Board in July 1995 and has been a director of Curative Health Services, Inc. since 1993. Mr. Stuesser was Chief Executive Officer of Kimberly from 1986 to July 1993, at which time Kimberly was acquired by the Olsten Company. Mr. Stuesser holds a B.B.A. in accounting from St. Mary's University.

     In connection with the Company's acquisition of the Merger Companies in June 1996, Morris Notelovitz, M.D., Ph.D. became a member of the Company's Board of Directors, and under two long term employment agreements (the "Employment Agreements"), one with the Company and the other with the AWM Division, Dr. Notelovitz agreed to serve as Vice President for Medical Affairs and Medical Director of the AWM Division and agreed to provide medical services under the AWM Division. Effective January 1, 1997, Dr. Notelovitz resigned from his position as a director of the Company and terminated the Employment Agreements (the medical services under the Employment Agreement with the AWM Division terminated effective March 31, 1997). Currently, Dr. Notelovitz is a greater than 5% shareholder of the Company's outstanding Common Stock.

     The Board of Directors currently consists of six members. The Board of Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

     The Company has agreed to cause a nominee of FCI to be appointed as a director of the Company upon consummation of the Pending Acquisition and nominated as a director of the Company at the first annual meeting of stockholders after consummation of the Pending Acquisition.

Board Committees

     The Audit Committee consists of Messrs. Hillback, Liebler and Stuesser. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company.

     The Compensation Committee consists of Messrs. Hillback, Liebler and Stuesser. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the issuance of stock options to the Company's officers, employees and consultants and also has authority to grant options to directors who are not employees of the Company.

Director Compensation

     In 1996, in addition to stock option compensation discussed below, non-employee directors of the Company received an annual retainer of $10,000, a fee of $750 for each meeting of the Board attended and $2,500 per year for membership on a committee of the Board and were reimbursed for expenses actually incurred in attending meetings. Directors who are also executive officers are not compensated for their services as directors.

     Under the Outside Director Stock Purchase Plan, there are 125,000 shares of Common Stock reserved for issuance, pursuant to which directors who are not full-time employees of the Company may elect to receive all or a part of their annual retainer fees, the fees payable for attending meetings of the Board of Directors and the fees payable for serving on Committees of the Board, in the form of shares of Common Stock rather than cash, provided that any such election be made at least six months prior to the date that the fees are to be paid. No such elections were made as of the date of this Prospectus.

     On June 11, 1996, the Board of Directors granted stock options to purchase 6,000 shares of Common Stock to each of Messrs. Hillback, Liebler and Stuesser, and to Ms. Vicki Baldwin, the non-employee directors, each such option being exercisable at $3.75 per share, 50% of which shares become exercisable in June 1997 and the balance of such shares become exercisable in June 1998. On October 24, 1995, the Board of Directors granted stock options to purchase 6,000 shares of Common Stock to each of Messrs. Hillback, Liebler and Stuesser, each such option being exercisable at $2.56 per share, 50% of which shares became exercisable in June 1996 and the balance of such shares become exercisable in June 1997. On November 15, 1994, the Board of Directors granted stock options to purchase 30,000 shares of Common Stock to each of Messrs. Hillback,

Liebler and Stuesser, each such option being exercisable at $1.25 per share, 25% of which shares become exercisable one year from the date of the grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months. New non-employee directors will be granted options to purchase 30,000 shares of Common Stock under the Company's 1992 Incentive and Non-Incentive Stock Option Plan (the "1992 Plan") and, annually upon re-election, non-employee directors will be granted options to purchase 6,000 shares of Common Stock under the 1992 Plan.

     SDL Consultants, a company owned by Sarason D. Liebler, who became a director of the Company in August 1994, rendered consulting services to the Company for aggregate fees of approximately $17,000, $22,000 and $40,000 during the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

Limitation on Liability

     The DGCL permits a corporation through its certificate of incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation exonerates the Company's directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief. See "Description of Capital Stock."

Executive Compensation

     The following table sets forth a summary of the compensation paid or accrued by the Company during the years ended December 31, 1996, 1995 and 1994 for the Company's Chief Executive Officer and for the five most highly compensated executive officers (the "Named Executive Officers"), including three who are no longer serving as officers of the Company, effective January 1, 1997, February 28, 1997 and April 16, 1997, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long Term
                                                                                                  Compensation
                                                                                                  -------------
                                                                                                   Securities
                                                                         Annual Compensation       Underlying
                                                                     --------------------------     Options
               Name and Principal Position                 Year     Salary ($)         Bonus ($)   Granted (#)
                -------------------------                  ----      --------          --------    ----------
Gerardo Canet .......................................      1996       220,000              --       120,000
   President and                                           1995       215,000           53,750          --
   Chief Executive Officer                                 1994       189,000(1)        27,000      315,500

Peter O. Callan .....................................      1996       108,000           10,000          --
   Vice President,                                         1995        41,545(1)         9,375       40,000
   Central Region

Lois A. Dugan .......................................      1996       120,000              --           --
   Vice President,                                         1995       113,000           28,250          --
   Northeast Region (2)                                    1994        78,750(1)        12,495       40,000

Jay Higham ..........................................      1996       125,000              --        40,000
   Vice President, Marketing                               1995       110,000           19,250          --
   and Development                                         1994        27,500(1)         4,609       40,000

Patricia M. McShane, M.D. ...........................      1996       238,000           29,000          --
   Vice President, Medical                                 1995       173,600           15,190          --
   Affairs (3)                                             1994       203,000            8,000       37,293

Morris Notelovitz, M.D., Ph.D. ......................      1996       179,000(1)           --        40,000
   Vice President for Medical
   Affairs and Medical Director
   of the AWM Division (4)

----------
(1) Gerardo Canet, Peter Callan, Lois Dugan, Jay Higham and Morris Notelovitz commenced employment with the Company on February 14, 1994, August 14, 1995, April 5, 1994, October 3, 1994 and June 7, 1996, respectively.

(2) Effective April 16, 1997, Ms. Dugan resigned as Vice President of the Company's Northeast Region.

(3) Amount represents aggregate compensation earned for serving as an executive officer of the Company and as the Medical Director of the Boston Network Site. Effective February 28, 1997, Dr. McShane resigned as Vice President of the Company in charge of Medical Affairs. Dr. McShane was elected a director in March 1997 and remains the Medical Director at the Boston Network Site.

(4) Annual compensation amount represents aggregate compensation earned for serving as an executive officer of the Company and as the Medical Director of the Women's Medical & Diagnostic Center, Inc. Effective January 1, 1997 and March 31, 1997, Dr. Notelovitz resigned as an executive officer of the Company and as the Medical Director at the AWM Division, respectively. As a result of his resignation, the options granted to Dr. Notelovitz in 1996 were canceled.

Stock Option Information

      The following table sets forth certain information concerning grants of stock options made during 1996 to each of the Named Executive Officers:

                             OPTIONS GRANTED IN 1996

                                              Percentage
                                               of Shares                                      Potential Realizable
                                              Underlying                                        Value at Assumed
                                   Number of     Total                                        Annual Rates of Stock
                                    Shares      Options             Market                     Price Appreciation
                                  Underlying  Granted to           Price on                    for Option Term(2)
                                    Options    Employees Exercise   Date of                   ---------------------
             Name                   Granted   in 1996(1)   Price     Grant   Expiration Date      5%        10%
             -----                  -------    ---------   -----     -----   --------------       ---      ----
Gerardo Canet ...................  120,000(3)     35%      $2.37     $2.34   August 1, 2006    $173,715  $445,073

Jay Higham ......................   40,000(3)     12%      $2.37     $2.34   August 1, 2006    $ 57,905  $148,357

Morris Notelovitz, M.D., Ph.D. ..   40,000(4)     12%      $3.75     $3.75   June 11, 2006(4)  $ 94,333  $239,061

----------
(1) Based on an aggregate of 344,500 options granted to employees in 1996, including options granted to the Named Executive Officers and to outside directors.

(2) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of future stock price appreciation.

(3) Each such option being exercisable at $2.37 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months.

(4) Exercisable, with respect to 25% of the underlying shares, one year from the date of grant; thereafter the options become exercisable every three months at the rate of 6.25% of the total number of shares subject to each such options. These options were cancelled as a result of Dr. Notelovitz's resignation as an executive officer of the Company in January 1997.

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers who held unexercised options at December 31, 1996:

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                 Number of              Value of Unexercised
                                 Number of                   Securities Underlying           In-the-Money
                                  Shares                    Unexercised Options at            Options at
                                 Acquired                    December 31, 1996 (#)      December 31, 1996($)(1)
                                   Upon          Value    -------------------------   ------------------------
         Name                  Exercise (#)  Realized ($) Exercisable  Unexercisable  Exercisable Unexercisable
         -----                  -----------   ----------- ----------   ------------   ----------  ------------
Gerardo Canet ...............         --          --          --           19,001          --        19,001
                                      --          --        71,249          4,750        71,249       4,750
                                      --          --        34,125         11,375          --          --
                                    20,000      43,750(2)   67,500         87,500        25,650      33,250
                                      --          --          --          120,000(3)       --          --

Peter O. Callan .............         --          --        12,500         27,500          --          --

Lois A. Dugan ...............         --          --        15,625          9,375          --          --
                                      --          --         7,500          7,500         2,812       2,812

Jay Higham ..................         --          --        12,500         12,500         6,687       6,687
                                      --          --         7,500          7,500         2,812       2,812
                                      --          --           --          40,000(3)       --          --

Patricia M. McShane, M.D.(4)          --          --        15,475          9,285          --          --
                                      --          --         2,707           --           1,936        --
                                      --          --         6,266          6,267         2,350       2,350

Morris Notelovitz,
   M.D., Ph.D. (5) ..........         --          --           --          40,000          --          --
                                      --          --

----------
(1) Based upon the closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1996 of $1.625 per share.

(2) Represents the positive spread between the respective exercise prices of the exercised options and the closing sales price of the Common Stock on the Nasdaq National Market on June 28, 1996, the date of exercise, of $3.44 per share.

(3) These options were granted by the Company in August 1996, each such option being exercisable at $2.37 per share, 25% of which shares become exercisable one year from the date of grant; thereafter, the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months.

(4) These options were canceled as a result of Dr. McShane's resignation as an executive officer of the Company in February 1997.

(5) These options were canceled as a result of Dr. Notelovitz's resignation as an executive officer of the Company in January 1997.

Stock Option Plans

     The Company has in effect the 1988 Stock Option Plan (the "1988 Plan") which has 161,627 shares of Common Stock reserved for issuance thereunder and the 1992 Plan, which has 1,300,000 shares of Common Stock reserved for issuance thereunder. The 1988 Plan and the 1992 Plan are referred to herein collectively as the "Plans."

     The purposes of the Plans are to further the growth and development of the Company, its direct and indirect subsidiaries and the entities with which the Company collaborates to deliver services. The grant of options by the Company is intended to encourage selected employees, directors, consultants, agents, independent contractors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through ownership of its stock. The Plans provide such persons with an added incentive to promote the best interests of the Company and afford the Company a means of attracting persons of outstanding ability.

     The Plans are administered by the Board of Directors or a committee of the Board of Directors (the "Committee"); provided, however, that with respect to "officers" and "directors," as such terms are defined for purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Exchange Act, such committee, shall consist of "disinterested" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "disinterested" directors as defined in Rule 16b-3.

     Options granted under the Plans may be either incentive options or non-incentive options. Under both the 1988 and 1992 Plans, incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, may be granted only to employees and non-incentive stock options may be granted to employees, directors and such other persons as the Board of Directors or the Committee determines will contribute to the Company's success at exercise prices equal to at least 100%, or 110% for a ten percent shareholder, of the fair market value of the Common Stock on the date of grant with respect to incentive stock options and at exercise prices determined by the Board of Directors or the Committee with respect to non-incentive stock options. The 1988 Plan provides for the payment of a cash bonus to eligible employees in an amount equal to that required to exercise incentive stock options granted.

     The 1992 Plan provides for the automatic grant to outside directors of the Company of non-incentive stock options to purchase 30,000 shares of Common Stock on the date such person is first elected or appointed a director, at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Stock options issued under the Plans are exercisable, subject to such conditions and restrictions as determined by the Board of Directors or the Committee, during a ten-year period, or a five-year period for incentive stock options granted to a ten percent shareholder, following the date of grant; however, the maturity of any incentive stock option may be accelerated at the discretion of the Board of Directors or the Committee. Under the 1992 Plan, the Board of Directors or the Committee determines the exercise dates of options granted; however, in no event may incentive stock options be exercised prior to one year from date of grant.

     Under the 1988 Plan, options expire one month after the date of the holder's termination of employment with the Company or six months following disability or death. Under the 1992 Plan, options expire three months from the date of the holder's termination of employment with the Company or twelve months in the event of disability or death.

     On April 19, 1994, the Compensation Committee of the Board of Directors of the Company approved a stock option exchange program under which incentive stock options to purchase an aggregate of 107,992 shares of Common Stock at an exercise price of $2.50 per share were granted to employees holding options to purchase an identical number of shares at exercise prices ranging from $8.00 to $11.75, contingent upon the surrender of the old stock options. The new stock options expire on April 18, 2004 and are exercisable, with respect to 25% of the underlying shares, one year from the date of grant; thereafter the options become exercisable every three months at the rate of 6.25% of the total number of shares subject to each such option. Stock options to purchase an aggregate of 105,559 shares of Common Stock were surrendered.

     As of the date of this Prospectus, there were outstanding under the 1988 Plan options to purchase 105,772 shares at exercise prices ranging from $0.625 to $1.55 per share and there were outstanding under the 1992 Plan options to purchase 977,544 shares at exercise prices ranging from $0.625 to $3.75 per share.

Outside Director Stock Purchase Plan

     On April  19,  1994,  the  Board of  Directors  approved  the 1994  Outside
Director Stock Purchase Plan (the "Outside Director Stock Purchase Plan"), reserving for issuance thereunder 125,000 shares of Common Stock, pursuant to which directors who are not full-time employees of the Company may elect to receive all or part of their annual retainer fees, the fees payable for attending meetings of the Board of Directors and the fees payable for serving on Committees of the Board, in the form of shares of Common Stock rather than cash, provided that any such election be made at least six months prior to the date that the fees are to be paid. At December 31, 1996 and 1995, there were no options outstanding under the Outside Director Stock Purchase Plan.

Employment Agreements

     On February 14, 1994, Gerardo Canet entered into an employment agreement with the Company to serve as its President and Chief Executive Officer and was appointed a director. Pursuant to the employment agreement, Mr. Canet receives an annual salary of $215,000 subject to increases and in February 1994 was granted options to purchase an aggregate of 140,500 shares of Common Stock. Under Mr. Canet's employment agreement, the Company may terminate his employment without cause on thirty days' notice, in which event Mr. Canet will receive, as severance pay, twelve months' salary payable monthly. In the event Mr. Canet's employment is terminated by reason of his permanent disability or death, Mr. Canet (or his legal representative) will receive six months' base salary (reduced by any payments following termination received under any long-term disability policy maintained by the Company for Mr. Canet's benefit).

     The employment agreement further provides that in the event that (i) within one year after a "Change of Control" (as defined therein) of the Company, Mr. Canet's employment terminates or there occurs a material reduction in his duties (other than by reason of his disability) or a material interference by the Company's Board of Directors with the exercise of his authority or (ii) the Company is acquired for cash in excess of $10.00 per share of Common Stock, the stock options granted to Mr. Canet under the agreement would accelerate and become exercisable as of the date of such termination, material reduction, material interference, or cash acquisition, or, with respect to the incentive options, the earliest date thereafter consistent with certain restrictions set forth in the agreement.

     Under the employment agreement, Mr. Canet has agreed not to compete with the Company while employed by the Company and for a period of one year thereafter.

     The Company is a party to Change in Control Severance Agreements with Gerardo Canet, the Chairman of the Board, President and Chief Executive Officer of the Company, and Dwight Ryan, Vice President and Chief Financial Officer of the Company providing for severance pay to certain members of senior management if their employment is terminated upon a change in control of the Company.

     The Company is also a party to Executive Retention Agreements with each of Dr. Wood and Messrs. Higham, Callan and Watkins, Vice Presidents of the Company.

     The Change in Control Severance Agreement and the Executive Retention Agreements (together referred to herein as the "Agreements") provide for certain severance payments and benefits to the named executive in the event of a termination of their employment, either by the Company without cause, or by the executive for "Good Reason" (as defined therein), at any time within eighteen
(18) months following a "Change in Control" (as defined therein) of the Company (any such termination, a "Qualifying Termination"). More specifically, the Agreements provide the named executive with one additional year of salary, bonus (if applicable), and benefits (or equivalent), more than he or she would previously have been entitled to receive upon a termination without cause (or, additionally, in the case of Mr. Canet, certain terminations by Mr. Canet for Good Reason which would be deemed equivalent to a termination without cause under his current employment agreement). Pursuant to the terms of the Agreements, all incentive options granted to the respective executive would become fully vested upon a Qualifying Termination, subject to certain terms and conditions. Also, pursuant to the Agreements, the Company would be required to pay each respective executive for all reasonable fees and expenses incurred by the respective executive in litigating his or her rights, thereunder, to the extent the executive is successful in any such litigation.

                              CERTAIN TRANSACTIONS

      Dr. Patricia M. McShane, became a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane has been, and currently is, the Medical Director of the Boston Network Site and has also been, and currently is, engaged in the private practice of medicine, specializing in infertility. Dr. McShane's aggregate compensation earned in 1996 for serving as an executive officer of the Company and as the Medical Director of the Boston Network Site was $239,000. In June 1997, the Company granted Dr. McShane 30,000 options to purchase Common Stock, exercisable at $2.38 per share, in connection with her appointment to the Board of Directors of the Company.

      SDL Consultants, a company owned by Sarason D. Liebler, a director of the Company, rendered consulting services to the Company during 1996 and 1995 for aggregate fees of approximately $17,000 and $22,000, respectively. SDL Consultants is paid a daily rate (determined prior to each consulting project) plus reasonable out-of-pocket expenses.

      Under an agreement relating to preimplantation embryo genetic testing with Genzyme Genetics, a division of Genzyme Corp., the Company funded research in the amount of approximately $56,000 and $134,000 in 1996 and 1995, respectively. Genzyme Genetics and the Company mutually agreed to terminate the agreement effective December 31, 1996. Elliott D. Hillback, Jr., a director of the Company, is Senior Vice President of Genzyme Corp. See "Business--Clinical and Medical Services."

      In connection with the Company's acquisition of the Merger Companies in June 1996, Morris Notelovitz, M.D., Ph.D. became a member of the Company's Board of Directors, and under the Employment Agreements, Dr. Notelovitz agreed to serve as Vice President for Medical Affairs and Medical Director of the AWM Division and agreed to provide medical services under the AWM Division. Effective January 1, 1997, Dr. Notelovitz resigned from his position as a director of the Company and terminated the Employment Agreements (the medical services under the Employment Agreements terminated effective March 31, 1997). Currently, Dr. Notelovitz is a greater than 5% shareholder of the Company's outstanding Common Stock.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth at July 10, 1997 and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby and giving effect to the Pending Acquisition, certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the directors of the Company and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, the business address of each person listed is c/o IntegraMed America, Inc., One Manhattanville Road, Purchase, NY 10577.


                                                                          Percentage
                                                                         Beneficially
                                                  Number of                 Owned
                                                  Shares           -------------------------
                                                Beneficially       Prior to the    After the
                Name and Address                  Owned(1)           Offering      Offering
       -----------------------------------     ---------------      ----------     ---------
Alphi Investment Management Company
   155 Pfingsten Road, Suite 360
    Deerfield, IL 60013 .....................     820,600(2)          8.40%          4.74%
FMR Corp.
    82 Devonshire Street
    Boston, MA 02109 ........................     805,500(3)          8.24           4.65
Morris Notelovitz
    2801 N.W. 58th Blvd.
    Gainesville, FL 32605 ...................     666,666(4)          6.82           3.85
Fertility Centers of Illinois, S.C.
   3000 North Halsted Street
   Chicago, IL 60657 ........................   1,142,857(5)            --           6.60
Gerardo Canet ...............................   2,261,738(6)(7)      11.15          12.87
Peter O. Callan .............................      20,000(6)             *              *
Lois A. Dugan ...............................      32,125(6)             *              *
Jay Higham ..................................      39,499(6)             *              *
Donald S. Wood, Ph.D. .......................      35,833(6)             *              *
Vicki L. Baldwin ............................      56,132(6)             *              *
Elliott D. Hillback, Jr. ....................      29,625(6)(8)          *              *
Patricia M. McShane, M.D. ...................          --               --             --
Sarason D. Liebler ..........................      46,075(6)             *              *
Lawrence J. Stuesser ........................     218,725(6)(9)       2.23           1.26
All executive officers and directors
   as a group (11 persons) ..................   2,744,555(10)        15.62          15.42

--------------
*    Represents less than 1%

(1) As of July 10, 1997, there were 165,644 shares of Convertible Preferred Stock outstanding of which 150,000 shares, or 90.6%, were owned by Barry Blank (Box 32056, Phoenix, AZ 85064) as reported on his Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on June 6, 1994. Upon the conversion of each share of Convertible Preferred Stock owned by Mr. Blank into 2.96 shares of Common Stock, giving effect to the sale by the Company of the shares of Common Stock offered hereby and giving effect to the Pending Acquisition, he would own approximatley 2.56% of the Company's outstanding Common Stock.

(2) As reported on its Schedule 13G filed with the Commission on February 11, 1997, Alphi Investment Management Company ("AIMCO") may be deemed to be beneficial owners of these shares which include 666,800 shares, or 6.95%, of the Company's Common Stock, owned by Alphi Fund L.P. of which AIMCO is the general partner.

(3) As reported on their Schedule 13G filed with the Commission on February 14, 1997, FMR Corp. and its wholly-owned subsidiary, Fidelity Management & Research Company may be deemed to be beneficial owners of these shares, which include 605,500 shares of the Company's outstanding Common Stock, owned by Fidelity VIP Equity-Income Fund. In addition, as reported on such
     Schedule 13G, Edward C. Johnson, III, Chairman of FMR Corp., and certain Johnson family members through their ownership of voting Common Stock, form a controlling group with respect to FMR Corp., and, as such, may be deemed to be beneficial owners of such shares of Common Stock.

(4)  Represents  shares issued by the Company in its  acquisition  of the Merger
     Companies in June 1996. Gerardo Canet has an irrevocable proxy to vote these shares through September 30, 1997.

(5) Represents shares to be issued by the Company to FCI in connection with the Pending Acquisition. FCI is an entity owned directly or indirectly by Aaron Lifchez, M.D., Jacob Moise, M.D., Jorge Valle, M.D. and Brian Kaplan, M.D. Pursuant to an agreement, an estimated 1,142,857 shares of Common Stock will be issued in connection with the Pending Acquisition. FCI will grant Gerardo Canet an irrevocable proxy to vote these shares for the election of directors and certain matters for a two year period following the closing of the Pending Acquisition.

(6) Includes (or consists of) currently exercisable options to purchase Common Stock as follows: Gerardo Canet -- 256,761; Peter Callan -- 20,000; Lois Dugan -- 28,125; Jay Higham -- 37,499; Donald Wood -- 33,833; Elliott Hillback, Jr. -- 29,625; Lawrence Stuesser -- 29,625; and Sarason Liebler -- 29,625.

(7) Includes (i) 666,666 shares of Common Stock owned by Morris Notelovitz, M.D., Ph.D. for which Gerardo Canet has an irrevocable proxy to vote through September 30, 1997 and (ii) 145,454 shares of Common Stock owned by RSMC for which Mr. Canet has an irrevocable proxy to vote for the election of directors and certain other matters through June 6, 1999. Also includes an estimated 1,142,857 shares of Common Stock to be issued to FCI in the Pending Acquisition as to which Mr. Canet will have an irrevocable proxy to vote with respect to the election of directors and certain other matters for a two year period following the closing of the Pending Acquisition.

(8) Excludes 136,612 shares of Common Stock owned by Genzyme Genetics, a division of Genzyme Corp., that Elliott D. Hillback, Jr., as a Senior Vice President of Genzyme Corp., may be deemed to beneficially own as to which Mr. Hillback has disclaimed beneficial ownership.

(9) Includes 31,600 shares of Common Stock held by family members of Lawrence Stuesser for which Mr. Stuesser has disclaimed beneficial ownership.

(10) Includes currently exercisable options to purchase 476,896 shares of Common Stock. If all of the shares described in note (8) were included, the number of shares owned would be 1,738,310 and 2,881,167 shares and the percentage ownership, would be 16.96% prior to the offering and 16.19% after the offering, respectively.

                          DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

Preferred Stock

      The Board of Directors is authorized to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action by the stockholders.

      The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

      The existence of the Preferred Stock and the power of the Board of Directors of the Company to set its terms and issue a series of Preferred Stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of Common Stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of the Company.

      Convertible Preferred Stock

      The issuance of 2,500,000 shares of Convertible Preferred Stock has been authorized by resolutions adopted by the Board of Directors and is set forth in a Certificate of Designations of Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware, which contains the designations, rights, powers, preferences, qualifications and limitations of the Convertible Preferred Stock. All outstanding shares of Convertible Preferred Stock are fully paid and nonassessable.

      The following is a summary of the terms of the Convertible Preferred Stock. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designations filed with the Secretary of State of the State of Delaware amending the Company's Certificate of Incorporation and setting forth the rights, preferences and limitations of the Convertible Preferred Stock, filed as an exhibit to the Registration Statement of which this Prospectus is a part.

      On November 30, 1994, the Company announced it may purchase up to 300,000 shares of its outstanding Convertible Preferred Stock at such times and prices as it deems advantageous. The Company has no commitment or obligation to purchase any particular number of shares, and it may suspend the program at any time. As of the date hereof, there were 165,644 shares of Convertible Preferred Stock outstanding.

      Dividends

     The holders of the Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, dividends at the rate of $0.80 per share per annum, payable quarterly on the fifteenth day of August, November, February and May of each year, commencing August 15, 1993, to the holders of record as of a date, not more than sixty days prior to the dividend payment date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the quarterly period in which such dividend may be payable, except with respect to the first quarterly dividend which shall accrue from the date of issuance of the Convertible Preferred Stock.

      No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.

      In May 1995, as a result of the Company's Board of Directors suspending four quarterly dividend payments, holders of the Convertible Preferred Stock became entitled to one vote per share of Convertible Preferred Stock, voting, together with the Common Stock, on all matters submitted to a vote of stockholders, including election of directors; once in effect, such voting rights are not terminated by the payment of all accrued dividends. The Company does not anticipate the payment of any dividends on the Convertible Preferred Stock in the foreseeable future. As of July 16, 1997, 12 quarterly dividend payments had been suspended resulting in $397,000 of dividend payments being in arrears.

      Conversion

     At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time prior to redemption at a conversion rate of 1.1 shares of Common Stock for each share of Convertible Preferred Stock (equivalent to a conversion price of $9.0909 per share). The conversion rate is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); (iv) the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days of a dividend payment date, which will result in each instance in a reduction of $0.18 per share; or (v) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price, below $8.00 per share, except upon exercise of options and/or warrants outstanding on the date of this Prospectus and options thereafter granted to employees. No adjustment in the conversion rate will be required until cumulative adjustments require an adjustment of at least 1.5% in the conversion rate. No fractional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The right to convert the Convertible Preferred Stock terminates on the date fixed for redemption.

     On October 7, 1994, the Company offered to the holders of the 2,000,0000 outstanding shares of the Convertible Preferred Stock the ability to convert each share of Convertible Preferred Stock into 3.0 shares of Common Stock, and $0.20 in cash (the "Offer"). Upon expiration of the Offer on November 10, 1994 and pursuant to its terms 1,136,122 shares of Convertible Preferred Stock were accepted for conversion into 3,408,366 shares of Common Stock and $227,224 in cash. In connection with the Offer, five-year warrants to purchase 70,826 shares of Common Stock at $1.25 per share were issued to Raymond James & Associates, Inc.

      On June 6, 1996, the Company made a new conversion offer (the "Second Offer") to the holders of the 773,878 outstanding shares of the Convertible Preferred Stock. Under the Second Offer, holders of Convertible Preferred Stock received four shares of Common Stock upon conversion of each share of Convertible Preferred Stock and respective accrued dividends subject to the terms and conditions set forth in the Second Offer. The Second Offer was conditioned upon a minimum of 400,000 shares of Convertible Preferred Stock being tendered; provided that the Company reserved the right to accept fewer shares. Upon expiration of the Second Offer on July 17, 1996, and pursuant to its terms, 608,234 shares of Convertible Preferred Stock were accepted for conversion into 2,432,936 shares of Common Stock, or 78.6% of the Convertible Preferred Stock outstanding, constituting all the shares validly tendered. Upon consummation of the Second Offer, there were 9,198,375 shares of Common Stock outstanding and 165,644 shares of Convertible Preferred Stock outstanding. As a result of the conversion, the Company reversed approximately $973,000 in accrued dividends from its balance sheet and $6.1 million of liquidation preference has been eliminated.

      Redemption

      The Company may, at its option, redeem the Convertible Preferred Stock, in whole and not in part, at any time at a redemption price of $10.00 per share, plus accumulated and unpaid dividends, if the market price of the Common Stock (the closing sale price as reported by The Nasdaq SmallCap Market or, if not traded thereon, the high bid price as reported by Nasdaq or, if not quoted thereon, the high bid price in the National Quotation Bureau sheet listing for the Common Stock) equals or exceeds $12.00 per share for twenty consecutive trading days ending no more than ten days prior to the date of notice of redemption.

      In addition, the Company may, at its option, redeem the Convertible Preferred Stock, in whole and not in part, at any time on or after May 20, 1997 at the redemption prices set forth below, plus accumulated and unpaid dividends:

            Date of Redemption                                     Per Share
            -----------------                                       --------
      May 20, 1997 to May 19, 1999 ..............................     $10.70
      May 20, 1999 to May 19, 2001 ..............................     $10.50
      May 20, 2001 to May 19, 2003 ..............................     $10.30
      May 20, 2003 and thereafter ...............................     $10.00

      Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his last address as it appears upon the Company's registry books at least thirty days prior to the record date of such redemption. On and after the redemption date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

      On or after the redemption date, holders of shares of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof; provided, that a holder of Convertible Preferred Stock may elect to convert such shares into Common Stock at any time prior to the date fixed for redemption.

      From and after the redemption date, all rights of the holders of such shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

      Voting Rights

      The holders of the Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of the Convertible Preferred Stock, the holders are entitled to one vote per share.

      The affirmative vote of at least a majority of the shares of Convertible Preferred Stock voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking equal or superior to the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding up. In the event that the Company has the right to redeem the Convertible Preferred Stock no such vote is required if, prior to the time such class is issued, provision is to be made for the redemption of all shares of the Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

      In the event that the Company fails to pay any dividends for four quarterly dividend payment periods, whether or not consecutive, the holders of the Convertible Preferred Stock shall be entitled to one vote per share of Convertible Preferred Stock on all matters submitted to the Company's stockholders, including election of directors; once in effect, such voting rights are not terminated by the payment of all accrued dividends. In May 1995, as a result of the Company's Board of Directors suspending four quarterly dividend payments, holders of Convertible Preferred Stock became entitled to one vote per share of Convertible Preferred Stock voting, together with the Common Stock, on all matters submitted to a vote of stockholders, including election of directors.

      Liquidation

      In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to the Convertible Preferred Stock the holders of Convertible Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $10.00 per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $10.00 per share, plus all accumulated and unpaid dividends on the Convertible Preferred Stock and similar payments, any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of the Convertible Preferred Stock or such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.

      Miscellaneous

      The Company is not subject to any mandatory redemption or sinking fund provisions with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Convertible Preferred Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance.

      Transfer Agent

      American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 is the transfer agent for the Convertible Preferred Stock.

Common Stock

      The holders of outstanding shares of Common Stock are entitled to share ratably on a share-for-share basis with respect to any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution after the liquidating distribution to the holders of the Convertible Preferred Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

      Gerardo Canet, President and Chief Executive Officer of the Company has an irrevocable proxy to vote (i) 666,666 shares of Common Stock owned by Morris
Notelovitz, on all matters subject to a vote of the stockholders through September 30, 1997 and (ii) 145,454 shares of Common Stock currently owned by RSMC and any shares subsequently issued to RSMC in connection with the San Diego Acquisition, with respect to the election of directors and certain other matters for two years from the date of issuance. In addition, upon consummation of the Pending Acquisition, FCI will grant Mr. Canet an irrevocable proxy to vote the shares of Common Stock issued to it in the Pending Acquisition (estimated to be 1,142,857 shares) with respect to the election of directors and certain other matters. There are no transfer restrictions on the shares, other than those imposed by federal and state securities law.

      Transfer Agent

      American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 is the transfer agent and registrar for the Common Stock.

Limitation of Liability

      As permitted by the DGCL, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for damages for the breach of any duty owed to the Company or its stockholders except for liability for any breach of duty based upon an act or omission (i) in breach of the director's duty of loyalty to the Company or its stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in the receipt by such director of an improper personal benefit.

      As a result of the provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

      In addition, the Company's Amended and Restated Certificate of Incorporation and By-Laws provide that the Company will indemnify any and all corporate agents, including any director, officer, employee or agent of the Company, to the fullest extent permitted by the DGCL. Accordingly, the Company will be required to indemnify any such corporate agent against his expenses and liabilities in connection with proceedings other than those by or in the right of the Company involving the corporate agent by reason of his being such, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and (ii) with respect to any criminal proceedings, he had no reasonable cause to believe his conduct was unlawful.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of Common Stock in the public market after the offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. After this offering, the Company will have 17,317,009 shares of Common Stock outstanding (including an estimated 1,142,857 shares to be issued in the Pending Acquisition). Of these shares, the 6,400,000 shares of Common Stock offered hereby and an additional 8,587,641 shares of Common Stock outstanding will be freely tradable in the public market without restriction unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,329,368 shares of Common Stock outstanding on completion of this offering are restricted securities under the Securities Act and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rule 144 under the Securities Act.

      Pursuant to "lock-up" agreements, all of the Company's executive officers, directors and certain holders of shares of the outstanding Common Stock, who collectively hold 1,312,681 shares of Common Stock, have agreed not to offer, sell, contract to sell, or grant any option, right or warrant to purchase or otherwise dispose of any of their shares for a period of 90 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company also has agreed that it will not offer, sell, contract to sell, or grant any option, right or warrant to purchase or otherwise dispose of Common Stock for a period of 90 days from the date of this Prospectus, other than pursuant to outstanding warrants and options, existing stock option plans, and in connection with corporate collaborations and acquisitions, without the prior written consent of Vector Securities International, Inc. Upon termination of such lock-up agreements, 979,348 of the "locked-up" securities will be eligible for immediate sale in the public market subject to certain volume, manner of sale and other limitations under Rule 144. Vector Securities International, Inc. may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements.

     As of the date of this Prospectus, the Company had outstanding options and warrants to purchase a total of 1,802,828 shares of Common Stock (giving effect to this offering and the Pending Acquisition), of which options and warrants to purchase 1,204,917 shares are currently exercisable. Of such shares subject to options and warrants, approximately 582,660 shares are subject to lock-up agreements for a period of 90 days from the date of this Prospectus. As of the date of this Prospectus, an additional 332,454 shares were available for future option grants under the Company's stock option plans. All of the shares issued, issuable or reserved for issuance under the Company's stock option plans or upon the exercise of options issued or issuable under such plans are covered or will be covered by an effective registration statement. Shares issued upon exercise of such options generally will be freely tradeable in the public market after the effective date of a registration statement covering such shares without restriction or further registration under the Securities Act subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company. In addition, 490,441 shares of Common Stock are issuable upon conversion of the Convertible Preferred Stock (giving effect to this offering and the Pending Acquisition). Upon conversion, such shares of Common Stock will be freely tradable in the public market.

      After the offering, holders of an aggregate of 2,329,368 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares for resale under the Securities Act (including the shares to be issued in the Pending Acquisition). In addition, the 851,765 shares issuable upon exercise of outstanding warrants (including the Advisor Warrant) have similar registration rights. If such registrations cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. See "Management -- Stock Option Plans," "-- Outside Director Stock Purchase Plan," "Description of Capital Stock" and "Plan of Distribution."

                              PLAN OF DISTRIBUTION

      The Common Stock is being offered for sale by the Company on a best efforts, all or nothing, basis to selected institutional investors. Vector Securities International, Inc., the Placement Agent, has been retained pursuant to a placement agency agreement to act as the exclusive agent for the Company in connection with the arrangement of offers and sales of the Common Stock on a best efforts basis.

      The Placement Agent is not obligated to and does not intend to itself take (or purchase) any of the shares of Common Stock. It is anticipated that the Placement Agent will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested until indications of interest have been received for the amount of the offering. No investor funds will be accepted until indications of interest have been received for the amount of the offering, and no investor funds will be accepted prior to effectiveness of the Registration Statement. Notifications of intention to purchase and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. After the Registration Statement is declared effective and prior to the closing date, all investor funds will promptly be placed in escrow with Citibank, N.A., as Escrow Agent, in an escrow account established for the benefit of the investors. The Escrow Agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Exchange Act. Prior to the closing date, the Escrow Agent will advise the Company that payment for the purchase of the shares of Common Stock offered hereby has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company will deposit with DTC the shares of Common Stock to be credited to the respective accounts of the investors. Investor funds, together with interest thereon, if any, will be collected by the Company through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the escrow account will promptly be returned.

     The Company has agreed (i) to pay to the Placement Agent 7.0% of the proceeds of this offering (or approximately $700,000, assuming gross proceeds of this offering are $10.0 million) as the selling commission, (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and (iii) to reimburse the Placement Agent for up to $125,000 for certain expenses incurred by it in connection with the offering.

      Vector Securities International, Inc. has acted as the Company's financial advisor in connection with the Pending Acquisition. The Company has agreed to pay Vector Securities International, Inc., in cash upon consummation of the
Pending Acquisition, a transaction fee equal to 3.0% of the aggregate consideration to be paid in the Pending Acquisition for the right to manage FCI (or approximately $240,000). The Company also has agreed to sell to Vector Securities International, Inc., for an aggregate of $50, the Advisor Warrant, which permits Vector to purchase up to that number of shares of Common Stock equal to 2.0% of the aggregate consideration paid by the Company with respect to the right-to-manage fee in the Pending Acquisition ($8.0 million) divided by the average closing bid price per share of the Common Stock for the ten day trading period prior to closing of the Pending Acquisition, at an exercise price equal to $1.81. In addition, the Company has agreed to reimburse Vector Securities International, Inc. for its out-of-pocket expenses in connection with the Pending Acquisition and to indemnify Vector Securities International, Inc. against certain losses, claims, damages, liabilities and expenses.

      The Company has agreed not to issue, and certain officers and directors and other shareholders of the Company have agreed that they will not, directly or indirectly, offer, sell, contract to sell, or grant any option, right or warrant to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock for a period of 90 days from the date of this Prospectus, without the prior written consent of Vector Securities International, Inc. See "Shares Eligible for Future Sale."

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Stroock & Stroock & Lavan LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Bay Area Fertility and Gynecology Medical Group as of December 31, 1996 and for the year ended December 31, 1996 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Fertility Centers of Illinois, S.C. as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The  financial  statements  of MPD  Medical  Associates  (MA),  P.C.  as of
December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained from the Commission at its principal office above after payment of fees prescribed by the Commission.

                          INDEX TO FINANCIAL STATEMENTS

INTEGRAMED AMERICA, INC.                                                    Page
                                                                            ----

      Report of Independent Accountants ................................    F-2

      Consolidated Balance Sheet as of December 31, 1995 and 1996
         and March 31, 1997 (unaudited) ................................    F-3

      Consolidated  Statement  of  Operations  for the years ended
         December 31, 1994, 1995 and 1996 and for the three months
         ended March 31, 1996 and 1997  (unaudited) ....................    F-4

      Consolidated  Statement  of  Shareholders'  Equity  for  the
         years  ended December 31, 1994, 1995 and 1996 and for the
         three months ended March 31, 1996 and 1997  (unaudited) .......    F-5

      Consolidated  Statement  of Cash Flows for the years  ended
         December  31, 1994, 1995 and 1996 and for the three months
         ended March 31, 1996 and 1997  (unaudited) ....................    F-6

      Notes to Consolidated Financial Statements .......................    F-7

Bay Area Fertility and Gynecology Medical Group

      Report of Independent Accountants ................................    F-25

      Balance Sheet as of December 31, 1996 ............................    F-26

      Statement of Operations for the year ended
         December 31, 1996 .............................................    F-27

      Statement of Cash Flows for the year ended
         December 31, 1996 .............................................    F-28

      Notes to Financial Statements ....................................    F-29

Fertility Centers of Illinois, S.C

      Report of Independent Accountants ................................    F-31

      Combined Balance Sheet as of December 31, 1995 and 1996
         and March 31, 1997 (unaudited) ................................    F-32

      Combined Statement of Operations for the years ended
         December 31, 1995 and 1996 and for the three months
         ended March 31, 1996 and 1997  (unaudited) ....................    F-33

      Combined  Statement of  Stockholders'  Equity for the years ended December 31, 1995 and 1996 and for the three months
         ended March 31, 1996 and 1997  (unaudited) ....................    F-34

      Combined Statement of Cash Flows for the years ended
         December 31, 1995 and 1996 and for the three months ended
         March 31, 1996 and 1997  (unaudited) ..........................    F-35

      Notes to Combined Financial Statements ...........................    F-36

MPD Medical Associates (MA), P.C.

      Report of Independent Accountants.................................    F-41

      Balance Sheet as of December 31, 1995 and 1996 and
         March 31, 1997 (unaudited) ....................................    F-42

      Statement of Operations for the years ended December 31, 1994,
         1995 and 1996 and for the three months ended March 31, 1996
         and 1997 (unaudited) ..........................................    F-43

      Notes to Financial Statements ....................................    F-44

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IntegraMed America, Inc.

      In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of IntegraMed America, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Stamford, Connecticut
February 24, 1997

                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET
                           (all amounts in thousands)

                                                                                           December 31,
                                                                                       -----------------      March 31,
                                                                                        1995        1996        1997
                                                                                        ----        ----        ----
                                                                                                             (unaudited)
                                                      ASSETS

Current assets:
   Cash and cash equivalents ......................................................   $  7,883    $  3,761    $  3,336
   Short term investments .........................................................      1,500       2,000        --
   Patient accounts receivable, less allowance for doubtful accounts
     of $64, $113 and $127 in 1995, 1996 and 1997, respectively ...................      1,271       2,770       3,146
   Management fees receivable, less allowance for doubtful accounts
     of $0, $50 and $147 in 1995, 1996 and 1997, respectively .....................      1,125       1,249       1,757
   Research fees receivable .......................................................       --           232         222
   Other current assets ...........................................................        508         897       1,003
   Controlled assets of Medical Practices (see Note 2)
     Cash .........................................................................        296         191          65
     Accounts receivable, less allowance for doubtful accounts
       of $25, $146 and $92 in 1995, 1996 and 1997, respectively ..................      1,449         459         360
   Other current assets ...........................................................         14        --          --
                                                                                      --------    --------    --------
           Total controlled assets of Medical Practices ...........................      1,759         650         425
           Total current assets ...................................................     14,046      11,559       9,889
                                                                                      --------    --------    --------
Fixed assets, net .................................................................      2,266       3,186       2,947
Intangible assets, net ............................................................      1,761       5,894       7,937
Other assets ......................................................................        198         211         216
                                                                                      --------    --------    --------
           Total assets ...........................................................   $ 18,271    $ 20,850    $ 20,989
                                                                                      ========    ========    ========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable ...............................................................   $    181    $  1,020    $    575
   Accrued liabilities ............................................................      1,307       1,652       1,275

   Due to Medical Practices-- (see Notes 2 and 6) .................................        606         326         428

   Dividends accrued on Preferred Stock ...........................................        946         331         364
   Current portion of exclusive management rights obligation ......................        297         222         222
   Note payable and current portion of long-term debt .............................        274         426         653
   Patient deposits ...............................................................        411         490         581
                                                                                      --------    --------    --------
           Total current liabilities ..............................................      4,022       4,467       4,098
                                                                                      --------    --------    --------
Exclusive management rights obligation ............................................        978       1,213       1,213
Long-term debt ....................................................................        340         692         681
Commitments and Contingencies -- (see Note 14) ....................................       --          --          --
Shareholders' equity:
   Preferred Stock, $1.00 par value --
     3,785,378 shares authorized in 1995 and 3,165,644 shares authorized in 1996 and 1997 -- 2,500,000 undesignated; 1,285,378 and 665,644 shares designated as Series A Cumulative  Convertible of which  785,378,  165,644 and 165,644
     were issued and outstanding in 1995, 1996 and 1997, respectively .............        785         166         166
   Common Stock, $.01 par value-- 25,000,000 shares authorized;
     6,086,910, 9,230,557 and 9,587,640 shares issued and outstanding in
     1995, 1996 and 1997, respectively ............................................         61          92          96
   Capital in excess of par .......................................................     31,785      35,410      35,970
   Accumulated deficit ............................................................    (19,700)    (21,190)    (21,235)
                                                                                      --------    --------    --------
           Total shareholders' equity .............................................     12,931      14,478      14,997
                                                                                      --------    --------    --------
           Total liabilities and shareholders' equity .............................   $ 18,271    $ 20,850    $ 20,989
                                                                                      ========    ========    ========


         See accompanying notes to the consolidated financial statements

                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)



                                                                                         For the three months
                                                 For the years ended December 31,           ended March 31,
                                                ----------------------------------     -------------------------
                                                  1994        1995         1996           1996           1997
                                                  ----        ----         ----           ----           ----
                                                                                              (unaudited)
Revenues, net (see Note 2) ..................   $ 17,578      $16,711     $ 18,343       $ 4,175       $ 5,088
Medical Practice retainage (see Note 2) .....      3,824        3,063        2,680           794           396
                                                 -------      -------     --------      --------        ------
Revenues after Medical Practice retainage
   (see Note 2) .............................     13,754       13,648       15,663         3,381         4,692
Costs of services rendered ..................     10,998        9,986       12,398         2,563         3,615
                                                 -------      -------     --------      --------        ------

Network Sites' contribution .................      2,756        3,662        3,265           818         1,077
                                                 -------      -------     --------      --------        ------

General and administrative expenses .........      3,447        3,680        4,339           855           918
Clinical service development expenses .......        452          290          323            67            59
Amortization of intangible assets ...........        --            73          331            42           137
Interest income .............................       (519)        (626)        (415)         (120)          (34)
Interest expense ............................         40           20           36             5            10
                                            .    -------      -------     --------      --------        ------
Total other expenses .......................       3,420        3,437        4,614           849         1,090
                                                 -------      -------     --------      --------        ------
(Loss) income before income taxes ..........        (664)         225       (1,349)          (31)          (13)
Provision for income and capital taxes .....         150          155          141            43            32
                                                 -------      -------     --------      --------        ------
Net (loss) income ..........................        (814)          70       (1,490)          (74)          (45)
Less: Dividends accrued and/or paid on
   Preferred Stock .........................       1,146          600          132           154            33
                                                 -------      -------     --------      --------        ------
Net loss applicable to Common Stock before
   consideration for induced conversion of
   Preferred Stock .........................     $(1,960)     $  (530)    $ (1,622)     $   (228)       $  (78)
                                                 =======      =======     ========      ========        ======
Net loss per share of Common Stock before
   consideration for induced conversion of
   Preferred Stock .........................     $ (0.32)     $ (0.09)    $  (0.21)          --            --
                                                 =======      =======     ========      ========        ======

Net loss per share of Common Stock
   (see Note 11) ...........................     $ (0.32)     $ (0.09)    $  (0.68)     $  (0.04)       $(0.01)
                                                 =======      =======     ========      ========        ======

Weighted average number of shares of
   Common Stock outstanding ................       6,081        6,087        7,602         6,087         9,544
                                                 =======      =======     ========      ========        ======

        See accompanying notes to the consolidated financial statements.

                            INTEGRAMED AMERICA, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                (all amounts in thousands, except share amounts)

                                                Cumulative Convertible
                                                    Preferred Stock        Common Stock                                   Total
                                                ----------------------  ------------------  Capital in    Accumulated  Shareholders'
                                                  Shares      Amount     Shares    Amount  Excess of Par   Deficit       Equity
                                                  -------    --------    ------    ------  ------------- ----------- ------------
BALANCE AT DECEMBER 31, 1993 .................  2,000,000   $ 2,000    2,666,867      $27    $ 33,461       $(18,956)   $ 16,532
Conversion of Preferred Stock to Common
  Stock, net of  issuance costs .............. (1,136,122)   (1,136)   3,408,366       34         326           --          (776)
Dividends accrued and paid to
  preferred shareholders .....................       --        --           --         --      (1,146)          --        (1,146)
Exercise of Common Stock options .............       --        --         11,677       --          23           --            23
Net loss .....................................       --        --           --         --        --             (814)       (814)
                                               ----------   -------    ---------      ---    --------       --------    --------

BALANCE AT DECEMBER 31, 1994 .................    863,878       864    6,086,910       61      32,664        (19,770)     13,819
Dividends accrued to preferred shareholders ..       --        --           --         --        (600)          --          (600)
Purchase and retirement of Preferred Stock ...    (78,500)      (79)        --         --        (279)          --          (358)
Net income ...................................       --        --           --         --        --               70          70
                                               ----------   -------    ---------      ---    --------       --------    --------
BALANCE AT DECEMBER 31, 1995 .................    785,378       785    6,086,910       61      31,785        (19,700)     12,931
Conversion of Preferred Stock to Common
  Stock, net of issuance costs and the
  reversal  of accrued Preferred Stock
  dividends ..................................   (608,234)     (608)   2,432,936       24       1,298           --           714
Issuance of Common Stock for acquisition .....       --        --        666,666        7       2,493           --         2,500
Dividends accrued to preferred shareholders ..       --        --           --         --        (132)          --          (132)
Purchase and retirement of Preferred Stock ...    (11,500)      (11)        --         --         (72)          --           (83)
Exercise of Common Stock options .............       --        --         44,045       --          38           --            38
Net loss .....................................       --        --           --         --        --           (1,490)     (1,490)
                                               ----------   -------    ---------      ---    --------       --------    --------

BALANCE AT DECEMBER 31, 1996 .................    165,644       166    9,230,557       92      35,410        (21,190)     14,478
Issuance of Common Stock for acquisition .....       --        --        333,333        3         579           --           582
Dividends accrued to preferred shareholders ..       --        --           --         --         (33)          --           (33)
Exercise of Common Stock options .............       --        --          3,750       --          14           --            14
Issuance of Common Stock to an employee ......       --        --         20,000        1        --             --             1
Net loss .....................................       --        --           --         --        --              (45)        (45)
                                               ----------   -------    ---------      ---    --------       --------    --------
BALANCE AT MARCH 31, 1997 (unaudited) ........    165,644   $   166    9,587,640      $96    $ 35,970       $(21,235)   $ 14,997
                                               ==========   =======    =========      ===    ========       ========    ========

        See accompanying notes to the consolidated financial statements.

                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (all amounts in thousands)


                                                                                                For the three months
                                                             For the years ended December 31,      ended March 31,
                                                             --------------------------------    -----------------
                                                               1994        1995       1996        1996       1997
                                                               ----        ----       ----       -----       ----
                                                                                                    (unaudited)
Cash flows from operating activities:
   Net (loss) income .....................................   $   (814)   $     70    $(1,490)   $   (74)   $   (45)
   Adjustments to reconcile  net (loss) income to
      net cash (used in) provided by operating activities:
      Depreciation and amortization ......................        770         775      1,116        230        417
      Writeoff of fixed assets ...........................        275          21       --         --           55
   Changes in assets and liabilities net of effects from
      acquired businesses --
   (Increase) decrease in assets:
      Patient accounts receivable ........................       (142)        (94)    (1,318)      (542)      (376)
      Management fees receivable .........................       --        (1,125)      (124)      (207)      (508)
      Research fees receivable ...........................       --          --           10       --           10
      Other current assets ...............................         22        (304)      (379)       (95)      (106)
      Other assets .......................................          1         (21)       (13)       (17)        (5)
   (Increase) decrease in controlled assets of
      Medical Practices:
      Patient accounts receivable ........................        316         806        990        458         99
      Other current assets ...............................         15          25         14          4       --
   Increase (decrease) in liabilities:
      Accounts payable ...................................        175        (502)       839         92       (445)
      Accrued liabilities ................................        (56)          3        106       (228)      (377)
      Due to Medical Practices ...........................        124        (131)      (280)       (12)       102
      Patient deposits ...................................       (109)        (77)        79          7         91
                                                             --------    --------    -------    -------    -------
Net cash (used in) provided by operating activities ......        577        (554)      (450)      (384)    (1,088)
                                                             --------    --------    -------    -------    -------
Cash flows (used in) provided by investing activities:
   Purchase of short term investments ....................       --        (1,500)      (500)      --         --
   Proceeds from short term investments ..................       --          --         --         --        2,000
   Payment for exclusive management rights and acquired
      physician practices ................................       --          (177)      (984)      --       (1,635)
   Purchase of net assets of acquired businesses .........       --          (168)      (394)      --          (29)
   Purchase of fixed assets and leasehold improvements ...       (913)     (1,152)    (1,498)      (344)       (64)
   Proceeds from sale of fixed assets and leasehold
      improvements .......................................       --           651         86       --           80
                                                             --------    --------    -------    -------    -------
Net cash (used in) provided by investing activities ......       (913)     (2,346)    (3,290)      (344)       352
                                                             --------    --------    -------    -------    -------
Cash flows (used in) provided by financing activities:
   Proceeds from bank under Credit Facility ..............       --          --         --         --          250
   Principal repayments on debt ..........................        (78)        (84)      (193)       (44)       (52)
   Principal repayments under capital lease obligations ..       (326)       (173)      (216)       (43)       (27)
   Repurchase of Convertible Preferred Stock .............       --          (358)       (83)       (11)      --
   Used for recapitalization costs .......................       (776)       --          (33)      --         --
   Dividends paid on Convertible Preferred Stock .........       (800)       --         --         --         --
   Proceeds from exercise of Common Stock options ........         23        --           38          2         14
                                                             --------    --------    -------    -------    -------
Net cash (used in) provided by financing activities ......     (1,957)       (615)      (487)       (96)       185
                                                             --------    --------    -------    -------    -------
Net decrease in cash .....................................     (2,293)     (3,515)    (4,227)      (824)      (551)
Cash at beginning of period ..............................     13,987      11,694      8,179      8,179      3,952
                                                             --------    --------    -------    -------    -------
Cash at end of period ....................................   $ 11,694    $  8,179    $ 3,952    $ 7,355    $ 3,401
                                                             ========    ========    =======    =======    =======

        See accompanying notes to the consolidated financial statements.

                            INTEGRAMED AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

     IntegraMed America, Inc. (the "Company") is a physician practice management company specializing in women's health care, with a focus on infertility and assisted reproductive technology ("ART") services as well as health care services to peri- and post-menopausal women. During 1996, the Company provided management services to a nationwide network of medical practices that consists of ten sites (each, a "Network Site"). Each Network Site consists of a location or locations where the Company has a management agreement with a physician group or hospital (each, a "Medical Practice") which employs the physicians or where the Company directly employs the physicians.

      Until 1996, the Company was focused exclusively on providing management services to Medical Practices in the area of infertility and ART services. During 1996, the Company, with the acquisition of a medical practice in Florida, broadened its focus to include health care services to peri- and post-menopausal women (ages 40-50 and over 50, respectively). As a result, the Company established two divisions: the Reproductive Science Center Division (the "RSC Division"), which provides management services to Medical Practices focused on infertility and ART services, and the Adult Women's Medical Division (the "AWM Division"), which provides management services to Medical Practices focused on health care services for peri- and post-menopausal women.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Basis of consolidation --

     The consolidated financial statements comprise the accounts of IntegraMed America, Inc. and its wholly owned subsidiaries, IVF America (NY), Inc., IVF America (MA), Inc., IVF America (PA), Inc., IVF America (NJ), Inc., IVF America
(MI), Inc. and the Adult Women's Medical Center, Inc. All significant intercompany transactions have been eliminated. The Company derives its revenues from patient service revenues, management agreements with a three-part management fee and, with respect to the New Jersey Network Site, a management agreement with fees based on a percentage of the revenues and reimbursed costs of services of such Network Site.

     These consolidated financial statements are prepared in accordance with generally accepted accounting principles which requires the use of management's estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interim results --

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position at March 31, 1997, and the results of operations and cash flows for the interim periods presented. Operating results for the interim period are not necessarily indicative of results that may be expected for the year ending December 31, 1997.

    Revenue and cost recognition --

    RSC Division

     During 1996, the RSC Division's operations were comprised of nine management agreements, one of which was terminated in November 1996 and one of which was terminated in January 1997. During the three-month period ended March 31, 1997, the RSC Division's operations were principally comprised of eight management agreements, one of which was entered into on January 7, 1997.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Under four of the agreements the Company receives as compensation for its management services a three-part management fee comprised of: (i) a fixed percentage of net revenues generally equal to 6%, (ii) reimbursed cost of services (costs incurred in managing a Medical Practice and any costs paid on behalf of the Medical Practice) and (iii) a fixed or variable percentage of earnings after management fees and any guaranteed physician compensation, or an additional fixed or variable percentage of net revenues which generally results in the Company receiving up to an additional 15% of net revenues. All management fees are reported as revenues, net by the Company. Direct costs incurred by the Company in performing its management services and costs incurred on behalf of the Medical Practice are recorded in costs of services rendered. The physicians receive as compensation all remaining earnings after payment of the Company's management fee.

     Under three management agreements, one of which was terminated in November 1996, the Company displays the patient service revenues of the Medical Practices which are reflected in revenues, net on its consolidated statement of operations. Under these agreements, the Company records all patient service revenues and, out of such revenues, the Company pays the Medical Practices' expenses, physicians' and other medical compensation, direct materials and certain hospital contract fees (the "Medical Practice retainage"). Approximately 70-80% of Medical Practice retainage is fixed and the balance is primarily comprised of certain physician compensation and drug costs which vary according to Medical Practice volume. Specifically, under the management agreement for the Boston Network Site, the Company guarantees a minimum physician compensation based on an annual budget primarily determined by the Company. Remaining revenues, if any, which represent the Company's management fee, are used by the Company for other direct administrative expenses which are recorded as costs of services. Under the management agreement for the Long Island Network Site, the Company's management fee is payable only out of the remaining revenues, if any, after the payment of all expenses of the Medical Practice. Under these arrangements, the Company is liable for payment of all liabilities incurred by the Medical Practices and is at risk for any losses incurred in the operations thereof.

     Two of the Company's Network Sites are affiliated with medical centers. Under one of these management agreements, the Company primarily provides endocrine testing and administrative and finance services for a fixed percentage of revenues, equal to 15% of net revenues, and reimbursed costs of services. Under the second of these management agreements, the Company's revenues are derived from certain ART laboratory services performed, and directly billed to the patients by the Company; out of these patient service revenues, the Company pays its direct costs and the remaining balance represents the Company's Network Site contribution. All direct costs incurred by the Company are recorded as costs of services.

    AWM Division

     The AWM Division's operations are currently comprised of one Network Site with three locations which are directly owned by the Company and a 51% interest in the National Menopause Foundation ("NMF"), a company which develops multifaceted educational programs regarding women's healthcare and publishes a quarterly women's health digest. The Network Site is also involved in clinical trials with major pharmaceutical companies.

     The Company bills and records all patient service revenues of the Network Site and records all direct costs incurred as costs of services. The Company retains as Network site contribution an amount determined using the three-part management fee calculation described above with regard to the RSC Division, and the balance is paid as compensation to the Medical Practices and is recorded by the Company in costs of services rendered. The Medical Practices receive a fixed monthly draw which may be adjusted quarterly by the Company based on the respective Network Site's actual operating results.

     Revenues in the AWM Division also include amounts earned under contracts relating to clinical trials between the Network Site and various pharmaceutical companies. The Network Site contracts with major pharmaceutical companies (sponsors) to perform women's medical care research mainly to determine the safety and efficacy of a medication. Research revenues are recognized pursuant to each respective contract in the period which the medical services (as stipulated by the research study protocol) are performed and collection of such fees is considered probable. Net realization is dependent upon final approval by the sponsor that procedures were performed according to study protocol. Payments collected from sponsors in advance for services are included in accrued liabilities, and costs incurred in performing the research studies are included in costs of services rendered.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The Company's 51% interest in NMF is included in the Company's consolidated financial statements. The Company records 100% of the patient service revenues and costs of NMF and reports 49% of any profits of NMF as minority interest on the Company's consolidated balance sheet. Minority interest at December 31, 1996 and March 31, 1997 was $0.

    Cash and cash equivalents --

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

    Short term investments --

     Short term investments consist of investments in corporate commercial paper with an original maturity of less than one year but greater than three months and are available for sale. Investments are recorded at cost, which approximates market.

    Patient accounts receivable --

     Patient accounts receivable represent receivables from patients for medical services provided by the Medical Practices. Such amounts are recorded net of contractual allowances and estimated bad debts and risk of loss due to non-collectibility is borne by the Company. As of December 31, 1996 and March 31, 1997, of the total patient accounts receivable of $2,770,000 and $3,146,000, respectively, approximately $836,000 and $1,041,000 of accounts receivable were a function of Network Site revenue (i.e., the Company purchased the accounts receivable from the Medical Practice) and the balances of $1,934,000 and $2,105,000, respectively, were a function of net revenues of the Company (see
Note 2 -- "Revenue and cost recognition" above).

    Management fees receivable --

      Management fees receivable represent fees owed to the Company pursuant to its management agreements with certain Network Sites (see Note 2 -- "Revenue and cost recognition" above).

     Research fees receivable --

    Research fees receivable represent receivables from pharmaceutical companies for medical services provided by the Medical Practices at the Network Site under the AWM Division to patients pursuant to protocols stipulated under contracts relating to clinical trials between the pharmaceutical companies and the AWM Division.

    Controlled assets of Medical Practices --

     Controlled cash represents segregated cash held in the name of certain Medical Practices; controlled accounts receivable represent patient receivables due to certain Medical Practices, and controlled other current assets represent assets owned by and held in the name of certain Medical Practices, all of which are reflected on the Company's consolidated balance sheet due to the Company's unilateral control of such assets.

     At December  31, 1995 and 1996 and at March 31,  1997,  of the  $1,759,000,
$650,000 and $425,000, respectively, controlled assets of Medical Practices, $279,000, $117,000 and $76,000, respectively, were restricted for payment of the amounts due to Medical Practices and the balances of $1,480,000, $533,000 and $349,000, respectively, were payable to the Company.

    Fixed assets --

     Fixed  assets  are  valued  at  cost  less  accumulated   depreciation  and
amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the asset life or the remaining term of the lease. Assets under capital leases are amortized over the term of the lease agreements. The Company periodically reviews the fair value of long-lived assets, the results of which have had no material effect on the Company's financial position or results of operations.

     When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposition is recognized as gain or loss. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Intangible assets --

     Intangible assets at December 31, 1995 and 1996 and March 31, 1997 consisted of the following (000's omitted):

                                                 1995        1996        1997
                                                 ----        ----        ----
                                                                     (unaudited)

   Exclusive management rights ..............   $1,621      $2,178     $ 4,281
   Goodwill .................................       50       3,935       4,004
   Trademarks ...............................      372         394         395
                                                ------      ------      ------
       Total ................................    2,043       6,507       8,680
   Less -- accumulated amortization .........     (282)       (613)       (743)
                                                ------      ------      ------
       Total ................................   $1,761      $5,894      $7,937
                                                ======      ======      ======

   Exclusive Management Rights, Goodwill and Other Intangible Assets

     Exclusive management rights, goodwill and other intangible assets represent costs incurred by the Company for the right to manage and/or acquire certain Network Sites and are valued at cost less accumulated amortization.

    Trademarks

     Trademarks represent trademarks, service marks, trade names and logos purchased by the Company and are valued at cost less accumulated amortization.

    Amortization and recoverability

     The Company periodically reviews its intangible assets to assess recoverability; any impairments would be recognized in the consolidated statement of operations if a permanent impairment were determined to have occurred. Recoverability of intangibles is determined based on undiscounted expected earnings from the related business unit or activity over the remaining amortization period. Exclusive management rights are amortized over the term of the respective management agreement, usually ten or twenty years. Goodwill and other intangibles are amortized over periods ranging from three to forty years. Trademarks are amortized over seven years. Accumulated amortization of exclusive management rights, goodwill and trademarks was $73,000, $0 and $209,000 at December 31, 1995, respectively, and $270,000, $91,000 and $252,000 at December 31, 1996, respectively, and $343,000, $137,000 and $263,000 at March 31, 1997,
respectively.

    Due to Medical Practices --

     Due to Medical Practices represents liabilities the Company was obligated to pay on behalf of, or directly to, the Medical Practices from the controlled assets of Medical Practices, which may be offset by advances made by the Company to certain Medical Practices for professional and affiliate fees.

    Stock based employee compensation --

     The Company adopted Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123), on January 1, 1996. Under FAS 123, companies can, but are not required to, elect to recognize compensation expense for all stock based awards, using a fair value method. The Company has adopted the disclosure only provisions, as permitted by FAS 123.

    Concentrations of credit --

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's trade receivables are primarily from third party payors, principally insurance companies and health maintenance organizations.

    Income taxes --

     The Company accounts for income taxes utilizing the asset and liability approach.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Earnings per share --

     Net loss per share is determined by dividing net income or loss, decreased or increased by accrued dividends and dividend payments on the Series A Cumulative Convertible Preferred Stock ("Preferred Stock"), by the weighted average number of shares of Common Stock outstanding during the period (see Note
11).

NOTE 3 -- REVENUES, MEDICAL PRACTICE RETAINAGE AND COSTS OF SERVICES:

     The following table sets forth for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, revenues, Medical Practice retainage and costs of services for each of the Company's three types of management agreements (patient service revenues, three-part management fee and percent of revenues and reimbursed costs of services) and revenues and costs of services for the AWM Division (000's omitted):

                                                                                  For the
                                                        For the years           three months
                                                      ended December 31,       ended March 31,
                                                 ---------------------------   ---------------
                                                   1994     1995       1996     1996     1997
                                                 -------   ------     ------   -------  ------
                                                                                 (unaudited)
Revenues, net:
  RSC Division --
    Patient service revenues .................   $17,578   $13,820   $11,449   $2,733   $2,363
    Management fees-- three part management
       fee ...................................      --         981     3,159      703    1,178
    Management fees-- percent of revenues
       and reimbursed costs of services of the
       New Jersey Network Site ...............      --       1,910     2,978      739      879
                                                 -------   -------   -------   ------   ------
          Total RSC Division revenues, net ...    17,578    16,711    17,586    4,175    4,420
                                                 -------   -------   -------   ------   ------
  AWM Division -- revenues ...................      --        --         757     --        668
                                                 -------   -------   -------   ------   ------
          Total revenues, net ................   $17,578   $16,711   $18,343   $4,175   $5,088
                                                 =======   =======   =======   ======   ======
Medical Practice retainage:
  RSC Division --
    Medical Practice retainage related to
       patient service revenues ..............   $ 3,824   $ 3,063   $ 2,680   $  794   $  396
                                                 =======   =======   =======   ======   ======
Costs of services:
  RSC Division --
    Costs related to patient service revenues    $10,998   $ 7,963   $ 7,465   $1,692   $1,497
    Costs related to three part management
       fees ..................................      --         933     3,049      672    1,173
    Costs related to New Jersey Network Site .      --       1,090     1,095      199      349
                                                 -------   -------   -------   ------   ------
          Total RSC division costs of services    10,998     9,986    11,609    2,563    3,019
                                                 -------   -------   -------   ------   ------
  AWM Division-- Costs of services ...........      --        --         789     --        596
                                                 -------   -------   -------   ------   ------
          Total costs of services ............   $10,998   $ 9,986   $12,398   $2,563   $3,615
                                                 =======   =======   =======   ======   ======

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     For the year ended December 31, 1996, the Boston Network Site, which is reflected as patient service revenues under the RSC Division, provided 38.5% and 58.9% of revenues, net and Network Sites' contribution, respectively, of the Company. Summary financial information for this Network Site is as follows (000's omitted):

                                                                            For the
                                            For the                      three months
                                     years ended December 31,           ended March 31,
                                  ------------------------------     ------------------
                                   1994        1995        1996       1996        1997
                                  -----       -----       -----      -----        -----
                                                                         (unaudited)

Revenues, net .................  $5,960      $6,594      $7,063      $1,813      $1,653
Medical Practice retainage.....     451         556       1,015         276         258
                                  -----       -----       -----       -----       -----
Revenues after Medical
   Practice retainage .........   5,509       6,038       6,048       1,537       1,395
Costs of services rendered.....   3,632       3,970       4,126         964         985
                                  -----       -----       -----       -----       -----
Network Site's contribution....  $1,877      $2,068      $1,922      $  568      $  410
                                  =====       =====       =====       =====       =====

      In addition, the New Jersey Network Site, which management fee is based upon a percentage of revenues, provided 16.9% and 34.5% of revenues, net and Network Sites' contribution, respectively, of the Company.

NOTE 4 -- FIXED ASSETS, NET:

     Fixed assets, net at December 31, 1995 and 1996 and March 31, 1997 consisted of the following (000's omitted):

                                                1995        1996        1997
                                                ----        ----       -----
                                                                     (unaudited)

Furniture, office and other equipment .....   $ 1,617     $ 2,145     $ 2,088
Medical equipment .........................     1,319       1,954       1,950
Leasehold improvements ....................       728       1,246       1,196
Assets under capital leases ...............     1,453       1,426       1,420
                                              -------     -------     -------
    Total .................................     5,117       6,771       6,654
Less--Accumulated depreciation and
    amortization ..........................    (2,851)     (3,585)     (3,707)
                                              -------     -------     -------
                                              $ 2,266     $ 3,186     $ 2,947
                                              =======     =======     =======

      Assets under capital leases primarily consist of medical equipment. Accumulated amortization relating to capital leases at December 31, 1995 and 1996 and March 31, 1997 was $908, $1,065 and $1,060, respectively.

NOTE 5 -- ACCRUED LIABILITIES:

     Accrued liabilities at December 31, 1995 and 1996 and March 31, 1997 consisted of the following (000's omitted):

                                                   1995       1996       1997
                                                   ----       ----      -----
                                                                     (unaudited)

Deferred compensation ........................    $  314     $  357     $  352
Accrued payroll and benefits .................      --          226       --
Deferred research revenue ....................      --          118         74
Accrued state taxes ..........................        93        166        205
Deferred rent ................................       286        166        161

Westchester Network Site closing reserve .....      --           90       --

Other ........................................       614        529        483
                                                  ------     ------     ------
Total accrued liabilities ....................    $1,307     $1,652     $1,275
                                                  ======     ======     ======

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 -- DUE TO MEDICAL PRACTICES:

    Due to Medical Practices at December 31, 1995 and 1996 and March 31, 1997 consisted of the following (000's omitted):

                                                     1995    1996       1997
                                                     ----    ----      -----
                                                                    (unaudited)

Accrued hospital contract fees .................    $446    $ 354       465
Accrued professional fees and affiliates, net ..     130      (46)      (59)
Accrued other ..................................      30       18        22
                                                    ----    -----     -----
Total due to Medical Practices .................    $606    $ 326     $ 428
                                                    ====    =====     =====

NOTE 7 -- ACQUISITIONS AND MANAGEMENT AGREEMENTS

    The transactions detailed below were accounted for by the purchase method and the purchase price has been allocated to the assets acquired and liabilities assumed based upon the estimated fair value at the date of acquisition. The consolidated financial statements at and for the year ended December 31, 1996 include the results of these transactions, with the exception of the Bay Area Acquisition which was completed in January 1997 (see Note 18), from their respective dates of acquisition. The Bay Area Acquisition is included in the unaudited consolidated financial statements at and for the three months ended March 31, 1997, from the date of acquisition.

    On June 7, 1996, the Company entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which INMD Acquisition Corp. ("IAC"), a Florida corporation and wholly-owned subsidiary of the Company, acquired all of the outstanding stock of the following three related Florida corporations: The Climacteric Clinic, Inc. ("CCI"), Midlife Centers of America, Inc. ("MCA"), and Women's Research Centers, Inc. ("WRC"), America, (collectively, the "Merger Companies"), and 51% of the outstanding stock of NMF, a related Florida corporation. Pursuant to the Agreement, the Merger Companies were merged with and into IAC, the surviving corporation in the Merger, which will continue its corporate existence under the laws of the State of Florida under the name Adult Women's Medical Center, Inc. ("AWMC"). In exchange for the shares of the Merger Companies, the Company paid cash in an aggregate amount of $350,000 and issued 666,666 shares of Common Stock which had a market value of $2.5 million. In exchange for the 51% of the outstanding stock of NMF, the Company paid cash in an aggregate amount of $50,000 and issued a note in an amount of $600,000, which is payable in sixteen quarterly installments of $37,500 beginning September 1, 1996 with simple interest at a rate of 4.16%. The Merger Companies and NMF represent one of the locations under the Women's Medical & Diagnostic Center ("WMDC").

    The aggregate purchase price of the Merger Companies of $2,850,000 was allocated as follows to assets acquired and liabilities assumed: $338,000 to current assets, $99,000 to fixed assets, $214,000 to intangible assets which will be amortized over a three-year period, $235,000 to accrued liabilities, $97,000 to debt and the balance of $2,531,000 to goodwill, which will be amortized over a forty-year period. The aggregate purchase price of NMF of $650,000 was allocated as follows: $2,000 to current assets, $30,000 to fixed assets, $10,000 to current liabilities and the $628,000 balance to goodwill, which will be amortized over a forty-year period.

     On May 15, 1996, the Company acquired certain assets of and the right to manage W.F. Howard, M.D., P.A. near Dallas, Texas (the "RSC of Dallas"), a provider of conventional infertility and assisted reproductive technology services. The aggregate purchase price was approximately $701,500 of which approximately $244,000 was paid at closing and the Company issued a promissory note for the $457,500 balance which is payable as follows: $100,000 on the last business day of May 1997 and 1998, and $36,786 on the last business day of May in each of the seven years thereafter, thru May 2005. The aggregate purchase price was allocated to fixed assets in the amount of $144,000 and the balance of $557,500 to exclusive management rights, which will be amortized over the ten year term of the agreement.

    Refer to Note 18 -- Subsequent Events -- regarding the Bay Area Acquisition which closed in January 1997.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following unaudited pro forma results of operations have been prepared by management based on the unaudited financial information of the Merger
Companies, NMF, the RSC of Dallas and Bay Area Fertility adjusted where necessary, with respect to pre-acquisition periods, to the basis of accounting used in the historical financial statements of the Company. Such adjustments include modifying the unaudited results to reflect operations as if the related management agreements had been consummated on January 1, 1996 and 1995, respectively. Additional general corporate expenses which would have been required to support the operations of the new Network Sites are not included in the pro forma results. The unaudited pro forma results may not be indicative of the results that would have occurred if the acquisition and management agreement had been in effect on the dates indicated or which may be obtained in the future.


                                                                      For the year ended December 31,
                                                                              (000's omitted)
                                                                      -------------------------------
                                                                           1995          1996
                                                                           ----          ----
                                                                               (unaudited)
Revenues, net .....................................................      $ 21,388    $ 21,006
(Loss) income before income taxes (1) .............................      $    139    $ (1,593)
Net (loss)  applicable  to  Common  Stock  (includes  $132,000  and
  $600,000  dividends accrued on Preferred Stock for the year-ended
  December 31, 1996 and 1995, respectively) before consideration
  for induced conversion of Preferred Stock .......................      $   (623)   $ (1,878)
Net (loss) per share of Common Stock before consideration
  for induced conversion of Preferred Stock .......................      $  (0.09)   $  (0.23)

------------------
(1)  Income (loss) before income taxes include $385,000 and $520,000 of goodwill
     and   exclusive   management   rights   amortization   in  1995  and  1996,
     respectively.

NOTE 8 -- EXCLUSIVE MANAGEMENT RIGHTS OBLIGATION:

      Exclusive management rights obligation represents the liability owed by the Company to Medical Practices for the cost of acquiring the exclusive right to manage the non-medical aspects of the Medical Practices' infertility practices. Typically, the Company will pay cash for a portion of such cost at the inception of the management agreement and pay the balance in equal installments over the life of the agreement, usually ten years.

      At December 31, 1996, aggregate exclusive management rights obligation payments in future years were as follows (000's omitted):

           1997 ..............................................    $  222
           1998 ..............................................       222
           1999 ..............................................       159
           2000 ..............................................       159
           2001 ..............................................       159
           Thereafter ........................................       514
                                                                  ------
           Total payments ....................................    $1,435
                                                                  ======

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 -- DEBT:

      Debt at December 31, 1995 and 1996 and at March 31, 1997 consisted of the following (000's omitted):

                                                 1995      1996         1997
                                                 ----      ----         ----
                                                                     (unaudited)

Acquisition note payable .....................  $ --     $   525      $   488
Note payable to Bank .........................    --        --            250
Notes payable to Medical Practices employed
    by the Company ...........................    --         220          220
Obligations under capital lease ..............    485        269          287
Construction loan ............................    129         51           38
Other ........................................    --          53           51
                                                -----    -------      -------
Total debt ...................................    614      1,118        1,334
Less--Current portion ........................   (274)      (426)        (653)
                                                -----    -------      -------
Long-term debt ...............................  $ 340    $   692      $   681
                                                =====    =======      =======

      In November 1996, the Company obtained a $1.5 million revolving credit facility (the "Credit Facility") issued by First Union National Bank (the "Bank"). Borrowings under the Credit Facility bear interest at the Bank's prime rate plus 0.75% per annum, which at March 31, 1997, was 9.25%. The Credit Facility terminates on April 1, 1998 and is secured by the Company's assets. At March 31, 1997, $250,000 was outstanding under the Credit Facility and is included in "Note payable and current portion of long-term debt" in the accompanying consolidated balance sheet. At December 31, 1996, no amounts were outstanding under the Credit Facility.

      In June 1996, the Company purchased a 51% interest in NMF for a total purchase price of $650,000, of which $50,000 was paid at closing and the balance is to be paid in sixteen quarterly installments of $37,500 beginning September 1, 1996. Interest is payable quarterly at the rate of 4.16% (see Notes 7 and 15).

      On December 30, 1996, the Company acquired North Central Florida Ob-Gyn Associates which it then merged into WMDC. The total purchase price of the acquisition was $320,000 of which $220,000 is to be paid in four equal installments of $55,000 for each of the next four years commencing December 30, 1997.

     In May 1992, the Company obtained a $350,000 construction loan for the development of its New Jersey Network Site of which $129,000 and $51,000 were outstanding at December 31, 1995 and 1996, respectively. The debt is payable in fifty-four monthly installments of $6,481 commencing on April 1, 1993 through September 1, 1997. Interest is payable at the bank's prime rate which was 8.5%, 8.25% and 8.25% at December 31, 1995 and 1996 and March 31, 1997, respectively.

      Capital lease obligations relate primarily to furniture and medical equipment for the Network Sites. The current portion of capital lease obligations was $202,000, $139,000 and $163,000 at December 31, 1995, 1996 and
March 31, 1997, respectively.

      The Company has operating leases for its corporate headquarters and for medical office space relating to its managed Network Sites. In 1996, the Company also entered into operating leases for certain medical equipment. Aggregate rental expense under operating leases was $829,000, $522,000 and $540,000 for the year ended December 31, 1994, 1995 and 1996 and $123,000 and $187,000 for the three months ended March 31, 1997 and 1996, respectively. Refer to Note 14 -- "Commitments and Contingencies -- Commitments to Medical Practices."

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      At December 31, 1996, the minimum lease payments for assets under capital and noncancelable operating leases in future years were as follows (000's omitted):

                                                        Capital      Operating
                                                        -------      ---------
           1997 ......................................   $ 149         $ 730
           1998 ......................................     124           739
           1999 ......................................       6           702
           2000 ......................................       4           357
           2001 ......................................     --            265
           Thereafter ................................     --            831
                                                         -----        ------
           Total minimum lease payments ..............     283        $3,624
                                                                      ======
           Less -- Amount representing interest ......     (14)
                                                         -----
           Present value of minimum lease payments ...   $ 269
                                                         =====

NOTE 10 -- INCOME TAXES:

      The deferred tax provision was determined under the asset and liability approach. Deferred tax assets and liabilities were recognized on differences between the book and tax basis of assets and liabilities using presently enacted tax rates. The provision for income taxes was the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to the taxable income for that year and the net change during the year in the Company's deferred tax assets and liabilities. The provision for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 of $150,000, $155,000, $140,000, $43,000 and $32,000,
respectively, was comprised of current state taxes payable.

      The Company's deferred tax assets primarily represented the tax benefit of operating loss carryforwards. However, such deferred tax asset was fully reduced by a valuation allowance due to the uncertainty of its realization. This valuation allowance increased from $6,584,000 at December 31, 1995 to $7,115,000 and $7,160,000 at December 31, 1996 and March 31, 1997, respectively, due to changes in operating losses and tax deductible temporary differences.

      At December 31, 1996, the Company had operating loss carryforwards of approximately $17.9 million which expire in 2002 through 2011. Approximately $14.5 million of such loss carryforwards occurred prior to the 1993 ownership change which resulted from the Company's May 1993 Preferred Stock offering. For tax purposes, there is an annual limitation of approximately $2.8 million on the utilization of net operating losses resulting from this change in ownership in May 1993.

     Significant components of the noncurrent deferred tax assets (liabilities) at December 31, 1995 and 1996 were as follows (000's omitted):

                                                             December 31,
                                                         --------------------
                                                          1995           1996
                                                          ----           ----

Net operating loss carryforwards ...............        $ 6,138         $ 6,777
Other ..........................................            504             438
Valuation allowance ............................         (6,584)         (7,115)
                                                        -------         -------
Deferred tax assets ............................             58             100
Deferred tax liabilities .......................            (58)           (100)
                                                        -------         -------
Net deferred taxes .............................        $   --          $   --
                                                        =======         =======

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


      The financial statement income tax provision differed from income taxes determined by applying the statutory Federal income tax rate to the financial statement income or loss before income taxes for the year ended December 31, 1994, 1995 and 1996 as a result of the following:


                                                                     For the Year Ended
                                                                        December 31,
                                                              --------------------------------
                                                               1994         1995          1996
                                                               ----         ----          ----
   Tax expense (benefit) at Federal statutory rate ......   $(277,000)   $   79,000     $(472,000)
   State income taxes ...................................     150,000       155,000       141,000
   Net operating profit or loss (providing)
      not providing current year tax benefit ............     277,000       (79,000)      472,000
                                                            ---------     ---------     ---------
   Provision for income taxes ...........................   $ 150,000     $ 155,000     $ 141,000
                                                            =========     =========     =========

NOTE 11 -- SHAREHOLDERS' EQUITY:

      At its meeting held on July 26, 1994, the Company's Board of Directors approved an offer to the holders ("Preferred Stockholders") of the 2,000,000 outstanding shares of the Company's Preferred Stock to convert each share of Preferred Stock into 3.0 shares of the Company's Common Stock, $.01 par value per share, and $.20 in cash (the "Offer"). Upon expiration of the Offer on November 10, 1994 and pursuant to its terms, 1,136,122 shares of Preferred Stock were accepted for conversion into 3,408,366 shares of Common Stock and $227,224 in cash. In connection with the Offer, five-year warrants to purchase 70,826 shares of Common Stock at $1.25 per share were issued to Raymond James & Associates, Inc.

      On June 6, 1996, the Company made a new conversion offer (the "Second Offer") to the holders of the 773,878 outstanding shares of the Company's Preferred Stock. Under the Second Offer, Preferred Stockholders received four shares of the Company's Common Stock upon conversion of a share of Preferred Stock and respective accrued dividends, subject to the terms and conditions set forth in the Second Offer. The Second Offer was conditioned upon a minimum of 400,000 shares of Preferred Stock being tendered; provided that the Company reserved the right to accept fewer shares. Upon expiration of the Second Offer on July 17, 1996, the Company accepted for conversion 608,234 shares, or 78.6% of the Preferred Stock outstanding, constituting all the shares validly tendered. Following the transaction, there were 9,198,375 shares of IntegraMed
America's Common Stock outstanding and 165,644 shares of Preferred Stock outstanding.

      Under the Second Offer, Preferred Stockholders received four shares of Common Stock for each share of Preferred Stock and respective accrued dividends converted. This Second Offer represented an increase from the original terms of the Preferred Stock which provided for 1.45 shares of Common Stock for each share of Preferred Stock (after adjustment for the failure of the Company to pay eight dividends and after adjustment for the issuance of Common Stock pursuant to its acquisition of WMDC and NMF). Since the Company issued an additional 1,550,997 shares of Common Stock in the conversion offer compared to the shares that would have been issued under the original terms of the Preferred Stock, the Company was required, pursuant to a recently enacted accounting pronouncement, to deduct the fair value of these additional shares of approximately $4,265,000 from earnings available to Common Stockholders. This non-cash charge, partially offset by the reversal of $973,000 accrued dividends attributable to the conversion, resulted in the increase in net loss per share by approximately $(.47) for the year ended December 31, 1996. While this charge is intended to show the cost of the inducement to the owners of the Company's Common Stock immediately before the conversion offer, management does not believe that it accurately reflects the impact of the conversion offer on the Company's Common Stockholders. As a result of the conversion, the Company reversed $973,000 in accrued dividends from its balance sheet and the conversion will save the Company from accruing annual dividends of $486,000 and the need to include these dividends in earnings per share calculations. The conversion has also eliminated a $6.1 million liquidation preference related to the shares of Preferred Stock converted.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


      Dividends on the Preferred Stock are payable at the rate of $.80 per share per annum, quarterly on the fifteenth day of August, November, February and May of each year commencing August 15, 1993. In May 1995, as a result of the Company's Board of Directors suspending four quarterly dividend payments, holders of the Preferred Stock became entitled to one vote per share of Preferred Stock on all matters submitted to a vote of stockholders, including election of directors; once in effect, such voting rights are not terminated by the payment of all accrued dividends. The Company does not anticipate the payment of any cash dividends on the Preferred Stock in the foreseeable future; 11 quarterly dividend payments have been suspended as of March 31, 1997 resulting in $364,000 of dividend payments being in arrears as of such date.

      As a result of the issuance of the Common Stock pursuant to the Company's acquisition of the WMDC in June 1996 and the anti-dilution rights of the Preferred Stock, the conversion rate of the Preferred Stock is subject to increase and each share of Preferred Stock was convertible into Common Stock at a conversion rate equal to 1.57 shares of Common Stock for each share of Preferred Stock as of March 31, 1997.

      On November 30, 1994, the Company announced it may purchase up to 300,000 shares of its outstanding Preferred Stock at such times and prices as it deems advantageous. The Company has no commitment or obligation to purchase any particular number of shares, and it may suspend the program at any time.

      In conjunction with the Second Offer, the Company entered into an agreement with two representatives of the underwriters of such offering (the "Representatives") to issue warrants to one or both of the Representatives. Pursuant to this agreement (the "Warrant Agreement"), the Company issued to the Representatives warrants to purchase through May 21, 1998 (a) up to an aggregate 200,000 shares of Preferred Stock at an initial price of $16.00 per share, (b) up to 220,000 shares, subject to certain adjustments, of Common Stock at an initial exercise price of $14.54 per share of Common Stock or (c) any combination of such securities at the respective exercise prices which results in an aggregate exercise price of $3,200,000, all subject to the terms and conditions of the Warrant Agreement. No warrants have been exercised through March 31, 1997.

NOTE 12 -- STOCK OPTIONS:

      Under the 1988 Stock Option Plan (as amended), (the "1988 Plan") and the 1992 Stock Option Plan (the "1992 Plan"), 144,567 and 1,300,000 shares, respectively, are reserved for issuance of incentive and non-incentive stock options. Under both the 1988 and 1992 Plans, incentive stock options, as defined in Section 422 of the Internal Revenue Code, may be granted only to employees and non-incentive stock options may be granted to employees, directors and such other persons as the Board of Directors (or a committee (the "Committee") appointed by the Board) determines will contribute to the Company's success at exercise prices equal to at least 100%, or 110% for a ten percent shareholder, of the fair market value of the Common Stock on the date of grant with respect to incentive stock options and at exercise prices determined by the Board of Directors or the Committee with respect to non-incentive stock options. The 1988 Plan provides for the payment of a cash bonus to eligible employees in an amount equal to that required to exercise incentive stock options granted. Stock options issued under the 1988 Plan are exercisable, subject to such conditions and restrictions as determined by the Board of Directors or the Committee, during a ten-year period, or a five-year period for incentive stock options granted to a ten percent shareholder, following the date of grant; however, the maturity of any incentive stock option may be accelerated at the discretion of the Board of Directors or the Committee. Under the 1992 Plan, the Board of Directors or the Committee determines the exercise dates of options granted; however, in no event may incentive stock options be exercised prior to one year from date of grant. Under both the 1988 and 1992 Plans, the Board of Directors or the Committee selects the optionees, determines the number of shares of Common Stock subject to each option and otherwise administers the Plans. Under the 1988 Plan, options expire one month from the date of the holder's termination of employment with the Company or six months in the event of disability or death. Under the 1992 Plan, options expire three months from the date of the holder's termination of employment with the Company or twelve months in the event of disability or death.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      On April 19, 1994, the Compensation Committee of the Board of Directors of the Company approved a stock option exchange program under which incentive stock options to purchase an aggregate of 107,992 shares of Common Stock at an exercise price of $2.50 per share were granted to employees holding options to purchase an identical number of shares at exercise prices ranging from $8.00 to $11.75, contingent upon the surrender of the old stock options. The new stock options expire on April 18, 2004 and are exercisable, with respect to 25% of the underlying shares, one year from the date of grant; thereafter the options become exercisable every three months at the rate of 6.25% of the total number of shares subject to each such option. Stock options to purchase an aggregate of 105,559 shares of Common Stock were surrendered.

      On April 19, 1994, the Board of Directors approved the 1994 Outside Director Stock Purchase Plan, reserving for issuance thereunder 125,000 shares of Common Stock, pursuant to which directors who are not full-time employees of the Company may elect to receive all or a part of their annual retainer fees, the fees payable for attending meetings of the Board of Directors and the fees payable for serving on Committees of the Board, in the form of shares of Common Stock rather than cash, provided that any such election be made at least six months prior to the date that the fees are to be paid. At December 31, 1995 and 1996, there were no options outstanding under the 1994 Outside Director Stock Purchase Plan.

      Stock option activity, under the 1988 and 1992 Plans combined, is summarized as follows:

                                                            Number of
                                                            shares of
                                                          Common Stock
                                                           underlying      Weighted Average
                                                             options        exercise price
                                                             -------         ------------
    Options outstanding at December 31, 1993 ..........      181,377              $6.37
    Granted
        Option Price = Fair Market Value ..............      437,627              $1.38
        Option Price > Fair Market Value ..............      206,992              $2.25
        Option Price < Fair Market Value ..............       95,000              $0.63
    Exercised .........................................      (11,677)             $1.44
    Canceled ..........................................     (176,692)             $6.77
                                                            --------
    Options outstanding at December 31, 1994 ..........      732,627              $1.44
    Granted
        Option Price = Fair Market Value ..............      130,250              $2.62
        Canceled ......................................      (19,675)             $2.06
                                                            --------
    Options outstanding at December 31, 1995 ..........      843,202              $1.63
    Granted
        Option Price = Fair Market Value ..............      119,500              $3.42
        Option Price > Fair Market Value ..............      225,000              $2.37
    Exercised .........................................      (44,045)             $1.31
    Canceled ..........................................      (76,841)             $2.37
    Options outstanding at December 31, 1996 ..........    1,066,816              $1.92

    Options exercisable at:
        December 31, 1994 .............................       57,060              $1.17
        December 31, 1995 .............................      270,035              $1.47
        December 31, 1996 .............................      406,968              $1.54


      Included in options that were canceled during 1994, 1995 and 1996 were forfeitures (representing canceled unvested options only) of 133,723, 16,034 and 56,710, with weighted average exercise prices of $6.20, $2.10 and $2.30, respectively.

      The average remaining life of the 1,066,816 options outstanding at December 31, 1996, under the 1988 and 1992 Plan combined, was 8.2 years at exercise prices ranging from $0.63 to $3.75.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   Pro forma information:

      FAS 123 requires pro forma disclosures of net income and earnings per share amounts as if compensation expense, using the fair value method, was recognized for options granted after 1994. Using this approach, pro forma net income would be $38,000 lower and loss per share would be $0.01 higher for the year ended December 31, 1995. Pro forma net loss and earnings per share for the years ended December 31, 1996 would be $313,000 and $0.04 higher, respectively, versus reported amounts. The weighted average fair value of options granted during the year ended December 31, 1996 was $2.91 for options granted at prices equal to market value and $1.99 for options granted at prices higher than fair value ($2.28 for options granted during 1995). These values, which were used as a basis for the pro forma disclosures, were estimated using the Black-Scholes Options-Pricing Model with the following assumptions used for grants in the years ended December 31, 1995 and 1996, respectively; dividend yield of 0% in both years; volatility of 115.18% and 108.72% for the years ended December 31, 1995 and 1996; risk-free interest rate of 6.3% and 6.7% in 1995 and 1996, respectively; and an expected term of 6 years for both years.

      These pro forma disclosures may not be representative of the effects for future years since options vest over several years and options granted prior to 1995 are not considered in these disclosures. Also, additional awards generally are made each year.

      The Company recognizes compensation cost for stock-based employee compensation plans over the vesting period based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. Deferred employee compensation cost at December 31, 1995 and 1996 and at March 31, 1997 was $314,000, $357,000 and $352,000,
respectively. Total compensation cost recognized in income for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 was $81,000, $43,000, $11,000 and $5,000, respectively.

NOTE 13 -- QUARTERLY FINANCIAL DATA (UNAUDITED):

      Summarized quarterly financial data for 1995, 1996 and 1997 (in thousands, except per share data) appear below:



                                                        Network Sites'                                    Net loss per
                            Revenues, net               contribution         Net (loss) income              share (1)
                    --------------------------     ---------------------  -----------------------   ------------------------
                     1995       1996      1997      1995   1996    1997    1995    1996      1997    1995    1996     1997
                     ----       ----      ----      ----   ----    ----    ----    ----      ----    ----    ----     ----

First quarter ...  $  4,132   $  4,175   $5,088    $ 618   $ 818  $1,077  $(122)  $   (74)   $(45)  $ (.05) $(0.04)  $(0.01)
Second quarter ..     4,288      4,822      --     1,079   1,116     --     128        85     --      (.01)  (0.01)    --
Third quarter ...     4,088      5,016      --       999     577     --      12      (693)    --      (.02)  (0.08)    --
Fourth quarter ..     4,203      4,330      --       966     754     --      52      (808)    --      (.02)  (0.09)    --
                   --------   --------   ------  ------- -------  ------  -----   -------    ----   ------   -----   ------
Total year ......  $ 16,711   $ 18,343   $5,088  $ 3,662 $ 3,265  $1,077  $  70   $(1,490)   $(45)  $ (.09)  (0.21)  $(0.01)
                   ========   ========   ======  ======= =======  ======  =====   =======    ====   ======   =====   ======

---------------

(1) Refer to Note 11 -- Shareholders' Equity -- regarding the impact of the Company's Second Offer on net loss per share in 1996.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES:

   Clinical Services Development

      The Company has commitments to fund clinical services development pursuant to various collaboration agreements. Effective July 1, 1995, the Company entered into a new three-year agreement with Monash University which provides for Monash to conduct research in ART and human fertility to be funded by a minimum annual payment of 220,000 in Australian dollars, the results to be jointly owned by the Company and Monash. If certain milestones are met as specified in the Agreement, the Company's annual payment may be a maximum of 300,000 Australian dollars in year two and 380,000 Australian dollars in year three. Minimum payments of 55,000 Australian dollars and payments for the attainment of certain research milestones will be

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

made quarterly throughout the term of the Agreement, July 1, 1995 through June 30, 1998. The Company expensed approximately $88,000, $189,000, $48,000 and $36,000 under this agreement for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, respectively.

      Under its contract for a joint development program for genetic testing with Genzyme Genetics ("Genzyme"), the Company funded approximately $134,000 and $56,000 in the years ended December 31, 1995 and 1996, respectively. The Company and Genzyme mutually agreed to terminate this contract in December 1996; the Company retained the right to use the technology developed under the contract through this date.

   Operating Leases

      Refer to Note 9 for a summary of lease commitments.

   Reliance on Third Party Vendors

      The Network sites under the RSC Division are dependent on three third-party vendors that produce patient fertility medications (lupron, metrodin and fertinex)which are vital to the provision of ART services. Should any of these vendors experience a supply shortage of medication, it may have an adverse impact on the operations of the Network sites. To date, the Network sites under the RSC Division have not experienced any such adverse impacts.

   Employment Agreements

      The Company has entered into employment and change in control severance agreements with certain of its management employees, which include, among other terms, noncompetitive provisions and salary and benefits continuation. The Company's minimum aggregate commitment under these agreements at December 31, 1996 and March 31, 1997 was approximately $1.7 million.

   Commitments to Medical Practices

      Pursuant to most new management contracts entered into by the Company in 1995, the Company is obligated to perform the following: (i) advance funds to the Network Site to guarantee a minimum physician salary and/or to provide new services, utilize new technologies, fund projects, etc.; and (ii) on or before the fifteenth business day of each month purchase the net accounts receivable of the Network site arising during the previous month and to transfer or pay to the Network Site such amount of funds equal to the net accounts receivable less any amounts owed to the Company for management fees and/or advances. Any advances are to be repaid monthly and interest expense, computed at the prime rate used by the Company's primary bank in effect at the time of the advance, will be charged by the Company for funds advanced. The Company may guarantee the Medical Practice a certain amount of compensation (i.e. medical practice distributions) during the first twelve months of the agreement. Minimum physician salary guaranteed at December 31, 1996 was $1.0 million.

      Under certain management agreements which expire through 2001, the Company pays the affiliated Medical Practice a fee for the use of space and other facility services. Such fee is a fixed amount and/or a fee based upon the number of "procedures" or "cycles", as defined in the respective agreement, performed at the Network Site. The aggregate amount expensed pursuant to such agreements was $1,443,000, $1,136,000, $856,000, $131,000 and $270,000 for the years ended
December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, respectively.

   Commitments to the National Menopause Foundation

      In connection with its acquisition of 51% of the outstanding stock of NMF in June 1996, the Company committed to provide funding to and for the development of NMF on an as-needed basis during the four year period commencing June 6, 1996 in amounts not to exceed $500,000 in the aggregate; as of January 1, 1997 the Company had not provided any funding and pursuant to an agreement between the Company and the minority owner of NMF, the Company is no longer obligated to provide such funding.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   Litigation

      On or about December 14, 1994, a holder of the Company's Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") commenced a class action, Bernstein v. IVF America, et. al, in the Chancery Court of New Castle County, Delaware, against the Company and its Directors asserting that the Company's offer to convert each share of Convertible Preferred Stock into three shares of the Company's Common Stock plus $.20 in cash (the "Conversion Offer") had triggered the anti-dilution provisions of the Certificate of Designations (which sets out the rights and privileges of the Convertible Preferred Stock) and that this necessitated an adjustment of the conversion rate of the Convertible Preferred Stock remaining outstanding. On September 5, 1996, the plaintiff in Bernstein v. IVF America, et. al. withdrew his appeal of the Delaware Court of Chancery's earlier decision denying the plaintiff's claim that Preferred Stockholders were entitled to expanded anti-dilution rights as a result of the Company's November 1994 Conversion Offer with respect to the Preferred Stock. As a result of the plaintiff's appeal being withdrawn, the case has been dismissed.

      In November 1994, the Company was served with a complaint in a matter captioned Karlin v. IVF America, et. al., filed in the Supreme Court of the State of New York, County of Westchester. The suit also named, as co-defendants, Vicki L. Baldwin, a Director of the Company, United Hospital and Dr. John Stangel. The action purported to be a class action, initiated by plaintiffs on behalf of themselves and a class of persons similarly situated. The complaint alleged that the defendants, individually and collectively, had, in the communication of clinical outcome statistics, inaccurately stated success rates or failed to communicate medical risks attendant to ART procedures. These allegations gave rise to the central issue of the case, that of informed consent. The plaintiffs' application for class certification was denied by the court. The court ruled that the potential class of patients treated at the Westchester Network Site did not meet the criteria for class action status as required by New York law. The plaintiffs appealed this decision. In June 1997, the Appellate Division of the Supreme Court of the State of New York, Second Department, affirmed the lower court's decision.

      There are several other legal proceedings to which the Company is a party. In the Company's view, the claims asserted and the outcome of these proceedings will not have a material adverse effect on the financial position or the results of operations of the Company.

   Insurance

      The Company and its affiliated Medical Practices are insured with respect to medical malpractice risks on a claims made basis. Management is not aware of any claims against it or its affiliated Medical Practices which might have a material impact on the Company's financial position or results of operations.

NOTE 15 -- RELATED PARTY TRANSACTIONS:

      In  connection  with the Company's  acquisition  of WMDC in June 1996 (see
Note 7), Morris Notelovitz, M.D., Ph.D. (the "Physician") became a member of the Company's Board of Directors, and under two long term employment agreements (the "Employment Agreements"), one being with the Company and the other with AWMC, the Physician agreed to serve as Vice President for Medical Affairs and Medical Director of the AWM Division and agreed to provide medical services under the AWM Division, as defined, respectively. Effective January 1, 1997, Dr. Notelovitz resigned from his position as a director of the Company and terminated the Employment Agreements (medical services under the Employment Agreement with AWMC will be terminated effective March 31, 1997). At December 31, 1996, Dr. Notelovitz was a greater than 5% shareholder of the Company's outstanding Common Stock and remains a consultant to the Company (see Note 9).

      SDL Consultants, a company owned by Sarason D. Liebler, who became a director of the Company in August, 1994, rendered consulting services to the Company during 1995 and 1996 for aggregate fees of approximately $22,000 and $17,000, respectively.

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Under its contract for a joint development program for genetic testing with Genzyme, the Company funded approximately $134,000 and $56,000 in the year-ended December 31, 1995 and 1996, respectively. The Company and Genzyme mutually agreed to terminate this contract in December 1996; the Company retained the right to use the technology developed under the contract through such date.

NOTE 16 -- RESTRICTED CASH:

      Included in other assets at December 31, 1995 was restricted cash of $100,000 which represented a security deposit for a letter of credit outstanding in connection with the lease for the Long Island Network Site. As of December 31, 1996, a security deposit was no longer required for this letter of credit.

NOTE 17 -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
AND NON-CASH TRANSACTIONS:

      In connection with the Company's acquisition of WMDC and NMF in June 1996, the Company issued 666,666 shares of Common Stock, acquired tangible assets of $469,000, assumed current liabilities of $245,000, and debt of $97,000, and acquired $214,000 of intangible assets and $3,159,000 of goodwill. In connection with this transaction, the Company also issued a note payable in the amount of $600,000 with annual interest payable at 4.16%.

      In May 1996, the Company entered into a management agreement with W.F. Howard, M.D., P.A. located near Dallas, Texas. Pursuant to this agreement, the Company incurred a $550,000 obligation for the exclusive right to manage this facility.

      Pursuant to its management agreement with the Philadelphia Network Site, the Company incurred a $1,000,000 obligation for the exclusive right to manage these facilities and assumed capital lease obligations of $89,000.

      At December 31, 1995 and 1996 and March 31, 1997 there were accrued dividends on Preferred Stock outstanding of $946,000, $331,000 and $364,000, respectively, (see Note 11).

      Pursuant to the Offer (see Note 11), 1,136,122 shares of Preferred Stock were converted into 3,408,366 shares of Common Stock and $227,224 in cash. Included in recapitalization costs in 1994 was the $227,224 paid to converting holders of Preferred Stock.

      Pursuant to the Second Offer (see Note 11), 608,234 shares of Preferred Stock were converted into 2,432,936 shares of Common Stock.

      Controlled cash of Medical Practices decreased $34,000, $193,000 and $105,000 for the year ended December 31, 1994, 1995, and 1996, respectively.

      State taxes, which primarily reflect Massachusetts income taxes and Connecticut capital taxes, of $150,000, $155,000 and $119,000 were paid in the years ended December 31, 1994, 1995 and 1996, respectively.

      Interest paid in cash during the year ended December 31, 1994, 1995 and 1996, amounted to $40,000, $20,000 and $35,000, respectively. Interest received during the year ended December 31, 1994, 1995 and 1996 amounted to $498,000, $648,000 and $412,000, respectively.

NOTE 18 -- SUBSEQUENT EVENTS -- (Unaudited):

      Subsequent to December 31, 1996, the Company entered into two new asset purchase and management agreements and terminated one management agreement under the RSC Division as described below.

      On January 7, 1997,  the Company  acquired  certain assets of the Bay Area
Fertility  and  Gynecology   Medical  Group,  a  California   partnership   (the
"Partnership"),  and  acquired  the right to manage the Bay Area

                            INTEGRAMED AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fertility and Gynecology Medical Group, Inc., a California professional corporation which is the successor to the Partnership's medical practice ("Bay Area Fertility"). The aggregate purchase price was approximately $2.0 million, consisting of $1.5 million in cash and $0.5 million in the form of the Company's Common Stock, or 333,333 shares of the Company's Common Stock. In addition to the exclusive right to manage Bay Area Fertility, the Company acquired other assets which primarily consisted of the name "Bay Area Fertility" and medical equipment and furniture and fixtures which will continue to be used by Bay Area Fertility in the provision of infertility and ART services.

      On February 28, 1997, the Company entered into agreements to acquire certain assets of and the right to manage the Fertility Centers of Illinois, S. C., a five physician group practice with six locations (the "Pending Acquisition"). The aggregate purchase price for the Pending Acquisition is approximately $8.6, approximately $6.6 million of which is payable in cash and approximately $2.0 million of which is payable in shares of Common Stock, the exact number of which will be determined based upon the average market price of the Common Stock for the ten trading day period prior to closing of the Pending Acquisition, subject to a minimum and maximum price per share. The closing of the Pending Acquisition is conditioned upon the Company's raising at least $6 million in capital by August 28, 1997.

      In June 1997, the Company acquired certain assets of and the right to manage the Reproductive Sciences Center, Inc. ("RSMC"), a California professional corporation located near San Diego (the "San Diego Acquisition"). The aggregate purchase price for the San Diego Acquisition was approximately $900,000, consisting of $50,000 in cash and 145,454 shares of Common Stock. An additional $650,000 is payable upon the achievement of certain milestones, at RSMC's option, in cash or in shares of Common Stock, based on the closing market price of the Common Stock on the third business day prior to issuance.

      Effective January 31, 1997, the Company terminated its management agreement with the Network Site in East Longmeadow, MA. Concurrently, the
Medical Practice at the Boston Network Site entered into an affiliate and satellite agreement with the respective physician.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Bay Area Fertility and Gynecology Medical Group

      In our opinion, the accompanying balance sheet and related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Bay Area Fertility and Gynecology Medical Group (the "Partnership") at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

      As discussed in Note 7 to the financial statements, on January 7, 1997, IntegraMed America, Inc. acquired certain assets of the Partnership and acquired the right to manage the Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation ("Bay Area Fertility") which, effective with this transaction, became the successor to the Partnership's medical practice. Bay Area Fertility simultaneously entered into an Employment Agreement with each physician pursuant to which each physician will provide medical services, as defined.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Stamford, Connecticut
March 24, 1997

                 BAY AREA FERTILITY AND GYNECOLOGY MEDICAL GROUP
                                  BALANCE SHEET

                                     ASSETS

                                                                    December 31,
                                                                         1996
                                                                    ------------
   Current assets:
     Cash ...........................................................   $  4,000
     Patient accounts receivable, less allowance for doubtful
       accounts of $12,000 ..........................................    127,000
     Other current assets ...........................................     12,000
                                                                        --------
       Total current assets .........................................    143,000
     Fixed assets, net ..............................................     29,000
                                                                        --------
       Total assets .................................................   $172,000
                                                                        ========

                        LIABILITIES AND PARTNERS' CAPITAL

   Current liabilities:
     Accounts payable ...............................................   $  9,000
     Accrued profit sharing .........................................     15,000
     Other accrued liabilities ......................................     10,000
     Patient deposits ...............................................     71,000
                                                                        --------
       Total current liabilities ....................................    105,000
   Partners' capital ................................................     67,000
                                                                        --------
       Total liabilities and partners' capital ......................   $172,000
                                                                        ========


               See accompanying notes to the financial statements.

                 BAY AREA FERTILITY AND GYNECOLOGY MEDICAL GROUP
                             STATEMENT OF OPERATIONS

                                                                       For the
                                                                     year ended
                                                                    December 31,
                                                                        1996
                                                                    ------------
Revenues, net (see Note 2) ................................         $2,097,000
Costs of services rendered ................................            923,000
                                                                    ----------
Contribution ..............................................          1,174,000
General and administrative expenses .......................            228,000
                                                                    ----------
Net income ................................................         $  946,000
                                                                    ==========

               See accompanying notes to the financial statements.

                 BAY AREA FERTILITY AND GYNECOLOGY MEDICAL GROUP
                             STATEMENT OF CASH FLOWS

                                                                      For the
                                                                     year ended
                                                                    December 31,
                                                                        1996
                                                                    -----------
       Cash flows from operating activities:
         Net income .............................................     $ 946,000
         Adjustments to reconcile net income to net cash
           provided by operating activities:
           Depreciation and amortization ........................        19,000
         Changes in assets and liabilities--
           (Increase) decrease in assets:
             Patient accounts receivable ........................       (10,000)
             Increase (decrease) in liabilities:
             Accounts payable ...................................        (6,000)
             Accrued profit sharing .............................         4,000
             Other accrued liabilities ..........................         5,000
             Patient deposits ...................................       (28,000)
                                                                      ---------
       Net cash provided by operating activities ................       930,000
                                                                      ---------
       Cash flows used in financing activities
         Distributions to partners ..............................      (926,000)
                                                                      ---------
       Net increase in cash .....................................         4,000
       Cash at beginning of period ..............................          --
                                                                      ---------
       Cash at end of period ....................................     $   4,000
                                                                      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

      There was no significant interest paid and/or received in cash for the year ended December 31, 1996.

               See accompanying notes to the financial statements

                 BAY AREA FERTILITY AND GYNECOLOGY MEDICAL GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE PARTNERSHIP:

      The Bay Area Fertility and Gynecology Medical Group is a general California partnership (the "Partnership") established on January 1, 1992, which specializes in providing gynecology and infertility services. The Partnership is comprised of three professional corporations which are licensed to practice medicine in the state of California: Arnold Jacobson, M.D., Inc.; Donald I. Galen, M.D., Inc.; and Louis N. Weckstein, M.D., Inc. (the "Partners"). Each professional corporation has employed a physician, Arnold Jacobson, M.D., Donald
I. Galen, M.D., and Louis N. Weckstein, M.D., (the "Physicians") respectively, to specialize in providing gynecology and infertility service.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Revenue and cost recognition --

      Revenues consist of services rendered for patients and are recognized upon performance of such services.

      Patient revenues are recorded on a net realizable basis after deducting contractual allowances and consist of patient fees earned by the Partnership for gynecology and infertility services performed by the Partnership. Patient revenues and related direct costs are recognized in the period in which the clinical and/or laboratory services are rendered. Net realization is dependent upon benefits provided by the patient's insurance policy or agreements between the Partnership and the third-party payor. Payments collected from patients in advance for services are included in patient deposits.

   Patient accounts receivable --

      Patient accounts receivable represent receivables from patients for medical services provided by the Partnership. Such amounts are recorded net of contractual allowances and estimated bad debts.

   Fixed assets --

      Fixed assets are valued at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. The Partnership periodically reviews the fair value of long-lived assets, the results of which have had no material effect on the Partnership's financial position or results of operation.

      When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposition is recognized as gain or loss. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

   Income taxes --

      The Partnership is not subject to federal and state income taxes since income is taxed at the individual partner level.

   Use of estimates in the preparation of the financial statements --

      The preparation of these financial statements in conformity with generally accepted accounting principles requires management of the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 BAY AREA FERTILITY AND GYNECOLOGY MEDICAL GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 3 -- FIXED ASSETS, NET:

      Fixed assets, net at December 31, 1996 consisted of the following (000's omitted):

           Furniture, office and other equipment .....................    $ 179
           Medical equipment .........................................      119
           Leasehold improvements ....................................       29
                                                                          -----
               Total .................................................      327
           Less -- Accumulated depreciation and amortization .........     (298)
                                                                          -----
                                                                          $  29
                                                                          =====

      Depreciation and amortization expense totaled $19,000 for the year ended December 31, 1996.

NOTE 4 -- OPERATING LEASES:

      In January 1995, the Partnership entered into an operating lease for its main medical office space with the Partners individually, and on behalf of the Weckstein Family Trust, the Galen Family Trust and Jo-Ann Jacobson, respectively, the owners of such property.

      The Partnership also entered into an operating lease for additional medical office space from two of the Partners and, in turn, subleased a portion of such space to a third party. Effective in October 1996, the Partnership no longer used this space as an additional medical office and entered into a second sublease with a third party.

      For the year ended December 31, 1996, aggregate rental expense for medical office space was $230,000 which was higher than what the Partnership would have paid if the lessor had been an unrelated party. Rental income on the subleased office space totaled $33,000 in 1996.

NOTE 5 -- RELATED PARTY TRANSACTIONS:

      Refer to Note 4 -- Operating Leases.

NOTE 6 -- PARTNER'S CAPITAL:

      During 1996, the following changes in Partners' capital were shared equally by the Partners (000's omitted):

           Balance at January 1, 1996 ................................  $ 47
           Net income ................................................   946
           Distributions to Partners .................................  (926)
                                                                         ----
           Balance at December 31, 1996 ..............................  $ 67
                                                                        ====

NOTE 7 -- SUBSEQUENT EVENT:

      On January 7, 1997, IntegraMed America, Inc. (the "Company") acquired certain assets of the Partnership and acquired the right to manage the Bay Area Fertility and Gynecology Medical Group, Inc., a California professional corporation ("Bay Area Fertility") which, effective with this transaction, became the successor to the Partnership's medical practice. Bay Area Fertility simultaneously entered into an Employment Agreement with each Physician pursuant to which each Physician will provide medical services, as defined. The aggregate purchase price was approximately $2.0 million, of which $1.5 million was paid by the Company in cash and $0.5 million was paid in the form of the Company's Common Stock (333,333 shares) at closing. The other assets acquired by the Company primarily consisted of the name "Bay Area Fertility" and medical equipment and furniture and fixtures which will continue to be used by Bay Area Fertility in the provision of infertility and ART services.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Fertility Centers of Illinois, S.C.

      In our opinion, the accompanying combined balance sheet and related combined statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of the Fertility Centers of Illinois, S.C. and its affiliated companies (the "Company") at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in Note 10 to the combined financial statements, the Company entered into agreements to sell certain assets and give IntegraMed America, Inc. the right to manage the Company over a twenty-year period. The closing of the agreements is subject to certain conditions including IntegraMed America, Inc. raising at least $6 million in capital.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Stamford, Connecticut
April 28, 1997

                       FERTILITY CENTERS OF ILLINOIS, S.C.
                             COMBINED BALANCE SHEET


                                                                                    December 31,
                                                                              -----------------------    March 31,
                                                                                 1995          1996        1997
                                                                                 ----          ----        ----
                                                                                                        (unaudited)
                                                      ASSETS

Current assets:
  Cash and cash equivalents ...............................................   $  426,972   $  427,707   $  543,089
  Patient accounts receivable, less allowance for doubtful
     accounts of $81,901, $165,352 and $180,779 in 1995, 1996
     and 1997, respectively ...............................................    1,021,587    1,583,230    1,742,379
  Receivable from IVF Illinois ............................................       63,575      106,312      114,280
  Note receivable from related party ......................................         --        100,000      100,000
  Other current assets ....................................................       90,143       64,385       61,669
                                                                              ----------   ----------   ----------
      Total current assets ................................................    1,602,277    2,281,634    2,561,417
                                                                              ----------   ----------   ----------
  Fixed assets, net .......................................................      606,026      598,462      585,847
  Investment in IVF Illinois ..............................................       75,000       75,000       75,000
  Other assets ............................................................       65,183       57,784       57,369
                                                                              ----------   ----------   ----------
      Total assets ........................................................   $2,348,486   $3,012,880   $3,279,633
                                                                              ==========   ==========   ==========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities ................................   $  204,500   $  207,700   $  123,644
  Equipment payable .......................................................         --         76,259        5,653
  Taxes payable ...........................................................       88,285      215,039      364,882
  Employee loans ..........................................................       66,768       33,520       13,520
  Accrued pension and profit sharing ......................................      354,400       90,241       81,370
  Current portion of long-term debt .......................................      246,935      162,060      158,172
  Patient deposits ........................................................       39,458      504,381      543,804
  Other liabilities .......................................................         --          5,602       28,378
                                                                              ----------   ----------   ----------
      Total current liabilities ...........................................    1,000,346    1,294,802    1,319,423
                                                                              ----------   ----------   ----------
  Long-term debt ..........................................................         --        159,568       29,906
  Commitments and contingencies ...........................................         --           --           --
  Stockholders' equity:
  Common stock (4,050 shares issued and outstanding at
     December 31, 1995 and 1996 and March 31, 1997) .......................        4,500        4,500        4,500
  Capital in excess of par ................................................       29,000       29,000       29,000
  Accumulated earnings ....................................................    1,314,640    1,525,010    1,896,804
                                                                              ----------   ----------   ----------
      Total stockholders' equity ..........................................    1,348,140    1,558,510    1,930,304
                                                                              ----------   ----------   ----------
      Total liabilities and stockholders' equity ..........................   $2,348,486   $3,012,880   $3,279,633
                                                                              ==========   ==========   ==========


          See accompanying notes to the combined financial statements.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
                        COMBINED STATEMENT OF OPERATIONS

                                                                                         For the three
                                                         For the years ended              months ended
                                                             December 31,                   March 31,
                                                          -------------------          ------------------
                                                          1995          1996           1996           1997
                                                          ----          ----           ----           ----
                                                                                            (unaudited)
Revenues, net ......................................   $7,044,850     $8,338,791    $2,007,601     $2,231,137
Costs of services rendered .........................    5,601,743      6,735,923     1,434,268      1,483,510
                                                        ---------      ---------   -----------    -----------
Contribution .......................................    1,443,107      1,602,868       573,333        747,627
General and administrative expenses ................    1,073,302      1,122,407       157,048        155,475
Interest income ....................................       (4,486)       (11,679)       (1,364)        (1,993)
Interest expense ...................................       24,296         33,168         8,186          6,965
                                                        ---------      ---------   -----------    -----------
Total other expenses ...............................    1,093,112      1,143,896       163,870        160,447
                                                        ---------      ---------   -----------    -----------
Income before income taxes .........................      349,995        458,972       409,463        587,180
Provision for taxes ................................       92,823        145,102       147,576        189,386
                                                        ---------      ---------   -----------    -----------
Net income .........................................    $ 257,172      $ 313,870   $   261,887    $   397,794
                                                        =========      =========   ===========    ===========


          See accompanying notes to the combined financial statements.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                             Common Stock        Capital                         Total
                                           -----------------   in Excess     Accumulated     Stockholders'
                                           Shares     Amount     of Par        Earnings         Equity
                                           ------    -------    --------      ----------      -----------
Balance as of January 1, 1995 ..........   4,050     $4,500     $29,000     $ 1,187,468      $ 1,220,968
Net income .............................    --         --          --           257,172          257,172
Distributions to stockholders ..........    --         --          --          (130,000)        (130,000)
                                           -----     ------     -------     -----------      -----------
Balance as of December 31, 1995 ........   4,050      4,500      29,000       1,314,640        1,348,140
Net income .............................    --         --          --           313,870          313,870
Distributions to stockholders ..........    --         --          --          (103,500)        (103,500)
                                           -----     ------     -------     -----------      -----------


Balance as of December 31, 1996 ........   4,050      4,500      29,000       1,525,010        1,558,510
Net income .............................    --         --          --           397,794          397,794
Distributions to stockholders ..........    --         --          --           (26,000)         (26,000)
                                           -----     ------     -------     -----------      -----------
Balance as of March 31, 1997 (unaudited)   4,050     $4,500     $29,000     $ 1,896,804      $ 1,930,304
                                           =====     ======     =======     ===========      ===========


          See accompanying notes to the combined financial statements.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
                        COMBINED STATEMENT OF CASH FLOWS

                                                                                         For the three
                                                          For the years ended             months ended
                                                             December 31,                   March 31,
                                                          -------------------          ------------------
                                                          1995          1996           1996           1997
                                                          ----          ----           ----           ----
                                                                                           (unaudited)
Cash flows from operating activities:
  Net income .........................................   $ 257,172    $ 313,870    $ 261,887    $ 397,794
  Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation and amortization ....................     112,517      137,146       33,672       32,925
    Loss (gain) on sale of fixed assets ..............      27,956       42,268         --         (2,481)
    Bad debt reserve .................................      41,081       83,451       18,205       15,427
  Changes in assets and liabilities:
     (Increase) decrease in assets:
      Patient accounts receivable ....................    (345,827)    (645,094)    (249,294)    (174,576)
      Other assets ...................................     (50,346)     (11,580)      (5,270)      (5,250)
    Increase (decrease) in liabilities:
      Accounts payable and accrued liabilities .......      76,655        3,200     (119,195)     (84,056)
      Taxes payable ..................................      85,783      126,754      146,101      149,843
      Employee loans .................................       2,905      (33,248)     (13,438)     (20,000)
      Accrued pension and profit sharing .............     354,400     (264,159)    (227,900)      (8,871)
      Patient deposits ...............................      31,958      464,923       14,577       39,423
      Other accrued liabilities ......................     (10,000)      81,861         --        (47,830)
                                                         ---------    ---------    ---------    ---------
Net cash provided by operating activities ............     584,254      299,392     (140,655)     292,348
                                                         ---------    ---------    ---------    ---------
Cash flows used in investing activities:
  Purchase of fixed assets and leasehold
     improvements ....................................    (238,270)    (169,850)     (40,456)     (17,416)
                                                         ---------    ---------    ---------    ---------
Cash flows (used in) provided by financing activities:
  Net (decrease) increase in debt ....................     (41,379)      74,693      204,798     (133,550)
  Note receivable ....................................        --       (100,000)    (100,000)        --
  Distributions to stockholders ......................    (130,000)    (103,500)     (20,000)     (26,000)
                                                         ---------    ---------    ---------    ---------
Net cash used in financing activities ................    (171,379)    (128,807)      84,798     (159,550)
Net increase (decrease) in cash ......................     174,605          735      (96,313)     115,382
Cash at beginning of period ..........................     252,367      426,972      426,972      427,707
                                                         ---------    ---------    ---------    ---------
Cash at end of period ................................   $ 426,972    $ 427,707    $ 330,659    $ 543,089
                                                         =========    =========    =========    =========
Supplemental information:
  Taxes paid in cash .................................   $   8,765    $  20,990    $   1,475    $  34,879
                                                         =========    =========    =========    =========
  Interest paid in cash ..............................   $  24,296    $  33,168    $   8,186    $   6,965
                                                         =========    =========    =========    =========


          See accompanying notes to the combined financial statements.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

      The Fertility Centers of Illinois, S.C. and its affiliated companies (the "Company") is a five physician group practice with six locations in the Chicago area. Four of the physicians own 100% of the common stock of the Company. The Company specializes in providing infertility and related ultrasound services in the Chicago area. The Company owns a 42.9% interest in IVF Illinois, Incorporated ("IVF Illinois") which provides in-vitro services. (See Note 8)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of combination:

      The accompanying combined financial statements of the Company comprise the accounts of the Fertility Centers of Illinois, S.C. and the following entities, each of which is owned by one of the physician shareholders of the Fertility Centers of Illinois, S.C. (the "affiliated companies"): F.R.E.A. Ultrasound Services, Ltd.; Fertility and Reproductive Medicine Associates, S.C.; Fertility and Reproductive Endocrinology Associates, S.C.; and Jacob Moise, M.D.S.C. The combination of these entities has been reflected at historical cost. All significant intercompany transactions have been eliminated. The Company accounts for its 42.9% interest in IVF Illinois under the equity method of accounting.

Interim results--

      In the opinion of management, accompanying unaudited interim financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position at March 31, 1997, and the results of operations and cash flows for the interim period presented. Operating results for the interim period are not necessarily indicative of results that may be expected for the year ending December 31, 1997.

Revenues and cost recognition:

      Revenues consist of services rendered for patients and are recognized upon performance of such services. Revenues are recorded on a net realizable basis after deducting contractual allowances and consist of patient fees for infertility and related services performed by the Company. Related direct costs are recognized in the period in which the clinical and/or laboratory services are rendered. Net realization is dependent upon benefits provided by the patient's insurance policy or agreements between the Company and third-party payors. Payments collected from patients in advance for services are included in patient deposits.

Cash and cash equivalents:

      The  Company  considers  all  highly  liquid   instruments  with  original
maturities of three months or less to be cash equivalents.

Patient accounts receivable and deposits:

      Patient accounts receivable represent receivables from patients for medical services provided by the Company. Such amounts are recorded net of contractual allowances and estimated bad debts. Contractual allowances were $389,021, $709,240 and $785,551 at December 31, 1995 and 1996 and March 31,
1997, respectively. Patient deposits represent patient deposits for medical services to be provided by the Company.

Fixed assets:

      Fixed assets are valued at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, generally five to ten years. Leasehold improvements are amortized over the shorter of the asset life or the remaining term of the lease. The Company periodically reviews the fair value of long-lived assets, the results of which have had no material effect on the Company's financial position or results of operations.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

      When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposition is recognized as a gain or loss. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

Income taxes:

      The Company accounts for income taxes utilizing the asset and liability approach. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

Financial instruments:

      The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and long-term debt, as reported in the accompanying combined balance sheet, approximates fair value.

Major payors:

      The majority of the Company's receivables and revenues at and during the years ended December 31, 1995 and 1996 and at and during the three months ended March 31, 1997 were from insurance companies. Revenues from one company approximated 22% for the year ended December 31, 1996.

Common stock:

      The Company has 4,050 shares of common stock outstanding at December 31, 1995 and 1996 and March 31, 1997, of which 3,000 shares each have a par value of $1; 1,000 shares have a stated value of $1,000; and 50 shares each have a par value of $10.

Use of estimates in the preparation of the combined financial statements:

      The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- FIXED ASSETS, NET:

      Fixed assets, net at December 31, 1995 and 1996 and March 31, 1997 consisted of the following:
                                           1995           1996         1997
                                           ----           ----         ----
                                                                    (unaudited)
Furniture, office and other equipment $   496,801    $   575,820    $   593,237
Medical equipment ...................     477,284        510,412        492,109
Leasehold improvements ..............     138,998        144,316        144,315
                                      -----------    -----------    -----------
   Total ............................   1,113,083      1,230,548      1,229,661
Less -- accumulated depreciation and
   amortization .....................    (507,057)      (632,086)      (643,814)
                                      -----------    -----------    -----------
                                      $   606,026    $   598,462    $   585,847
                                      ===========    ===========    ===========

      Depreciation and amortization expense totaled $112,517 and $137,146, respectively, for the years ended December 31, 1995 and 1996 and $32,925 and $33, 672, respectively, for the three months ended March 31, 1997 and 1996.

                       FERTILITY CENTERS OF ILLINOIS, S.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4 -- DEBT:

      Debt at December 31, 1995 and 1996 and March 31, 1997 consisted of the following:

                                          1995           1996           1997
                                          ----           ----           ----
                                                                    (unaudited)

Business term loan .............      $ 196,935       $ 321,628       $ 188,078
Business line of credit ........         50,000            --              --
                                      ---------       ---------       ---------
Total debt .....................        246,935         321,628         188,078
Less -- current portion ........       (246,935)       (162,060)       (158,172)
                                      ---------       ---------       ---------
Long-term debt .................      $   --          $ 159,568       $  29,906
                                      =========       =========       =========

      The Company amended an existing term loan and outstanding line of credit into a new business term loan ($427,814) in June 1996 with principal and interest payments of $13,505 due monthly. The bank maintains a first security interest in the Company's assets. Interest is fixed at 8.5%. The Company also maintains a $160,000 line of credit, none of which was outstanding at December 31, 1996 and March 31, 1997. The line of credit expired in March 1997 and was extended through March 1998.

NOTE 5 -- OPERATING LEASES:

      The Company leases certain office space and equipment under lease agreements extending one to five years.

      At December 31, 1996, the minimum lease payments for noncancelable operating leases in future years were as follows:

           1997 .................................................    $  406,378
           1998 .................................................       344,794
           1999 .................................................       226,649
           2000 and thereafter ..................................        57,274
                                                                     ----------
           Total minimum operating lease payments ...............    $1,035,095
                                                                     ==========

      Rent expense under operating leases was $227,712 and $463,428 for the years ended December 31, 1995 and 1996, respectively, and $117,170 and $117,304 for the three months ended March 31, 1997 and 1996, respectively.

NOTE 6 -- INCOME TAXES:

      The Company's tax provision primarily represents current federal and state income taxes for the years ended December 31, 1995 and 1996. The Company had no significant deferred tax assets or liabilities at December 31, 1995 and 1996.

      Certain of the affiliated companies have elected, under the Internal Revenue Code, S corporation status. As a result, no provision for federal income taxes has been included for these companies.

      The income tax provision differed from income taxes determined by applying the statutory federal income tax rate to the income from the years ended December 31, 1995 and 1996 as a result of the following:

                                                               1995        1996
                                                               ----        ----
Tax expense at federal statutory rate ..................        35%         35%
State income taxes, net of federal benefit .............         5%          5%
Rate differential for S corporation status .............       (13%)        (8%)
                                                               ---         ---
Provision for income taxes .............................        27%         32%
                                                               ===         ===

                       FERTILITY CENTERS OF ILLINOIS, S.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 -- COMMITMENTS AND CONTINGENCIES:

      The Company is subject to certain federal and state laws and regulations, many of which have not been the subject of judicial or regulatory interpretation. Management believes the Company's operations are in substantial compliance with applicable laws and regulations. Although an adverse review or determination by any such authority could be significant to the Company, management believes the effects of any such review or determination would not be material to the Company's financial condition or results of operations.

NOTE 8 -- RELATED PARTY TRANSACTIONS:

      The Company owns a 42.9% interest in IVF Illinois. The physicians of the Company perform certain procedures for IVF Illinois for which the Company receives a fee. Fees earned for the years ended December 31, 1995 and 1996 were $906,193 and $1,213,536, respectively, and fees earned for the three months ended March 31, 1996 and 1997, were $284,472 and $290,530, respectively, have been reflected in revenues, net in the statement of operations. Accounts receivable from IVF Illinois were $63,575, $106,312 and $114,280 at December 31, 1995 and 1996 and at March 31, 1997, respectively. The Company's interest in earnings of IVF Illinois was insignificant for the years ended December 31, 1995 and 1996 for the three months ended March 31, 1996 and 1997, respectively.

      The $100,000 note receivable at December 31, 1996 and March 31, 1997 represents a note receivable from one physician which is due on demand with interest payable of 6%.

      Physician compensation and benefits were $2,161,538 and $3,033,101 for the years ended December 31, 1995 and 1996, respectively, and $568,336 and $609,808 for the three months ended March 31, 1996 and 1997, respectively.

NOTE 9 -- EMPLOYEE BENEFIT PLANS:

      The Company has a defined benefit pension plan (the "plan") covering certain of the Company's physicians and certain employees as specified under the plan's eligibility requirements. The plan is funded through a trust agreement and has met the minimum funding requirements for 1995 and 1996, based on the funding requirements of U.S. federal governmental laws and regulations.

      Net periodic pension costs for the years ended December 31, 1995 and 1996 included the following components:

                                                           1995          1996
                                                           ----          ----
Service costs - benefits earned during period ......     $264,704     $ 278,176
Interest cost on projected benefit obligation ......         --          15,882
Actual return on assets ............................         --         (16,531)
Net amortization and deferral ......................         --           1,984
                                                         --------     ---------
Net periodic pension costs .........................     $264,704     $ 279,511
                                                         ========     =========

      The following table sets forth the plan's funded status at December 31, 1995 and 1996:

                                                               1995       1996
                                                               ----       ----
Actuarial present value of:
  Vested benefit obligations ............................   $ 182,385   $405,357
                                                            =========   ========
  Accumulated benefit obligation ........................   $ 264,704   $563,045
                                                            =========   ========
  Projected benefit obligations .........................   $ 264,704   $563,045
                                                            =========   ========
Plan assets at fair value ...............................   $    --     $534,360
Unrecognized net loss ...................................        --        6,874
                                                            ---------   --------
Projected benefit obligation in excess of plan assets ...   $ 264,704   $ 21,811
                                                            =========   ========

                       FERTILITY CENTERS OF ILLINOIS, S.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

      The assumptions used in the determination of net periodic pension cost and the plan's funded status for the years ended December 31, 1995 and 1996 were as follows:

                                                                 1995      1996
                                                                 ----      ----
Rate of increase in future compensation levels ............      0%        0%
Discount rate .............................................      7.65%     7.5%
Expected long-term rate of return on plan assets ..........      6.0%      6.0%

      The Company also maintains a profit sharing plan for certain physicians and employees of the Company. Contributions to the plan amounted to $39,696 and $47,346 for the years ended December 31, 1995 and 1996, respectively.

NOTE 10 -- SUBSEQUENT EVENT:

      On February 28, 1997, the Company entered into agreements with IntegraMed America, Inc. subject to certain conditions. Under the terms of these agreements, IntegraMed America, Inc. will acquire certain assets and receive the right to manage the Company over a twenty-year period. The closing of the agreements is subject to certain conditions including IntegraMed America, Inc. raising at least $6 million in capital.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
MPD Medical Associates (MA), P.C.

     In our opinion, the accompanying balance sheet and related statement of operations present fairly, in all material respects, the financial position of MPD Medical Associates (MA), P.C. (the "P.C.") at December 31, 1995 and 1996, and the results of its operations for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the P.C.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 5, a statement of cash flows has been excluded from the presentation of financial data related to the P.C., as under the terms of a management agreement, IntegraMed America, Inc. controls all cash inflows and outflows related to the P.C.'s operations.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

Stamford, Connecticut
February 24, 1997

                        MPD MEDICAL ASSOCIATES (MA), P.C.
                                  BALANCE SHEET
           (all dollar amounts in thousands, except per share amounts)

                                     ASSETS

                                                       December 31,   March 31,
                                                       ------------   ---------
                                                       1995   1996      1997
                                                       ----   ----      ----
                                                                     (unaudited)
Current assets:

  Cash ..............................................   $2     $2        $2
                                                        --     --        --
    Total current assets ............................    2      2         2
                                                        --     --        --
    Total assets ....................................   $2     $2        $2
                                                        ==     ==        ==
                              SHAREHOLDER'S EQUITY

Shareholder's equity:
Common Stock, $.01 par value -- 200,000
  shares authorized, issued and outstanding
  in 1995, 1996 and 1997, respectively...............   $2     $2        $2
                                                        --     --        --
    Total shareholder's equity ......................   $2     $2        $2
                                                        ==     ==        ==

               See accompanying notes to the financial statements.

                        MPD MEDICAL ASSOCIATES (MA), P.C.
                             STATEMENT OF OPERATIONS
                           (all amounts in thousands)

                                                                 For the three
                                       For the years ended        months ended
                                           December 31,             March 31,
                                   -------------------------- ------------------
                                    1994     1995     1996      1996       1997
                                   -------------------------- ------------------
                                                                   (unaudited)

Revenues, net (see Note 2).....    $5,960  $6,594   $7,063     $1,813     $1,653
Physician compensation ........       451     556    1,015        276        258
Management fee expense
   (see Notes 1 and 2) ........     5,509   6,038    6,048      1,537      1,395
                                  -------  ------  -------    -------    -------
Net income.....................   $  --    $ --    $  --      $  --      $  --
                                  =======  ======  =======    =======    =======

               See accompanying notes to the financial statements.

                        MPD MEDICAL ASSOCIATES (MA), P.C.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

     MPD Medical Associates (MA), P.C. (the "P.C.") is a medical practice located in the greater Boston, Massachusetts area which specializes in providing gynecology and infertility services. The P.C. is 100% owned by Patricia McShane, M.D.

     The P.C. is managed by IntegraMed America, Inc. ("INMD") a public physician practice management company. INMD has managed this practice since July 1988 and the term of its current management agreement with the P.C. (the "management agreement") expires in January 2006. Pursuant to the management agreement, the medical providers employed by the P.C. provide all medical services and INMD provides all management and administrative services to the P.C.'s medical practice. Under the management agreement, INMD has guaranteed physician compensation, or medical practice retainage, and is liable for all liabilities incurred by the P.C. and is at risk for any loss in the operation thereof. As compensation for its management services, the P.C. pays INMD any revenues remaining after payment of physician compensation. Out of these remaining revenues INMD pays all other costs of services related to the P.C. and the balance, if any, represents INMD's net management fee.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Revenue and cost recognition --

     Revenues consist of patient service revenues. Patient revenues are recorded on a net realizable basis after deducting contractual allowances and consist of patient fees collected by INMD on behalf of the P. C. for gynecology and infertility services performed by the P.C. Patient revenues and related direct costs are recognized in the period in which the clinical and/or laboratory services are rendered. Net realization is dependent upon benefits provided by the patient's insurance policy or agreements between the P.C. and the third party payor.

   Operating Assets and Liabilities --

     Under the management agreement, INMD owns all operating assets of the P.C. and is liable for all expenses and obligations of the P.C., therefore all operating assets and liabilities related to the P.C.'s operations are reported by INMD on its consolidated balance sheet.

   Fixed assets --

     INMD owns all of the fixed assets utilized by the P.C.'s medical providers.

   Management fee expense --

     Management fee expense represents payment to INMD for management and administrative services to the P.C.

   Use of estimates in the preparation of the financial statements --

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management of the P.C. to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Interim results --

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position at March 31, 1997, and the results of operations for the interim periods presented. Operating results for the interim period are not necessarily indicative of results that may be expected for the year ending December 31, 1997.

                        MPD MEDICAL ASSOCIATES (MA), P.C
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3 -- DEPENDENCE UPON REIMBURSEMENT BY THIRD PARTY PAYORS:

     In Massachusetts, state mandate requires insurance coverage of convential infertility services as well as certain assisted reproductive technology services. Approximately 85% to 91% of the P.C.'s revenues for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 were derived from revenues received from third party payors.

NOTE 4 -- RELATED PARTY INFORMATION:

     Patricia McShane, M.D., who owns 100% of the outstanding common stock of the P.C., has been a vice president of INMD in charge of Medical Affairs since September 1992.

NOTE 5 -- CASH FLOW INFORMATION:

     Under the management agreement INMD controls all cash inflows and outflows related to the P.C.'s operations, therefore all operating, investing, and financing cash flow activity is reported by INMD on its consolidated statement of cash flows.

NOTE 6 -- SUBSEQUENT EVENT (unaudited):

     Effective February 28, 1997, Patricia McShane, M.D. resigned as the vice president of INMD in charge of Medical Affairsand in March 1997 she became a director of INMD.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Placement Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no changes in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                            -----------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Prospectus Summary ........................................................    3
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   18
Dividend Policy ...........................................................   19
Price Range of Common Stock ...............................................   19
Capitalization ............................................................   20
Dilution ..................................................................   21
Selected Consolidated and Pro Forma
  Combined Financial Data .................................................   22
Unaudited Pro Forma Combined
  Financial Information ...................................................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ..............................................................   30

Business ..................................................................   40
Management ................................................................   58
Certain Transactions ......................................................   66
Principal Stockholders ....................................................   67
Description of Capital Stock ..............................................   69
Shares Eligible for Future Sale ...........................................   73
Plan of Distribution ......................................................   74
Legal Matters .............................................................   74
Experts ...................................................................   75
Available Information .....................................................   75

Index to Financial Statements .............................................  F-1

================================================================================


================================================================================


                                6,400,000 Shares


                                     [LOGO]
                                 INTEGRAMED (R)
                                    AMERICA


                                  Common Stock




                            -----------------------

                                   PROSPECTUS

                            -----------------------



                      Vector Securities International, Inc.

                                              , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than Placement Agent's fee) are as follows:

                                                                     Amount
                                                                     -------

      SEC Registration Fee ................................       $  3,030.30
      NASD Filing Fee .....................................          1,500.00
      Nasdaq Listing Fee ..................................         17,500.00
      Printing and Engraving Expenses .....................        175,000.00
      Accounting Fees and Expenses ........................        100,000.00
      Legal Fees and Expenses .............................        175,000.00
      Blue Sky Fees and Expenses ..........................         20,000.00
      Transfer Agent's Fees and Expenses ..................          2,000.00
      Miscellaneous Expenses ..............................          5,969.70
                                                                  -----------
            Total .........................................       $500,000.00
                                                                  ===========

Item 14.  Indemnification of Directors and Officers

     The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the DGCL. Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Certificate of Incorporation, By-laws and the DGCL, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Registrant are to be indemnified against certain liabilities. The Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

     Reference is made to Section 7(b) of the Placement Agency Agreement (Exhibit 1.1) which provides for indemnification by the Placement Agent of the Registrant, its officers and directors.

Item 15.  Recent Sales of Unregistered Securities

     The following sets forth all of the unregistered sales of securities by the Registrant during the past three years.

     1. In connection with the Registrant's conversion offer of its Convertible Preferred Stock, in October 1994, the Registrant issued warrants to purchase 70,826 shares of Common Stock to Raymond James & Associates, Inc., with an exercise price of $1.25.

     2. In June 1996, the Registrant consummated the acquisition of all of the outstanding stock of three related Florida corporations. The Registrant issued 666,666 shares of Common Stock as partial payment of the consideration for this acquisition.

     3. In January 1997, the Registrant consummated the acquisition of certain assets of and the right to manage Bay Area Fertility and Gynecology Medical Group. The Registrant issued 333,333 shares of Common Stock as partial payment of the consideration for this acquisition.

     4. In June 1997, the Registrant consummated the acquisition of certain assets of and the right to manage the Reproductive Sciences Medical Center, Inc. The Registrant issued 145,454 shares of Common Stock as partial payment of the consideration for this acquisition.

     5. In June 1997, the Registrant issued 41,058 shares of Common Stock to the MPD Medical Associates, P.C., as partial payment of the consideration for entering into a new management agreement relating to the Long Island Network Site.

     The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Except as otherwise indicated, the sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit
Number                                 Exhibit
-------                                -------

1.1       --   Form of Placement  Agency Agreement with form of Escrow Agreement as an exhibit thereto**

3.1(a)    --   Amended and Restated  Certificate of  Incorporation of Registrant
               effecting, inter alia, reverse stock split (ii)

3.1(b)    --   Certificate of Amendment of the Certificate of  Incorporation  of
               Registrant  increasing  authorized  capital stock by  authorizing
               Preferred Stock (ii)

3.1(c)    --   Certificate of  Designations  of Series A Cumulative  Convertible
               Preferred Stock (ii)

3.1(d)    --   Amendment to Amended and Restated  Certificate  of  Incorporation
               changing Registrant's name to IntegraMed America, Inc.**

3.2       --   Copy of By-laws of Registrant (i)

3.2(a)    --   Copy of  By-laws  of  Registrant  (As  Amended  and  Restated  on
               December 12, 1995) (xi)

4.1       --   Warrant Agreement of Robert Todd Financial Corporation. (i)

4.2       --   Copy of Warrant,  as  amended,  issued to IG  Laboratories,  Inc.
               (currently  known as  Genzyme  Genetics,  a  division  of Genzyme
               Corp.). (i)

4.3       --   RAS Securities  Corp. and ABD  Securities  Corporation's  Warrant
               Agreement. (ii)

4.4       --   Form of Warrants issued to Raymond James & Associates, Inc. (vii)

4.5       --   Form  of  Warrant  issuable  to  Vector Securities International,
               Inc.*


5.1       --   Opinion of Bachner, Tally, Polevoy & Misher LLP**


10.1      --   Copy of  Registrant's  1988 Stock Option Plan,  including form of option (i)

Exhibit
Number                                 Exhibit
-------                                -------

10.2      --   Copy of  Registrant's  1992 Stock Option Plan,  including form of option (i)

10.4      --   Severance Agreement between Registrant and Vicki L. Baldwin (i)

10.4(a)   --   Copy of Change in Control Severance  Agreement between Registrant and Vicki L. Baldwin (vii)

10.5(a)   --   Copy of Severance  Agreement with Release between  Registrant and
               David J. Beames (iv)

10.6      --   Severance arrangement between Registrant and Donald S. Wood (i)

10.6(a)   --   Copy of Executive  Retention  Agreement  between  Registrant  and
               Donald S. Wood, Ph.D. (viii)

10.7      --   Copy of lease for Registrant's executive offices in Purchase, New
               York (viii)

10.8      --   Copy of Lease  Agreement for medical office in Mineola,  New York
               (i)

10.8(a)   --   Copy of new 1994 Lease  Agreement for medical  office in Mineola,
               New York (v)

10.8(b)   --   Copy of Letter of Credit in favor of Mineola Pavilion Associates,
               Inc. (viii)

10.9      --   Copy of  Service  Agreement  for  ambulatory  surgery  center  in
               Mineola, New York (i)

10.10     --   Copy of Agreement with MPD Medical Associates, P.C. for Center in
               Mineola, New York (i)


10.10     --   Copy of Agreement with MPD Medical Associates, P.C. for Center in
               Mineola,  New York dated  September 1, 1994 (relating to the Long
               Island Network Site) (vii)

10.10(a)  --   Copy of Agreement with MPD Medical Associates, P.C. for Center in
               Mineola,  New York dated  September 1, 1994 (relating to the Long
               Island Network Site) (vii)

10.11     --   Copy of Service Agreement with United Hospital (i)

10.12     --   Copy of  Service  Agreement  with  Waltham  Weston  Hospital  and
               Medical Center (i)

10.15(a)  --   Copy of post-Dissolution  Consulting Agreement between Registrant and Allegheny General Hospital (vi)

10.18(a)  --   Copy  of  post-Dissolution   Consulting,   Training  and  License
               Agreement  between  Registrant and Henry Ford Health Care Systems
               (iii)

10.19     --   Copy of Guarantee Agreement with Henry Ford Health System (i)

10.20     --   Copy of Service Agreement with Saint Barnabas  Outpatient Centers for  center  in  Livingston,  New  Jersey  (i)  10.21  -- Copy of
               Agreement  with  MPD  Medical  Associates,  P.C.  for  center  in
               Livingston, New Jersey (i)

10.22     --   Copy of Lease  Agreement for medical  offices in Livingston,  New
               Jersey (i)

10.23     --   Form  of  Development   Agreement   between   Registrant  and  IG
               Laboratories  Inc.  (currently  known  as  Genzyme  Genetics,   a
               division of Genzyme Corp.) (i)

10.24     --   Copy  of  Research   Agreement  between   Registrant  and  Monash
               University (i)

10.24(a)  --   Copy  of  Research   Agreement  between   Registrant  and  Monash
               University (ix)

10.28     --   Copy  of  Agreement  with   Massachusetts   General  Hospital  to
               establish the Vincent Center for Reproductive Biology and a Technical Training Center (ii)

10.29     --   Copy of  Agreement  with  General  Electric  Company  relating to
               Registrant's training program (ii)

10.30     --   Copy of Indemnification Agreement between Registrant and Philippe
               L. Sommer (vii)

10.31     --   Copy of Employment Agreement between Registrant and Gerardo Canet
               (vii)

Exhibit
Number                                 Exhibit
-------                                -------

10.31(a)  --   Copy of Change in Control Severance  Agreement between Registrant and Gerardo Canet (vii)

10.31(b)  --   Copy of the  Amendment of Change in Control  Severance  Agreement
               between Registrant and Gerardo Canet (viii)

10.33     --   Copy of Change in Control Severance  Agreement between Registrant and Dwight P. Ryan (vii)

10.35     --   Revised Form of Dealer Manager Agreement  between  Registrant and
               Raymond James Associates, Inc. (vii)

10.36     --   Copy of  Agreement  between  MPD  Medical  Associates,  P.C.  and
               Patricia Hughes, M.D. (vii)

10.37     --   Copy of Agreement  between IVF America (NJ) and Patricia  Hughes,
               M.D. (vii)

10.38     --   Copy of Management  Agreement  between Patricia M. McShane,  M.D.
               and IVF America (MA), Inc. (vii)

10.38(a)  --   Management   Agreement   between   Registrant   and  MPD  Medical
               Associates  (MA) P.C.  dated  January  1, 1996  (relating  to the
               Boston Network Site).**

10.39     --   Copy of Sublease Agreement for medical office in North Tarrytown,
               New York (viii)

10.40     --   Copy of Executive  Retention  Agreement  between  Registrant  and
               Patricia M. McShane, M.D. (viii)

10.41     --   Copy of Executive Retention Agreement between Registrant and Lois
               Dugan (viii)

10.42     --   Copy of Executive  Retention Agreement between Registrant and Jay
               Higham (viii)

10.43     --   Copy of Service Agreement  between  Registrant and Saint Barnabas
               Medical Center (relating to the New Jersey Network Site) (ix)

10.44     --   Asset Purchase Agreement among Registrant,  Assisted Reproductive
               Technologies,  P.C. d/b/a Main Line Reproductive  Science Center,
               Reproductive  Diagnostics,  Inc.  and  Abraham  K.  Munabi,  M.D.
               (relating to the Philadelphia Network Site) (ix)

10.44(a)  --   Management  Agreement among Registrant and Assisted  Reproductive
               Technologies, P.C. d/b/a Main Line Reproductive Science Center and Reproductive Diagnostics, Inc. (relating to the Philadelphia
               Network Site) (ix)

10.44(b)  --   Physician  Service   Agreement   between  Assisted   Reproductive
               Technologies P.C. d/b/a Main Line Reproductive Science Center and
               Abraham K. Munabi,  M.D.  (relating to the  Philadelphia  Network
               Site) (ix)

10.45     --   Copy of Executive  Retention  Agreement  between  Registrant  and
               Stephen Comess (x)

10.46     --   Copy of Executive  Retention  Agreement  between  Registrant  and
               Peter Callan (x)

10.47     --   Management  Agreement  between  Registrant and Robert Howe, M.D.,
               P.C. (relating to the Long Meadow Network Site) (x)

10.47(a)  --   P.C. Funding Agreement  between  Registrant and Robert Howe, M.D.
               (relating to the Long Meadow Network Site) (x)

10.48     --   Management Agreement among Registrant and Reproductive  Endocrine
               Fertility  Consultants,  P.A. and Midwest  Fertility  Foundations
               Laboratory, Inc. (relating to the Kansas City Network Site) (x)

10.48(a)  --   Asset  Purchase   Agreement  among  Registrant  and  Reproductive
               Endocrine & Fertility  Consultants,  Inc.  and Midwest  Fertility
               Foundations  &  Laboratory,  Inc.  (relating  to the Kansas  City
               Network Site) (x)

10.49     --   Copy of  Sublease  Agreement  for  office  space in Kansas  City,
               Missouri (relating to the Kansas City Network Site) (x)

Exhibit
Number                                 Exhibit
-------                                -------

10.50     --   Copy of Lease  Agreement  for office  space in  Charlotte,  North
               Carolina (x)

10.51     --   Copy  of  Contract  Number  DADA15-96-C-0009  as  awarded  to IVF
               America,  Inc. by the  Department  of the Army,  Walter Reed Army
               Medical  Center for In Vitro  Fertilization  Laboratory  Services
               (relating to the Walter Reed Network Site) (xi)

10.52     --   Agreement and Plan of Merger By and Among IVF America, Inc., INMD
               Acquisition Corp., The Climacteric Clinic,  Inc., Midlife Centers
               of  America,   Inc.,  Women's  Research  Centers,  Inc.,  America
               National  Menopause   Foundation,   Inc.  and  Morris  Notelovitz
               (relating to the AWM Network Site) (xii)

10.53     --   Employment  Agreement between Morris Notelovitz,  M.D., Ph.D. and
               Registrant (xii)

10.54     --   Physician Employment  Agreement between Morris Notelovitz,  M.D.,
               Ph.D., and INMD Acquisition Corp. ("IAC"), a Florida corporation and wholly owned subsidiary of Registrant ("INMD") (relating to the AWM Network Site) (xii)

10.55     --   Management  Agreement between  Registrant and W.F. Howard,  M.D.,
               P.A. (relating to the Dallas Network Site) (xii)

10.56     --   Asset Purchase Agreement between Registrant and W.F. Howard M.D.,
               P.A. (relating to the Dallas Network Site) (xii)

10.57     --   Business Purposes  Promissory Note dated September 8, 1993 in the amount of $100,000 (xiii)

10.58     --   Business Purposes  Promissory Note dated November 18, 1994 in the amount of $64,000 (xiii)

10.59     --   Guaranty Agreement (xiii)

10.60     --   Security Agreement (Equipment and consumer goods) (xiii)

10.61     --   Management  Agreement  dated  January  7,  1997  by  and  between
               Registrant and Bay Area  Fertility and Gynecology  Medical Group,
               Inc. (relating to the Bay Area Acquisition) (xiv)

10.62     --   Asset  Purchase  Agreement  dated  January 7, 1997 by and between
               Registrant and Bay Area Fertility and Gynecology Medical Group, a
               California  partnership.  (relating to the Bay Area  Acquisition)
               (xiv)

10.63     --   Physician  Employment Agreement between Robin E. Markle, M.D. and
               Women's Medical & Diagnostic  Center,  Inc.  (relating to the AWM
               Network Site) (xv)

10.64     --   Physician  Employment  Agreement  between W. Banks Hinshaw,  Jr.,
               M.D. and Women's Medical & Diagnostic Center, Inc. (relating to the AWM Network Site) (xv)

10.65     --   Agreement  between  Registrant,   Women's  Medical  &  Diagnostic
               Center, Inc., f/k/a INMD Acquisition Corp, and Morris Notelovitz,
               M.D. (relating to the AWM Network Site) (xv)

10.66     --   Personal  Responsibility  Agreement between Registrant,  Bay Area
               Fertility and Gynecology Medical Group, Inc. and Donald I. Galen,
               M.D. (relating to the Bay Area Acquisition) (xv)

10.67     --   Personal  Responsibility  Agreement between Registrant,  Bay Area
               Fertility  and  Gynecology  Medical  Group,  Inc.  and  Louis  N.
               Weckstein, M.D. (relating to the Bay Area Acquisition) (xv)

10.68     --   Personal  Responsibility  Agreement between Registrant,  Bay Area
               Fertility and Gynecology Medical Group, Inc. and Arnold Jacobson,
               M.D. (relating to the Bay Area Acquisition) (xv)

10.69     --   Executive  Retention  Agreement  between  Registrant and Glenn G.
               Watkins (xv)

Exhibit
Number                                 Exhibit
-------                                -------

10.70     --   Management  Agreement between Registrant and Fertility Centers of
               Illinois,  S.C.  dated February 28, 1997 (relating to the Pending
               Acquisition)**

10.71     --   Asset Purchase Agreement between Registrant and Fertility Centers of  Illinois,  S.C.  dated  February  28, 1997  (relating  to the
               Pending Acquisition)**

10.72     --   Physician-Shareholder   Employment  Agreement  between  Fertility
               Centers  of  Illinois,  S.C.  and Aaron S.  Lifchez,  M.D.  dated
               February 28, 1997 (relating to the Pending Acquisition)**

10.73     --   Physician-Shareholder   Employment  Agreement  between  Fertility
               Centers of Illinois,  S.C. and Brian Kaplan,  M.D. dated February
               28, 1997 (relating to the Pending Acquisition)**

10.74     --   Physician-Shareholder   Employment  Agreement  between  Fertility
               Centers of Illinois,  S.C. and Jacob Moise,  M.D.  dated February
               28, 1997 (relating to the Pending Acquisition)**

10.75     --   Physician-Shareholder   Employment  Agreement  between  Fertility
               Centers of Illinois,  S.C. and Jorge Valle,  M.D.  dated February
               28, 1997 (relating to the Pending Acquisition)**

10.76     --   Personal  Responsibility  Agreement among  Registrant,  Fertility
               Centers  of  Illinois,  S.C.  and Aaron S.  Lifchez,  M.D.  dated
               February 28, 1997 (relating to the Pending Acquisition)**

10.77     --   Personal  Responsibility  Agreement among  Registrant,  Fertility
               Centers of Illinois,  S.C. and Jacob Moise,  M.D.  dated February
               28, 1997 (relating to the Pending Acquisition)**

10.78     --   Personal  Responsibility  Agreement among  Registrant,  Fertility
               Centers of Illinois,  S.C.  and Brian  Kaplan dated  February 28,
               1997 (relating to the Pending Acquisition)**

10.79     --   Personal  Responsibility  Agreement among  Registrant,  Fertility
               Centers of Illinois,  S.C. and Jorge Valle,  M.D.  dated February
               28, 1997 (relating to the Pending Acquisition)**

10.80     --   Amendment to Contract Number  DADA15-96-C-009  between Registrant and the Department of the Army, Walter Reed Army Medical Center for In Vitro Fertilization Laboratory Services. (relating to the
               Walter Reed Network Site)**

10.81     --   Management Agreement between Registrant and Reproductive Sciences
               Medical Center, Inc. (relating to the San Diego Acquisition)**

10.82     --   Asset Purchase  Agreement between  Registrant and Samuel H. Wood,
               M.D., Ph.D. (relating to the San Diego Acquisition)**

10.83     --   Personal  Responsibility  Agreement between Registrant and Samual
               H. Wood, M.D., Ph.D. (relating to the San Diego Acquisition)**

10.84     --   Physician-Shareholder  Employment  Agreement between Reproductive
               Sciences  Medical Center,  Inc. and Samuel H. Wood,  M.D.,  Ph.D.
               (relating to the San Diego Acquisition)**

10.85     --   Physician-Shareholder  Employment  Agreement between Reproductive
               Endocrine & Fertility Consultants, P.A. and Elwyn M. Grimes, M.D.
               (relating to the Kansas City Network Site)**

10.86     --   Amendment  to  Management   Agreement   between   Registrant  and
               Reproductive Endocrine & Fertility Consultants, P.A. (relating to the Kansas City Network Site)**

10.87     --   Amendment  to  Management   Agreement   between   Registrant  and
               Fertility Centers of Illinois, S.C. dated May 2, 1997 (relating to the Pending Acquisition)**

Exhibit
Number                                 Exhibit
-------                                -------

10.88     --   Management   Agreement   between   Registrant   and  MPD  Medical
               Associates,  P.C. dated June 2, 1997 (relating to the Long Island
               Network Site)**

10.89     --   Physician-Shareholder  Employment  Agreement  between MPD Medical
               Associates P.C. and Gabriel San Roman, M.D. (relating to the Long
               Island Network Site)**

10.90     --   Amendment No. 2 to Management  Agreement  between  Registrant and
               Fertility  Centers  of  Illinois,   S.C.  dated  June  18,  1997.
               (relating to the Pending Acquisition)**


10.91     --   Commitment  Letter  dated June 30, 1997  between  Registrant  and
               First Union National Bank**


11        --   Computation of Net Loss Per Share**

21.1      --   Subsidiaries of Registrant (xv)

23.1      --   Consent of  Bachner,  Tally,  Polevoy & Misher LLP  (Included  as
               Exhibit 5.1)

23.2      --   Consent of Price Waterhouse LLP (Included in this Part II)

24        --   Powers of Attorney (Included in this Part II)

     (b) Schedules

     Schedule II -- Valuation and Qualifying Accounts (Included in this Part II)

----------
(i)    Filed  as  Exhibit  with  identical   exhibit   number  to   Registrant's
       Registration Statement on Form S-1 (Registration No. 33-47046) and incorporated herein by reference thereto.

(ii)   Filed  as  Exhibit  with  identical   exhibit   number  to   Registrant's
       Registration Statement on Form S-1 (Registration No. 33-60038) and incorporated herein by reference thereto.

(iii) Filed as Exhibit with identical exhibit number to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1994 and incorporated herein by reference thereto.

(iv) Filed as Exhibit with identical exhibit number to Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1994 and incorporated herein by reference thereto.

(v) Filed as Exhibit with identical exhibit number to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1994 and incorporated herein by reference thereto.

(vi) Filed as Exhibit with identical exhibit number to Registrant's Annual Report on Form 10-K for the period ended December 31, 1993.

(vii)  Filed  as  Exhibit  with  identical   exhibit   number  to   Registrant's
       Registration Statement on Form S-4 (Registration No. 33-82038) and incorporated herein by reference thereto.

(viii) Filed as Exhibit with identical exhibit number to Registrant's Annual Report on Form 10-K for the period ended December 31,1994.

(ix) Filed as Exhibit with identical exhibit number to Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995.

(x) Filed as Exhibit with identical exhibit number to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1995.

(xi) Filed as Exhibit with identical exhibit number to Registrant's Annual Report on Form 10-K for the period ended December 31, 1995.

(xii) Filed as Exhibit with identical exhibit number to Registrant's Current Report on Form 8-K dated June 20, 1996.

(xiii) Filed as Exhibit with identical exhibit number to Registrant's Current Report on Form 8-K/A dated August 20, 1996.

(xiv) Filed as Exhibit with identical exhibit number to Registrant's Current Report on Form 8-K dated January 20, 1997.

(xv) Filed as Exhibit with identical exhibit number to Registrant's Annual Report on Form 10-K for the period ended December 31, 1996.

----------
*    To be filed by amendment

**   Previously filed

Item 17. Undertakings

     Undertaking Required by Regulation S-K, Item 512(h).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Undertakings required by Regulation S-K, Item 512(i).

     The undersigned Registrant hereby undertakes that:

     (1)For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 24, 1997 relating to the consolidated financial statements of IntegraMed America, Inc., our report dated March 24, 1997 relating to the financial statements of Bay Area Fertility and Gynecology Medical Group, and our report dated April 28, 1997 relating to the combined financial statements of Fertility Centers of Illinois, S.C., and its affiliates and our report dated February 24, 1997 relating to the financial statements of MPD Medical Associates (MA), P.C. which appear in such Prospectus. We also consent to the application of such reports to the Financial Statement Schedule for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our reports. The audits referred to in such reports also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

Stamford, CT

July 30, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York on the 30th day of July, 1997.

                                       INTEGRAMED AMERICA, INC.

                                                  /S/ GERARDO CANET
                                   ---------------------------------------------
                                   By: Gerardo Canet, President, Chief Executive
                                       Officer and Director

                                    SIGNATURE

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                           Title                   Date
          ---------                           -----                   ----

      /S/ GERARDO CANET             President, Chief Executive     July 30, 1997
-----------------------------         Officer and Director
        Gerardo Canet                 (Principal Executive
                                      Officer)


     /S/ DWIGHT P. RYAN             Vice President,                July 30, 1997
-----------------------------         Chief Financial Officer
       Dwight P. Ryan                 (Principal Financial and
                                      Accounting Officer)


              *                     Director                       July 30, 1997
-----------------------------
      Vicki L. Baldwin


              *                     Director                       July 30, 1997
-----------------------------
   Elliot D. Hillback, Jr.


              *                     Director                       July 30, 1997
-----------------------------
     Sarason D. Liebler


              *                     Director                      July 30, 1997
-----------------------------
  Patricia M. McShane, M.D.


              *                     Director                       July 30, 1997
-----------------------------
    Lawrence J. Stuesser


     /S/ DWIGHT P. RYAN
-----------------------------
     *By: Dwight P. Ryan
          Attorney-in-Fact

                                                                    SCHEDULE II

                            INTEGRAMED AMERICA, INC.
                        VALUATION AND QUALIFYING ACCOUNTS

                                                      Additions-
                                      Balance at      Charged to                    Balance
                                       Beginning      Costs and                     at End
                                       of Period      Expenses      Deductions(1)  of Period
                                       ---------      --------      -----------    --------

IntgraMed America, Inc.:

Year Ended December 31, 1996
Allowance for doubtful accounts ....   $ 89,000       $344,000       $124,000       $309,000

Year Ended December 31, 1995
Allowance for doubtful accounts ....   $125,000       $119,000       $155,000       $ 89,000

Year Ended December 31, 1994
Allowance for doubtful accounts ....   $193,000       $289,000       $357,000       $125,000

Bay Area Fertility and Gynecology
  Medical Group:

Year Ended December 31, 1996
Allowance for doubtful accounts ....   $ 12,000       $   --              $--       $ 12,000

Fertility Centers of Illinois, S.C.:

Year Ended December 31, 1996
Allowance for doubtful accounts ....   $ 82,000       $ 83,000            $--       $165,000

Year Ended December 31, 1995
Allowance for doubtful accounts ....   $ 41,000       $ 41,000            $--       $ 82,000

---------------------
(1)  Uncollectible accounts written off.


                                      S-1